AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON August 10, 2001


                           REGISTRATION NO. 333-92445

          -------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549
                            ------------------------
                               AMENDMENT NO. 6 TO


                                   FORM S-4/A

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             -----------------------

                       Sixth Business Service Group, Inc.
             (Exact name of registrant as specified in its charter)


      Delaware                           6770                     59-3671568

State or other jurisdiction         PRIMARY STANDARD           I.R.S. Employer
of Incorporation or             INDUSTRIAL CLASSIFICATION    Identification  No.
organization                         CODE NUMBER



                             860 Parkview Boulevard
                                Lombard, IL 60148
                                  630.705.9055

Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Joseph E. Wharram
                                    PRESIDENT
                          Sixth Business Service Group
                             860 Parkview Boulevard
                                Lombard, IL 60148
                             TELEPHONE: 630.705.9055

(Name, address, including zip code, and telephone number, including area code, of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As promptly as practicable after this registration statement becomes effective and after the closing of the proposed merger described in this registration statement.

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b), under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

================================================================================

                         CALCULATION OF REGISTRATION FEE

=========================== ================= ========================= =========================== =================
  Title of each class of                              Proposed              Proposed maximum          Amount of
     securities to be           Amount to         maximum offering       aggregate offering          registration
        registered            be registered         price per unit              price                   fee
=========================== ================= ========================= =========================== =================
      Common Stock,
   $0.01 per share par       15,000,000(1)              N/A                        N/A                       (2)
        value
=========================== ================= ========================= =========================== =================

       (1)The maximum number of shares of common stock of Registrant which may be issued to former holders of shares of common stock of Telesource International, Inc. pursuant to the merger described herein.

       (2)A filing fee of $2,325.56 has previously  been paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

================================================================================

                                   PROSPECTUS
                       Sixth Business Service Group, Inc.

                        15,000,000 shares of common stock

                              INFORMATION STATEMENT
                         Telesource International, Inc.

This Prospectus\Information Statement is being furnished to the holders of common stock of Telesource International, Inc., a Delaware corporation, in connection with the solicitation of consents by the Board of Directors of Telesource International, Inc. Telesource International, Inc. is seeking stockholder approval of the proposed merger of Telesource International, Inc. with and into Sixth Business Service Group, Inc., a Delaware corporation. This Prospectus\Information Statement also constitutes a prospectus of Sixth Business with respect to the shares of Sixth Business to be issued in the merger.

As a result of the merger, each outstanding share of Telesource common stock, other than dissenting shares, as discussed later in this document, will be exchanged for one share of Sixth Business common stock. When the merger closes, Sixth Business, the surviving entity to the merger, will change its name to "Telesource International, Inc."

Although there is no current market for the securities of Sixth Business or Telesource International, Inc., it is anticipated that a request will be made by an NASD market maker to have the securities of the surviving company qualified for quotation on the OTC Bulletin Board following the closing of the merger. Stockholders of Telesource International, Inc. should be aware, however, that a trading market may never develop, or if it develops, may not be sustained.

Structuring the transaction as a reverse merger allows Sixth Business to register shares to be issued in the merger to stockholders of Telesource International under the Securities Act of 1933 on Form S-4. This registration statement serves the following purposes:

       o After the merger, Sixth Business will continue to be a "reporting company" under the Securities Exchange Act of 1934 which is a prerequisite to having its securities qualified for quotation on the OTC Bulletin Board.

       o The merger and subsequent listing on the OTC Bulletin Board facilitates the ability of non-insider stockholders of Telesource International who currently hold restricted securities to resell their securities because they will own registered securities that are not subject to the resale restrictions of Rule 144.

Written consents are being solicited from stockholders of Telesource. No consents will be solicited or accepted until after the effective date of this Information Statement/Prospectus.

Stockholders of Telesource International, Inc. who do not vote for the merger have dissenters' rights under Delaware law. These rights are described in detail beginning on page 26.

The merger presents risks. You should review Risk Factors beginning on page 10.


Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved the Sixth Business common stock to be issued in the merger or determined if this Prospectus/Information Statement is truthful or complete. Any representation to the contrary is a criminal offense.

The Prospectus/Information Statement is being sent to Telesource International stockholders on ____, 2001.

                                TABLE OF CONTENTS


RISK FACTORS...............................................................  10
MERGER TRANSACTION.........................................................  17
MANAGEMENT'S DISCUSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS........................................  31
TELESOURCE INTERNATIONAL'S BUSINESS........................................  51
TELESOURCE INTERNATIONAL'S MANAGEMENT......................................  58
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................  62
TELESOURCE INTERNATIONAL'S PRINCIPAL STOCKHOLDERS..........................  63
SIXTH BUSINESS'S BUSINESS..................................................  65
DESCRIPTION OF SIXTH BUSINESS CAPITAL STOCK................................  67
COMPARISON OF RIGHTS OF SIXTH BUSINESS STOCKHOLDERS AND
TELESOURCE INTERNATIONAL STOCKHOLDERS......................................  68
AVAILABLE INFORMATION......................................................  69
EXPERTS....................................................................  70
APPENDIX A: MERGER AGREEMENT............................................... 114
APPENDIX B: DISENTERS' RIGHTS UNDER DELAWARE LAW........................... 140
SIGNATURES................................................................. 150
EXHIBIT INDEX.............................................................. 151

                                     SUMMARY

This Prospectus\Information Statement provides information relating both to Telesource International, Inc. and subsidiaries and Sixth Business, prior to the merger, and relating to the surviving entity to the merger that will carry on the business of these entities following the merger. When reference is made herein to an entity as "we," "us," "our," or any other similar words, except where the context of the reference requires otherwise, that reference will be, as applicable, to Sixth Business.

This summary provides a brief overview of the key aspects of this offering.

The Parties to the Merger

Sixth Business Service Group, Inc.
----------------------------------
860 Parkview Boulevard
Lombard, IL 60148
630.705.9055


Sixth Business is a Delaware corporation formed in June 2001. Sixth Business is the successor company to Sixth Business Service Group, Inc., a Florida corporation, formed in April 1999. The predecessor entity merged with Sixth Business solely for the purpose of reincorporating in the State of Delaware. Sixth Business is subject to the reporting requirements of the Securities Exchange Act of 1934. Sixth Business has one stockholder. Sixth Business has no assets or operations. Sixth Business was formed to acquire a non-reporting company such as Telesource International.

Telesource International, Inc.
860 Parkview Blvd.
Lombard, IL 60148
Telephone:  630.620.4787

Telesource International was incorporated in Delaware in 1994. Telesource International is an international engineering and construction company and has three main operating segments:

       o  Construction  services

       o  Trading activities

       o  Power generation and construction of power plants

In the Commonwealth of Mariana Islands, Telesource International operates a diesel fired electric power generation plant for the sale of electricity to the local power grid. Power generation activities commenced in March 1999. Its facility in Lombard, Illinois handles the procurement, export and shipping of U.S. fabricated products for use by its subsidiaries or for resale to customers outside of the United States.

Telesource International's business operations are handled principally through its three subsidiaries. Telesource CNMI Inc. handles construction and management of power facilities on the Island of Tinian, in the Commonwealth of Northern Mariana Islands, a U.S. possession. Telesource CNMI, Inc. also has an export trading branch office in Guam, Telesource International Pacifica and Pacifica Power Resources. Commsource International Inc. is an international export company that handles procurement, export and shipping of U.S. fabricated products for use by its subsidiaries or for resale to customers outside of the U.S. The business activities of Commsource have been assumed by Telesource and Commsource is expected to be closed during 2001. Telesource Fiji, Ltd. handles Telesource International's construction activities in Fiji.

Telesource   International   was   originally   formed  to  facilitate   various
intra-corporate activities and, until July 1999, was a wholly owned subsidiary of SHBC, a Kuwait-based civil, electrical and mechanical construction company.

Merger Matters

Each outstanding share of Telesource International common stock, other than dissenting shares, as discussed later in this document, will be exchanged for one share of Sixth Business common stock. Sixth Business will be the surviving company to the merger though Sixth Business will change its name following the merger to "Telesource International, Inc."

77.6% of Telesource International's shares are held by Sayed Hamid Behbehani & Sons Co. W.L.L. and its affiliated persons and entities. A majority vote of the issued and outstanding shares is required to approve the merger. The following table contains comparative share information for stockholders of Telesource International and Sixth Business immediately after the closing of the merger.


                             The former stockholders           The current stockholder
                           of Telesource International            of Sixth Business          Total
                         ---------------------------------- ------------------------------ ------------------
          Number                   15,000,000                        100,000(*)              15,100,000
          Percentage                       99                              1                 100%


(*) The sole shareholder of Sixth Business has, however, agreed to surrender these shares upon the effectivness of the merger for no consideration, resulting in the former stockholders of Telesource International owning 100% of the surviving entity.

       o The respective boards of directors of Sixth Business and Telesource recommend approving the merger to their respective stockholders.

       o The respective boards of directors of Sixth Business and Telesource each believe that the merger is fair and in the best interests of their respective stockholders.

       o The board of directors of Telesource International has not obtained an opinion from an independent advisor that the Sixth Business's shares to be received by Telesource's stockholders is fair from a financial point of view to Telesource's stockholders.

Dissenters' rights

If the merger is approved, rights of appraisal exist under Delaware law for any Telesource International stockholder who does not consent to the merger and delivers to Telesource International a written demand for appraisal in accordance with Section 262 of the Delaware General Corporation Law. If you wish to exercise your rights of appraisal, we encourage you to read the more detailed discussion of appraisal rights beginning on page 26.

Federal income tax consequences

The merger has been structured to qualify as a tax-free reorganization under the Internal Revenue Code of 1986. See "Merger Transaction - Material Federal Income Tax Consequences" for a more detailed discussion of the tax issues relating to the merger. Notwithstanding this discussion, tax matters are very complicated and the tax consequences of the merger to you will depend on the facts and circumstances of your own situation. You should consult your tax advisors for a full understanding of the tax consequences of the merger to you.

Selected Historical Financial Information

Telesource International, Inc.

The following selected financial data for the three months ended March 31, 2001 and 2000 and for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 is derived from the consolidated financial statements of the Telesource. The data should be read in conjunction with the consolidated financial statements and other financial information included elsewhere herein.


                                           Three Months Ended                        Twelve Months Ended
                                                 March 31,                               December 31,
                                           -------------------     -------------------------------------------------------
                                             2001        2000        2000        1999        1998        1997        1996
                                           -------     -------     -------     -------     -------     -------     -------
Income Statement Data:  ($ in 000's)     (unaudited) (unaudited)                                  (unaudited)  (unaudited)
   Construction revenues                     2,721       1,364       7,810       1,079          --          --          --
   Construction revenues -                     292         363         852       2,181       3,786       3,561
      related party
   Construction revenues on
      power plants                             464          --         536          --          --
   Service fees - power generation plant       198          85         692         305          --          --          --
   Sales, net                                   39          --         872         161          --          --          --
   Sales, net - related party                   --          18         198         181         145         513         741
   Other revenues                              366         397       1,545       1,366          --          --          --
   Other revenues - related                     --          84          84         815       1,733       1,244          --
      party
                                           -------     -------     -------     -------     -------     -------     -------
         Gross revenues                      4,080       2,311      12,590       6,088       5,664       5,318         741

   Construction costs                        2,714       1,367       7,145       2,932       3,198       3,562          --
   Construction costs on power                 430          --         496          --          --          --          --
      plants
   Operations & maintenance costs -
      power generation plant                   291         191         991         638          --          --          --
   Loss on sale of power plant                  --          --          --          --      12,521       1,749          --
                                           -------     -------     -------     -------     -------     -------     -------
         Gross profits                         645         753       3,958       2,518     (10,055)          7         741

   Salaries and employee                       487         421       1,580         693         387         453         280
      benefits
   Occupancy and equipment                     148         133         535         246         293         305          34
   General and administrative                  855         781       3,359       1,480         848         373         152
      expenses
   Impairment of long-lived                     --          --          --          --         271          --          --
      asset
                                           -------     -------     -------     -------     -------     -------     -------
         Operating (loss)  income             (845)       (582)     (1,516)         99     (11,854)     (1,124)        275
   Other income (expense):
       Interest income                          14          20         125         251          12          --           3
       Interest expense                       (706)       (451)     (2,427)     (1,132)        (39)        (37)         --
       Other income, net                         1          37          80          14           4           6          --
                                           -------     -------     -------     -------     -------     -------     -------
         Total other income (expense)         (691)       (394)     (2,222)       (867)        (23)        (31)          3
   Income (loss) before taxes               (1,536)       (976)     (3,738)       (768)    (11,877)     (1,155)        278
   Income tax expense                           11          --           4          --          --          --          31
                                           -------     -------     -------     -------     -------     -------     -------
   Net income (loss)                        (1,547)       (976)     (3,742)       (768)    (11,877)     (1,155)        247

Common Share Data:
   Net income (loss) per share               (0.12)      (0.10)      (0.36)      (0.08)      (1.19)      (0.12)       0.02
   Weighted average common shares           13,000      10,000      10,356      10,000      10,000      10,000      10,000
      outstanding (in 000's)
   Period end shares outstanding            13,000      10,000      10,356      10,000      10,000      10,000      10,000
      (in 000's)

Balance Sheet Data:
   Total assets                             25,537      24,272      30,496      22,886      19,893      27,272       1,655
   Working capital                         (31,679)     (3,556)     (3,400)     (3,400)    (12,037)    (25,496)       (626)
   Long-term obligations                        --      29,000      27,021      28,000      17,500         278          --
   Shareholders' equity (deficit)          (14,747)    (13,586)    (13,533)    (12,610)    (11,842)       (665)        490

Performance Data:
   Return (loss) on total assets             (24.2)%     (16.1)%     (12.3)%      (3.4)%     (59.7)%      (4.2)%      14.9%

Capital Ratios:
   Quick ratio                                21.4%       59.9%       80.0%       54.6%       15.4%        7.8%       46.3%
Sixth Business, Inc

Sixth Business, Inc.                                                           1

The following selected financial data for the three months ended March 31, 2001 and for the twelve months ended December 31, 2000 and the ten months ended December 31, 1999 is derived from the financial statements of Sixth Business Service Group. Sixth Business Service Group was organized in March 1999 with all activity directed toward organizational efforts:

                              March 31,      December 31,        December 31,
                               2001              2000                1999
                            ------------   -----------------    -------------
                             (unaudited)
Total assets                $         --                  --            --
Total liabilities                     --                  --         1,000
Equity                                --                  --        (1,000)

                            Three Months   Twelve Months        Ten Months
                                Ended         Ended                Ended
                              March 31,    December 31,         December 31,
                                2001           2000                 1999
                           -------------   -----------------    -------------

Sales                       $         --              22,500            --
Net loss                           2,000               5,500         5,079
Net loss per share                    --                  --            --


Other Information for Telesource International Stockholders

       o Do not send in your Telesource International stock certificates now. If the merger is completed, we will send you written instructions for exchanging your shares.

       o  If you have any questions about the merger, please contact:

                           Bud Curley
                           Chief Financial Officer
                           Telesource International, Inc.
                           860 Parkview Blvd.
                           Lombard, IL 60148
                           630-620-4787 x222
                           telebjc@aol.com

                                  RISK FACTORS

You should carefully consider the risks described below as you consider whether to consent to the proposed Sixth Business merger which will result in stockholders owning shares of capital stock in Sixth Business, the surviving entity to the merger. The business, financial condition, or results of operations of Sixth Business could be adversely affected by any of the following risks, any of which could result in a material adverse affect on the Sixth Business.

Telesource International - Risks related to construction activities


Telesource International will likely experience significant fluctuation in quarterly results, which makes it difficult for investors to make reliable period-to-period comparisons of its business.


Telesource International's quarterly operating results will depend on revenues from contracts for major projects. Telesource International can only undertake a specific number of projects at any one time. If Telesource International finishes one large project and does not have another large project to start on, revenues and results of operations within the quarter and possibly subsequent periods could suffer. Customers may also cancel or defer existing contracts resulting in reduced revenues for the quarter. Though management intends to take steps to adjust spending in a timely manner to compensate for any unexpected revenue shortfalls, it may not be successful. For example staffing reductions can not be implemented quickly due to local labor and employment laws in the Commonwealth of Northern Mariana Islands which limit our ability to release employees at will and losses could result. Accordingly, any such revenue shortfalls could result in sustained continued losses.

Telesource   International's   revenues  are  derived  mainly  from  fixed-price
contracts that may lead to variations in profits due to a failure to control costs.

All of the Telesource International's construction revenues are derived from fixed-price contracts. Because Telesource International assumes the risk of performing such contracts at the stipulated price, any change in the estimate of ultimate costs to be incurred under the contract or to control costs during contract performance could result in losses or reduced profits for particular fixed-price contracts, which, in turn, could result in periods of operating losses.

Telesource International's principal market is highly competitive, and if Telesource International is unable to compete sucessfully in this market, it may be unable to increase it's operations or become profiable.

The market for construction services is highly competitive and rapidly changing. Telesource International competes directly with other firms that focus on providing general construction services as well as services for more sophisticated structures, including power plants and broadcasting facilities. Many of Telesource International's competitors have well-established reputations for building residential and technical structures and have longer operating histories and significantly greater financial, technical, marketing, personnel and other resources than Telesource International has. Telesource International is subject to competition that is expected to increase in the future. If Telesource International does not successfully compete in it's market, it's growth opportunities will be limited and it's business will not grow and its revenues may be reduced.

Telesource International relies on third parties for important raw materials and technical expertise. Telesource International ability to enter into new engagements or to engage the business in a profitable manner will be harmed if its access to these important resources is limited or becomes too costly.

Telesource International relies on third-party suppliers for raw materials like wood, steel and concrete; for fabrication of technical equipment subsystems including diesel generations, antennas, towers and transmitters, and for providing technical expertise. Telesource International's ability to obtain raw materials, fabrication services and technical assistance is subject to a number of external factors which are outside of its control, including:

       o Third-parties may increase the price of the raw materials, fabrication services or technical assistance they provide.

       o Third-party raw material suppliers, fabricators or technical expertise providers may decide not to provide Telesource International with materials or services.

       o  Telesource  International has no long-term  contracts with third-party
          suppliers  of  raw  materials,   fabrication   services  or  technical
          expertise providers.

       o Telesource International's third-party contracts are usually short term in duration and are cancelable by such third party.

If Telesource International fails to obtain what it needs from these providers, it may not be able to successfully compete for new business or to complete existing engagements profitably.

Telesource International is subject to substantial claims for warranty coverage which, if such claims arise, could harm its financial condition.

Telesource International offers warranties on its construction services and power generating plants. Telesource International does not maintain any warranty reserves because these warranties are usually backed by warranties from its's vendors. Should Telesource International be required to cover the cost of repairs not covered by the warranties of Telesource International's vendors or should one of Telesource International's major vendors be unable to cover future warranty claims, Telesource International could be required to outlay substantial funds, which could harm its financial condition.

Telesource International - Risks related to power generation activities

----------------------------------------


Telesource   International's   power-generating  facility  could  be  shut  down
unexpectedly, making it difficult to sustain revenues and cash flow.

Telesource International owns a diesel fired electric generating facility with a maximum power generation capacity of 20 mega-watts (Mw) located on the island of Tinian, in the Commonwealth of Northern Mariana Islands, a U.S. possession. This facility from time to time may experience both scheduled and unscheduled shutdowns. Periodically, the facility will incur scheduled shutdowns in order to perform maintenance procedures to equipment that cannot be performed while the equipment is operating. The facility may also incur unscheduled shutdowns or may be required to operate at reduced capacity levels following the detection of equipment malfunctions, or following minimum generation orders received by the utility. During periods when the facility is shutdown or operating at reduced capacity levels, Telesource International may incur losses due to the loss of its operating revenues and/or due to additional costs which may be required to complete any maintenance procedures. It is not possible for it to predict the frequency of future unscheduled shutdowns or to predict the extent of maintenance that may be required during shutdowns related to equipment maintenance.


Telesource  International  depends on a single customer at its  power-generation
facility.   The  loss  of  this   single   customer   could   cause   Telesource
International's Revenues to decline.


Since March 1999, Telesource International began deriving a portion of its revenues from the sale of electric power. Under Telesource International's agreement with a governmental agency, the electrical power generated at Telesource International's power generation facility is owned by the governmental agency. Telesource International is paid a fee to produce the electric power. The governmental agency in turn sells the electric power to the various users throughout the Island of Tinian. If the end-user customer defaults or increases in power use do not materialize as anticipated, Telesource International's revenues base may not grow to support other operations. This could have a materially adverse affect on its financial condition and results of operations.

Telesource  International's  insurance or reserves may be  insufficient to cover
future  claims  on  Telesource   International's  power  generation  activities.

Telesource International's power generation activities involve significant risks of environmental damage, equipment damage and failures, personal injury and fines and costs imposed by regulatory agencies. Though management believes its insurance programs are adequate, if a liability claim is made against it, or if there is an extended outage or equipment failure or damage at Telesource International's power plant for which it is inadequately insured or subject to a coverage exclusion, and Telesource International is unable to defend against these claims successfully or obtain indemnification or warranty recoveries, Telesource International may be required to pay substantial amounts, which could have a materially adverse effect on its financial condition.

Telesource International - Other risks

----------------------------------------


Telesource International is subject to several inherent risks of conducting business internationally.
Telesource International's international operations are subject to the inherent risks of doing business abroad. The loss of any or all of Telesource International's international suppliers and customers could harm Telesource International's ability to deliver Telesource International's construction services and power services on time and cause Telesource International's sales to decline. Telesource International's financial performance could be harmed by many events and circumstances relating to international operations, including:

       *  Shipping delays and cancellations;

       *  Increases  in import  duties  and  tariffs;

       *  Foreign exchange rate fluctuations;

       *  Changes in foreign laws and regulations; and

       *  Political and economic instability.

Telesource International is subject to government regulation. Both the costs of compliance and the penalties imposed for failure to comply could be substantial.

Although management does not believe that compliance with applicable regulatory requirements has harmed Telesource International's operations in the past relative to its competitors, government regulations can change, which could increase Telesource International's costs of compliance with these requirements. In addition, Telesource International's aggregate materials operations require operating permits granted by governmental agencies. Telesource International believes that tighter regulations for the protection of the environment and other factors will make it increasingly difficult to obtain new permits and renewal of existing permits may be subject to more restrictive conditions than currently exist. Failure to comply with these laws and regulations could result in fines, additional licensing requirements or the revocation of Telesource International's licenses in the particular jurisdiction. The costs of compliance could affect adversely operating results. If a substantial fine or other penalty is imposed, Telesource International's business and financial condition could be harmed.

A substantial portion of sales has been derived from an affiliated customer. This relationship can be cancelled at will.

Sales of U.S. fabricated materials to SHBC accounted for 0.3% and 100.00% for the three months ended March 31, 2001 and 2000, respectively, and 19.1%, 52.9% and 100.0% of Telesource International's total sales revenues net of cost for the years ended December 31, 2000, 1999 and 1998, respectively. The sales to SHBC are expected to decline in future periods as a result of SHBC's completion of its contracts with the U.S. Government. All contracts from the U.S.
Government which have been awarded to SHBC in the past have included a requirement to purchase U.S. fabricated goods, virtually all of which have been purchased from Telesource International. The completion of these contracts has significantly reduced the amount of U.S. fabricated goods required by SHBC and accordingly, Telesource's revenues from sales of these materials. SHBC and its affiliates own 77.6% of Telesource International's common stock and therefore the terms of all agreements between Telesource International and SHBC could be subjected to influence by SHBC. Telesource International's management has negotiated an agreement with SHBC which provides for Telesource to earn a fixed commission of 7.5%, which is added to the cost of the goods purchased by SHBC. SHBC can change the fixed commission rate Telesource International charges SHBC. The agreement with SHBC is short-term in nature and can be cancelled at will. The loss of purchases of U.S. fabricated materials by SHBC could adversely affect Telesource International's ability to grow its revenues in a sustained manner.

Revenues from Telesource International's construction services, service fees and rental income from SHBC are expected to decline in future periods.

Telesource International provides construction services, project management services (recognized as service fees) and the rental of equipment to SHBC. The revenues generated from SHBC in connection with these services totaled 7.2%, 20.1% of total revenues for the three months ended March 31, 2001 and 2000, and 9.0%, 52.3% and 100% for the years ended December 31, 2000, 1999 and 1998, respectively. These revenues will decline in future periods due to SHBC's completion of the radio relay station project located on Tinian. As a result of the completion of the radio relay station project by SHBC, all construction services, project management services and rental of equipment related to this project will cease, and no future revenue will be generated.

If Telesource International does not manage its growth effectively, its future business prospects could be harmed.

Telesource International will need to expand in anticipation of a growing user base and larger demand for Telesource International's services. The focus on development of new business could cause disruptions of existing operations adversely affecting Telesource International's business. Expansion will require Telesource International to make significant up front expenditures for increasing Telesource International's sales and marketing efforts and to hire and train additional project managers, engineers and facilities operators as well as incur costs in connection with constructing power plants to be owned by Telesource. Telesource may not be successful in expanding its operations or maintaining adequate management, financial and operating systems and controls of its larger business base.

Telesource International's largest stockholder and its affiliates will own approximately 75.6% of the common stock after the merger, and their interest may not be the same as the minority stockholders who will have little or no influence over Telesource International's activities.

Following the merger, the largest stockholder, SHBC, will be able to control the outcome of all matters submitted to a vote of the holders of common stock, including the election of directors, amendments to Sixth Business' certificate of incorporation and approval of significant corporate transactions. SHBC will beneficially own in approximately of 75.6% of the surviving entity's common stock. This consolidation of voting power could also have the effect of delaying, deterring or preventing a change in control of Sixth Business that might be beneficial to other stockholders.

Future sales of Sixth Business stock may cause the stock price to decline.

All shares, other than "control shares" may be sold without restriction. "Control shares" are shares held by affiliates of the company, including the company's executive officers, directors and 10% stockholders. There will be approximately 11,600,000 "control shares" after the merger. If the shares of the surviving entity become listed for trading on the OTC Bulletin Board, the "control shares" may be sold under Rule 144. Rule 144 generally provides that a person who has satisfied a requisite holding period may sell, within any three month period the greater of (i) 1% of a company's outstanding common stock or the average weekly trading volume in these securities during the four calendar weeks prior to the sale. Because the insider shares are being issued under this registration statement, the holding period does not apply. Alternatively, rather that relying on Rule 144, the holder of the "control shares" may, because of its position as a controlling stockholder (owning approximately 75.6% of Sixth Business' stock after the merger), that holder may demand that its shares be registered for sale by the surviving company. This could result even though that stockholder does not have a contractual right to have its shares registered. A sale of shares by these security holders, whether under Rule 144 via a registration or otherwise, may have a depressing effect upon the price of Sixth Business' common stock in any market that might develop.

An active trading market for the shares may never develop for Sixth Business shares making it difficult for a shareholder to sell his or her shares.

Prior to this offering, you could not buy or sell Telesource International's or Sixth Business's common stock publicly. Following the merger, Sixth Business may not be able to secure a market maker to file an application to have its stock listed for trading. Even if the shares become listed for trading, an active public market for its common stock may not develop or be sustained after the merger.

The price of Sixth Business' common stock may be volatile, which may result in litigation against Sixth Business which may cause Sixth Business to incur substantial costs and divert the attention of it's management.

The market price of the common stock may fluctuate significantly in response to a number of factors, some of which are beyond the company's control, including:

       *  quarterly variations in operating results;
       *  changes in financial estimates by securities analysts;
       *  changes  in  market  valuation  of  construction  and  electric  power companies;
       * announcements by Telesource International of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments.

In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Sixth Business may in the future be the target of similar litigation. Securities litigation could result in substantial costs to Sixth Business and divert its managements time and attention away from its day to day operations.

The marketability of the Sixth Business Common Stock may be adversely affected by the Bulletin Board trading system and the "penny stock" rules

Bulletin Board. Following the merger, Sixth Business intends to qualify its stock for trading on the OTC Bulletin Board. It is not anticipated that Sixth Business will qualify for listing on a Nasdaq market for the foreseeable future, if ever. The OTC Bulletin Board operates under different rules and in a manner different and generally less efficient and effective than Nasdaq which means that stockholders of Telesource International may have difficulty in selling their shares when they want and for the price they want after the merger.

Trading activity in general is not conducted as efficiently and effectively as with Nasdaq-listed securities. Bulletin Board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the Bulletin Board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and executing the transaction. Because Bulletin Board stocks are usually not followed by analysts, there may be lower trading volume than for Nasdaq-listed securities.


Penny Stock Rules. It will be more difficult for stockholders of the surviving company to sell their shares if its stock trades on the Bulletin Board after the merger and is subject to penny stock rules. Broker-dealer practices in connection with transactions in penny stocks are regulated by penny stock rules adopted by the SEC. These requirements may have the effect of reducing the level of trading activity in Sixth Business' stock after the merger if trading commences. This could adversely affect the trading price of a stockholder's common stock resulting in an economic loss on the investment in such stock.


                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

The matters discussed throughout this Prospectus\Information Statement that are not historical facts are forward-looking and, accordingly, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

An example of forward-looking statements include, but are not limited to, statements under the following headings in Management's Discussion and Analysis, "Liquidity and Capital Resources" about future financing plans.

Any forward-looking statement speaks only as of the date on which such statement is made, and Telesource undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

Examples of factors you should consider with respect to any forward looking statement made throughout this document include, but are not limited to, the following: governmental policies and regulatory actions, changes in the economy of areas served by Telesource; weather conditions and catastrophic weather related damage; general industry trends, increased competition, market demand for goods and services; inflation and capital market conditions; the success of Telesource International's subsidiaries; and unanticipated changes in operating expenses and capital expenditures.

All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond the control of Telesource. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor can it assess the effect of each such factor on the company.

                               MERGER TRANSACTION

Stockholders of Telesource International should be aware that:

       o There will be no stockholders' meeting. Instead, as provided under the laws of Delaware, the merger will be voted upon by stockholders of Telesource International giving or withholding their written consent to the transaction.

       o This Prospectus/Information Statement will be used to solicit written consents of Telesource International stockholders.

             o All consents must be received no later than 60 days from the date this Prospectus/Information Statement is sent to stockholders. They should be sent to the address set forth in the form of written consent accompanying these materials.

             o Valid consents must be received from common stockholders owning at least 50% of the outstanding shares. If the majority does not give its consent, the merger will not be consummated.

             o Written consents may be revoked at any time prior to the expiration of this 60 day period. However, they are not revocable after written consents have been received from common stockholders owning more than 50% of all issued and outstanding common stock of Telesource International.

       o Written consents will be counted by the Secretary of Telesource International.

       o Dissenters' rights of appraisal exist and are more fully described on page 22.

       o The respective boards of directors of Sixth Business and Telesource International recommend approving the merger.

       o The boards of directors of Sixth Business and Telesource International each believe that the merger is fair and in the best interests of their stockholders.

       o The board of directors of Telesource International has not obtained an opinion from an independent advisor that the Sixth Business shares to be received by Telesource

          International stockholders is fair from a financial point of view to Telesource International stockholders.

Merger Agreement

The merger agreement provides each outstanding share of Telesource International common stock, other than dissenting shares, as discussed later in this document, will be exchanged for one share of Sixth Business common stock. A copy of the merger agreement is attached as Appendix A.

Election of Officers and Directors

The merger agreement provides that at the closing of the merger, Sixth Business will elect new officers and a new board of directors to consist of the current officers and directors of Telesource International.

Reincorporation

On June 20, 2001, Sixth Business merged with its predecessor company, a Florida corporation, solely for the purpose of reincorporating that entity under the corporate laws of the State of Delaware. Telesource International is a Delaware corporation.

Conditions to Closing

The merger will not be closed unless the following conditions are met or waived:

       o No material adverse change has occurred subsequent to the date of the last financial information in the registration statement in the financial position, results of operations, assets, liabilities or prospects of either company.

       o  This registration statement is effective under the Securities Act.

       o The merger qualifies as a tax-free reorganization under Section 368 of the Internal Revenue Code.

       o No litigation seeking to enjoin the merger or to obtain damages is pending or threatened.

Termination

The merger agreement may be terminated as follows:

       o If the closing has not occurred by December 31, 2001, either of the parties may terminate after that date by giving written notice of termination to the other parties. Prior to that time, Telesource may terminate for any reason on 10 days notice to SBSG. Sixth Business may not terminate if it has willfully or materially breached any of the terms and conditions of the agreement.

       o  Prior to the mutually agreed closing date, either party may terminate

             |X| Following the insolvency or bankruptcy of the other.
             |X| If any one or more of the conditions  to closing is not capable of fulfillment.

Other Matters

The merger agreement provides that none of the shares of Sixth Business common stock outstanding prior to the closing of the merger will be converted or otherwise modified in the merger and all of the shares of Sixth Business will be outstanding capital stock of Sixth Business after the closing of the merger. The sole shareholder of Sixth Business has, however, agreed to surrender these shares upon the effectiveness of merger for no consideration, resulting in the former stockholders of Telesource International owning 100% of the surviving entity. The 100,000 shares surrendered by the sole shareholder of Sixth Business will be retired.

The agreement provides that the merger will be consummated promptly after this Prospectus/Information Statement is declared effective by the SEC and upon the satisfaction or waiver of all of the conditions to the closing of the merger. The merger will become effective on the date and time that properly executed articles of merger are filed with the offices of the Secretary of State of Delaware. Thereafter, Telesource International will cease to exist and Sixth Business will be the surviving company in the merger.

Comparison of the Percentage of Outstanding Shares Entitled to Vote Held by Directors, Executive Officers and their Affiliates and the Vote Required for Approval of the Merger

All of Sixth Business's shares are held by its law firm, The Williams Law Group. A majority vote of the issued and outstanding shares is required to approve the merger. The stockholder owning all of Sixth Business's common stock has executed a written consent voting to approve the merger. No further consent of the stockholder of Sixth Business is necessary to approve the merger. All of the stock held by The Williams Law Group will be surrendered upon the effectiveness of merger for no consideration.

Approximately 77.6% of Telesource International's shares are held by a single stockholder and its affiliates, SHBC. A majority vote of the issued and outstanding shares is required to approve the merger. The merger cannot be approved without the consent of SHBC. No consents will be solicited or accepted until after the effective date of this Prospectus/Information Statement. Based upon the ownership of more than 50% of Telesource International common stock by directors, executive officers and their affiliates and stockholders owning more than 5% of the issued and outstanding common stock, it appears that a favorable vote is assured. However, none of these individuals or entities has given any consent to the transaction that would meet the requirements of Delaware's laws and they do not intend to do so until after this registration statement has been declared effective. However, if they do so, no further written consents of the other stockholders of Telesource International will be necessary to approve the merger.

Bulletin Board Quotation

There is no current market for the securities of Sixth Business or Telesource International. It is anticipated that a request will be made by an NASD market maker to have the securities of the surviving company qualified for quotation on the over the counter bulletin board following the closing of the merger and issuance of securities under this registration statement. Stockholders of Telesource International should be aware, however, that a trading market may never develop, or if developed may not continue.

At all times after this registration statement is declared effective, the surviving company must remain current in its continuing reporting requirements under the 1934 Act in order not to lose the qualification to have its securities quoted. Further, the surviving company must remain a reporting company in years subsequent to the year this registration statement becomes effective in order not to lose the qualification to have its securities quoted.

Bulletin Board vs. Nasdaq

The OTC Bulletin Board operates under different rules and in a manner different and generally less efficient and effective than Nasdaq which means that stockholders of Telesource International may have greater difficulty in selling their shares when they want and for the price they want after the merger.

The OTC Bulletin Board is separate and distinct from the Nasdaq stock market. Nasdaq has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC's order handling rules, which apply to Nasdaq-listed securities, do not apply to securities quoted on the Bulletin Board.

Although the Nasdaq stock market has rigorous listing standards to ensure the high quality of its issuers, and can de-list issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker that chooses to quote a security on the system, files the application and is obligated to comply with keeping information about the issuer in its files. The NASD cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the Bulletin Board is that the issuer be current in its reporting requirements with the SEC.

Trading activity in general is not conducted as efficiently and effectively as with Nasdaq-listed securities. For Bulletin Board securities, there only has to be one market maker. Investors must contact a broker dealer to trade Bulletin Board securities. Investors do not have direct access to the Bulletin Board service.

Bulletin Board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the Bulletin Board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders
- an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and executing the transaction.

Because Bulletin Board stocks are usually not followed by analysts, there may be lower trading volume than for Nasdaq-listed securities.

Penny Stock Rules

It will be more difficult for stockholders of Sixth Business to sell their shares if its stock trades on the Bulletin Board after the merger and is subject to penny stock rules. Broker-dealer practices in connection with transactions in penny stocks are regulated by penny stock rules adopted by the SEC. These requirements may have the effect of reducing the level of trading activity in Telesource International's stock after the merger if trading commences.

Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

Shares available for resale

After the merger, the following shares of stock of the surviving company may be resold by the following stockholders in the following manner:

       o Approximately 179 former stockholders of Telesource International will own an aggregate of 3,100,000 non-restricted shares. These shares may be sold without restriction.

       o Telesource International's executive officers, directors and principal stockholder (and affiliates) will own an aggregate of 11,600,000 restricted shares. These shares may be sold in compliance with Rule 144 volume and other restrictions, except that there is no one-year holding period.

100,000 shares held by the current stockholder of Sixth Business may not be sold except pursuant to an effective registration statement. The holder of these shares has, however, agreed to surrender these shares upon the effectiveness of the merger for no value. The surrendered shares will be retired.

Rules 144 generally provides that a person owning shares subject to the Rule who has satisfied or is not subject to a one year holding period for the restricted securities may, subject to manner of resale, reporting and other provisions, sell an amount of restricted securities which does not exceed 1% of a company's outstanding common stock within any three month period.

Contacts between the Parties

In April 1999, Mr. Nidal Zayed, Executive Vice President of Telesource International, contacted Mr. John Longman, currently with Harrison Douglas, an NASD broker/dealer, through a third party website. Mr. Zayed indicated that Telesource International had the following business objectives it hoped to accomplish through this process:

       o To satisfy the prerequisites for having its securities qualified for quotation on the OTC Bulletin Board.

       o  To facilitate resale of securities by its non-insider stockholders.

Mr. Zayed described his objective to merge with an existing reporting company under the Securities Exchange Act of 1934. Mr. Longman indicated that Mr. Zayed should discuss with Mr. Michael T. Williams how clients of Williams Law Group could assist it with its objectives. Telesource has an agreement to pay Harrison Douglas a fee of $90,000 plus 300,000 shares of Telesource common stock. The common stock to be paid to Harrison Douglas will be delivered by SHBC. Harrison Douglas retained the Williams Law Group to assist it in completing the proposed merger and the registration of securities contemplated thereby. Harrison Douglas has agreed to pay Williams Law Group a fee of $45,000 to satisfy the legal and other costs incurred by Sixth Business in connection with this transaction. $22,500 has been paid to Williams Law Group to date. The balance of the fee to Williams Law Group has since been waived by Mr. Williams and Mr. Williams has resigned as counsel and terminated all relationships with Harrison Douglas and Sixth Business.

Following these discussions, representatives of Sixth Business and Telesource negotiated the remaining basic structure, terms and conditions of the merger. Because Sixth Business had not historically conducted any business and had little or not assets to contribute to the combined company, the principal objective of the negotiations was a determination of the number of shares which Williams Law Group, the sole shareholder of Sixth business, would retain in the surviving entity. Telesource's objective in such negotiations was to minimize the dilutive effect that the transaction would have on its stockholders. Without the assistance of an independent valuation, the respective boards of directors of the respective companies concluded that 100,000 shares, representing less than 1% of the outstanding shares following the merger, would be appropriate. The Telesource board further noted that SHBC has agreed that prior to closing the merger, it will surrender for retirement 100,000 shares of Telesource International common stock and assume Telesource International's obligation to transfer 300,000 shares as described above. Accordingly, no dilution will occur to any Telesource International stockholder other than SHBC as a result of the merger. After having reached resolution on all open issues, a merger agreement was drafted and Telesource International convened a special meeting of its board of directors at which the agreement of merger and the other transactions required by the merger agreement were discussed and reviewed. On November 3, 1999, the board of directors of Telesource International unanimously adopted and approved the agreement of merger and the transactions required by the merger agreement.

On November 3, 1999, Michael T. Williams, as the sole director of Sixth Business, approved the agreement of merger and the transactions required by the merger agreement. As of November 3, 1999, the agreement of merger was executed and delivered by each of the parties. In June 2001, and following the reincorporation of Sixth Business in the State of Delaware, the parties executed an amended and restated merger agreement, principally for the purpose of extending the merger agreement and reflecting the reincorporation of Sixth Business. The amended merger agreement has been approved by the board of directors of the constituent corporations.

On July 9, 2001, Michael Williams submitted his resignation as the sole director and officer of Sixth Business. He also agreed to surrender the 100,000 shares upon the effectiveness of the merger for no value, resulting in the former stockholders of Telesource International owning 100% of the surviving entity. After the close of the merger, Mr. Williams will have no involvement of any type with either Sixth Business or Telesource International.

Neither of the boards of directors of Sixth Business nor Telesource International requested or received, or will receive, an opinion of an independent investment banker as to whether the merger is fair, from a financial point of view, to Sixth Business and its stockholders or Telesource International and its stockholders.

Reasons for Recommending Approval of the Merger

The board of directors of each of Sixth Business and Telesource International has recommended the approval of the merger.

In considering the merger, the Sixth Business board took note of the fact that Telesource International met its acquisition candidate profile in that it was a private company that had already determined to go public through merger with a shell when it first contacted Sixth Business. In addition, the board noted Telesource International could produce audited financial statements and other information necessary for the filing of this registration statement. Accordingly, the Sixth Business board determined that the merger proposal was fair to, and in the best interests of, Sixth Business and the Sixth Business's stockholders.

The Telesource International board recommended approving the merger because it is part of a transaction structure that would meet Telesource International's business objectives in the transaction described above. This transaction meets these objectives in that:

       o The filing of a registration statement under the 1933 Act is necessary to meet all of its business objectives. Structuring the transaction as a reverse merger allows Sixth Business to register shares to be issued to stockholders of Telesource International under the 1933 Act on Form S-4.

       o This registration statement allows the surviving company to the merger to remain a reporting company under federal securities laws, a prerequisite to having its securities qualified for quotation on the OTC Bulletin Board.

       o It also facilitates the ability of non-insider stockholders of Telesource International who currently hold unregistered, restricted securities to resell their securities because after the merger closes they will own registered securities that are no longer subject to the resale restrictions of Rule 144.

       o At the same time, it eliminates inequalities among non-insider stockholders of Telesource International with respect to differing resale restrictions on their unregistered, restricted securities under Rule 144 that currently exist because they had held these securities for differing periods of time.

Accordingly, the board concluded the transaction was fair and in the best interests of Telesource International's stockholders and submitted the proposed transaction for stockholder approval.

Interests of Certain Persons in the Merger

Upon the closing of the merger, the current directors and executive officers of Telesource International will become the directors and executive officers of Sixth Business.

Material Federal Income Tax Consequences

This discussion summarizes the tax opinion given by Freeborn & Peters, counsel to Telesource International, that the merger will constitute a tax-free reorganization under U.S. tax laws.

This discussion is based on existing provisions of the Internal Revenue Code of 1986, existing and proposed Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change. Any change in these laws, rules and regulations, which may or may not be retroactive, could alter the tax consequences to the Telesource International stockholders as discussed below and as set forth in the opinion. In addition, this discussion and the opinion address only the United States federal income tax consequences to stockholders who hold their Telesource International common stock as a capital asset and do not address all of the United State income tax consequences to particular stockholders in light of their individual circumstances or special categories of stockholders subject to special rules, including but not limited to the following:

       o  Dealers in securities

       o  Banks

       o  Insurance companies

       o  Foreign persons

       o  Tax-exempt entities

       o Taxpayers holding stock as part of a conversion, straddle, hedge or other risk reduction transaction

       o Taxpayers who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions

Neither this discussion, nor the opinion addresses the tax consequences of the merger under foreign, state or local tax laws.

Telesource International stockholders are encouraged to consult their own tax advisors as to the specific consequences of the merger to them, including the applicable federal, state, local and foreign tax consequences of the merger in their particular circumstances.

Neither Sixth Business nor Telesource International has requested, or will request, a ruling from the Internal Revenue Service with regard to any of the federal income tax consequences of the merger. The tax opinion will not be binding on the IRS or preclude the IRS from adopting a contrary position.

Based on the assumptions and qualifications described herein and in the tax opinion to be delivered to Telesource, International, the merger will qualify as a tax-free organization under the U.S. Internal Revenue Code. Assuming the merger qualifies as a tax-free reorganization, the following federal income tax consequences will result:

       o No gain or loss will be recognized for federal income tax purposes by the holders of Telesource International common stock upon the receipt of Sixth Business common stock solely in exchange for Telesource International common stock in the merger, except to the extent that cash is received by the exercise of dissenters' rights.

       o The aggregate tax basis of the Sixth Business common stock received by Telesource International stockholders in the merger will be the same as the aggregate tax basis of the Telesource International common stock surrendered in merger.

       o The holding period of the Sixth Business common stock received by each Telesource International stockholder in the merger will include the period for which the Telesource International common stock surrendered in merger was considered to be held, provided that the Telesource International common stock so surrendered is held as a capital asset at the closing of the merger.

       o A holder of Telesource International common stock who exercises dissenters' rights for the Telesource International common stock and receives a cash payment for the shares generally will recognize capital gain or loss, if the share was held as a capital asset at the closing of the merger, measured by the difference between the stockholder's basis in the share and the amount of cash received, provided that the payment is not essentially equivalent to a dividend within the meaning of Section 302 of the Code or does not have the effect of a distribution of a dividend within the meaning of Section
          356(a)(2) of the Code after giving effect to the constructive ownership rules of the Code.

       o Neither Sixth Business nor Telesource International will recognize gain solely as a result of the merger.


A successful IRS challenge to the reorganization status of the merger would result in significant tax consequences. For example,

       o Telesource International would recognize a corporate level gain or loss on the deemed sale of all of its assets equal to the difference between

             o the sum of the fair market value, as of the closing of the merger, of the Sixth Business common stock issued in the merger plus the amount of the liabilities of Telesource International assumed by Sixth Business

         and

             o  Telesource International's basis in the assets

       o Telesource International stockholders would recognize gain or loss with respect to each share of Telesource International common stock surrendered equal to the difference between the stockholder's basis in the share and the fair market value, as of the closing of the merger, of the Sixth Business common stock received in merger therefore.

In this event, a stockholder's aggregate basis in the Sixth Business common stock so received would equal its fair market value and the stockholder's holding period for this stock would begin the day after the merger is consummated.

Even if the merger qualifies as a non-taxable reorganization, a recipient of Sixth Business common stock would recognize income to the extent any shares were determined to have been received in exchange for services, to satisfy obligations or in consideration for anything other than the Telesource International common stock surrendered. In addition, to the extent that Telesource International stockholders were treated as receiving, directly or indirectly, consideration other than Sixth Business common stock in exchange for Telesource International's stockholder's common stock, a gain or loss would have to be recognized.

This discussion does not address the tax consequences of the merger to holders of Telesource International options and warrants, who, as a result of the merger, will receive Sixth Business options or warrants. Holders of the securities should consult their tax advisors with respect to the tax consequences.

Dissenters' Rights

The following summary of dissenters' rights under Delaware law is qualified in its entirety by reference to Section 262, Delaware General Corporation Law. However, the summary does contain all material information in Section 262. The procedures set forth in Section 262 must be strictly complied with. Failure to follow any of the procedures could result in a termination or waiver of appraisal rights.

Dissenters' rights are governed by the laws of the State in which a company is incorporated, not by the states in which its stockholders are located. Stockholders of Telesource International have dissenters' rights under the laws of Delaware.

It is a condition to Telesource International's obligations to consummate the merger that the holders of no more than 1% of the outstanding shares of Telesource International's common stock seek dissenters' rights. If demands for payment are made with respect to more than 1% of the outstanding shares of Telesource International's common stock and, as a consequence, more than 1% of the stockholders of Telesource become entitled to exercise dissenters' rights, then Telesource will not be obligated to consummate the merger.

Pursuant to Section 262 of the Delaware General Corporation Law, the holder of record of any shares of Telesource common stock who does not consent to the adoption and approval of the merger may assert appraisal rights and elect to have the "fair value" of such holder's shares of Telesource common stock determined and paid to such holder, provided that such holder complies with the requirements of Section 262, summarized below and attached as Appendix B.

Stockholders who do not consent to the merger and who, in all other respects, follow the procedures specified in Section 262 will be entitled to have their Telesource common stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Court. The procedures set forth in Section 262 must be strictly complied with. Failure to follow any such procedures will result in a termination or waiver of appraisal rights under Section 262.

Under Section 262, a holder of Telesource common stock may exercise appraisal rights as follows:

       o Either before the effective date of the merger or within ten days thereafter, Telesource shall notify each of the holders of any of its class or series of stock who are entitled to appraisal rights of the approval of the merger that appraisal rights are available for any or all shares of such class or series of stock. This Information Statement/Prospectus shall serve as such notice.

       o Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

       o For purposes of determining the stockholders entitled to receive either notice, each corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

       o The written demand for appraisal must be made by or for the holder of record of shares of Telesource common stock. Accordingly, such demand must be executed by or for such stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates representing the shares. If the applicable shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in such capacity, and if the applicable shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

       o A record owner, such as a broker, who holds shares as nominee for other persons may exercise appraisal rights with respect to the shares held for all or less than all of such other persons. In such case, the written demand should set forth the number of shares covered by it. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares standing in the name of such record owner.

       o Within 10 days after the closing of the merger, Telesource is required to, and will, notify each stockholder who has satisfied the foregoing conditions of the date on which the closing of the merger occurred and that appraisal rights are available with respect to shares for which a demand has been submitted. Within 120 days after the closing of the merger, Telesource, or any such stockholder who has satisfied the foregoing conditions and is otherwise entitled to appraisal rights under Section 262, may file a petition in the court demanding a determination of the value of the shares held by all stockholders entitled to appraisal rights. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. Stockholders of Telesource seeking to exercise appraisal rights should not assume that Telesource will file a petition with respect to the appraisal of the value of their shares or that Telesource will initiate any negotiations with respect to the "fair value" of such shares. Accordingly, such stockholders should regard it as their obligation to take all steps necessary to perfect their appraisal rights in the manner prescribed in Section 262.

       o Within 120 days after the date of the closing of the merger, any stockholder who has therefore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from Telesource a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal were received by Telesource, and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefore has been received by Telesource or within 10 days after expiration of the period for delivery of demands for appraisal, which ever is later.

       o If a petition for an appraisal is timely filed, at the hearing on such petition the court will determine the stockholders of Telesource entitled to appraisal rights. After determining the stockholders entitled to an appraisal, the court will appraise the value of the shares of Telesource common stock owned by such stockholders, determining the "fair value" thereof exclusive of any element of value arising from the accomplishment or expectation of the merger. The court will direct payment by Telesource of the fair value of such shares together with a fair rate of interest, if any, on such fair value to stockholders entitled thereto upon surrender to Telesource of stock certificates. The costs of the proceeding may be determined by the court and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a stockholder, the court may, in its discretion, order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal proceeding, including without limitation, reasonable attorneys' fees and fees and expenses of experts, be charged pro rata against the value of all the shares entitled to appraisal.

       o Although Telesource believes that the merger is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the court and stockholders should recognize that such appraisal could result in a determination of a value higher or lower than, or the same as, the current value delivered in the merger. Moreover, Telesource does not presently anticipate offering more than the current value to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of Telesource common stock is less than the Conversion Value. In determining the "fair value" of shares of Telesource common stock, the court is required to take into account all relevant factors. Therefore, such determination could be based upon considerations other than, or in addition to, the price paid for shares of Telesource common stock, including, without limitation, the market value of shares and the asset values and earning capacity of Telesource.

          In WEINBERGER V. UOP, INC. ET AL., 457 A.2d 701,713 (Del. 1983), the Delaware Supreme court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Section 262 provides that "fair value" is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In WEINBERGER, the Delaware Supreme court held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

       o Any holder of shares of Telesource common stock who has demanded an appraisal in compliance with Section 262 will not, after the closing of the merger, be entitled to vote such holder's shares for any purpose nor be entitled to the payment of dividends or other distributions on such shares (other than those payable to stockholders of record as of a date prior to the closing of the merger).

       o If (i) no petition for an appraisal is filed within 120 days after the date of the closing of the merger or (ii) a holder of shares delivers to Telesource a written withdrawal of such holder's demand for an appraisal and an acceptance of the merger, either within 60 days after the closing of the merger or with the written approval of Telesource thereafter (which Telesource reserves the right to give or withhold, in its sole discretion), then the right of such stockholder to an appraisal will cease and such stockholder will remain a stockholder of Telesource. No appraisal proceeding in the court will be dismissed as to any stockholder without the approval of the court, which approval may be conditioned on such terms as the court deems just.

Accounting Treatment

For   accounting   purposes,   the   merger   will  be   treated  as  a  reverse
merger/acquisition and reorganization by Telesource International.

Merger Procedures

Unless otherwise designated by a Telesource International stockholder on the transmittal letter, certificates representing shares of Sixth Business common stock issued to Telesource International stockholders will be issued and delivered to the tendering Telesource International stockholder at the address on record with Telesource International. In the event of a transfer of ownership of shares of Telesource International common stock represented by certificates that are not registered in the transfer records of Telesource International, the shares may be issued to a transferee if the certificates are delivered to the transfer agent, accompanied by all documents required to evidence the transfer and by evidence satisfactory to the transfer agent that any applicable stock transfer taxes have been paid. If any certificates shall have been lost, stolen, mislaid or destroyed, upon receipt of

       o An affidavit of that fact from the holder claiming the certificates to be lost, mislaid or destroyed;

       o The bond, security or indemnity as the surviving company and the transfer agent may reasonably require; or

       o Any other documents necessary to evidence and effect the bona fide merger.

The transfer agent shall issue to holder the shares into which the shares represented by the lost, stolen, mislaid or destroyed.

Neither Sixth Business, Telesource International, or the transfer agent is liable to a holder of Telesource International's common stock for any amounts paid or property delivered in good faith to a public official under any applicable abandoned property law. Adoption of the merger agreement by the Telesource International's stockholders constitutes ratification of the appointment of the transfer agent.

After the closing of the merger, holders of certificates will have no rights with respect to the shares of Telesource International common stock represented thereby other than the right to surrender the certificates and receive in merger the shares of Sixth Business common stock to which the holders are entitled.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Telesource International, Inc.

The following discussion should be read in conjunction with Telesource International, Inc.'s and subsidiaries consolidated financial statements and the notes thereto and the other financial information appearing elsewhere in this Prospectus/Information Statement. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties. Telesource International's actual results could differ materially from those anticipated by these forward-looking statements due to factors discussed under "Risk Factors" beginning on page 10, "Safe Harbor for Forward-Looking Statements" on page 16, and elsewhere in this registration statement.

Overview

Telesource International is an international engineering and construction company, which has among its operations power generation and specialty construction services in the Commonwealth of Mariana Islands. Telesource International operates a diesel fired electric power generation plant for the sale of electricity to the local power grid. Telesource International's facility in Lombard, Illinois handles the procurement, export and shipping of U.S. fabricated products for use by Telesource International's subsidiaries or for resale to customers outside of the mainland.

Telesource International was formed in 1994 to facilitate various intra-corporate activities and, until July 1999, was a wholly owned subsidiary of SHBC, a Kuwait-based civil, electrical and mechanical construction company. Operations are conducted primarily through subsidiaries. Telesource International currently have three subsidiaries. Telesource CNMI, Inc. handles construction and management for the power facilities in the Commonwealth of Mariana Islands. Telesource CNMI, Inc. has branch offices in Guam, Telesource International Pacifica and Pacifica Power Resources. Commsource International located in Chicago, Illinois, is an international export company that facilitates the purchase of equipment fabricated in the U.S. The business activities of Commsource have been assumed by Telesource and Commsource is expected to be closed during 2001. Telesource Fiji, Ltd. was established to oversee Telesource International, Inc.'s power plant construction activities within Fiji, which currently involves the installation of additional power generators for existing power plants in Fiji.

Telesource  International  has  three  main  operating  segments:   construction
services, trading activities, and power generation and construction of power plants.

Revenue from construction and construction of power plants is recognized using the percentage-of-completion method of accounting based upon costs incurred and projected costs. Construction revenue includes revenues recognized by Telesource International, Inc.'s power plant construction segment and includes projects ranging from housing development to the construction of airports and prisons. The construction of power generation plants is considered by management to be a part of Telesource International, Inc.'s power generation and construction of power plants segment. Cost of revenue consists of direct costs on contracts; including labor and materials, amounts payable to subcontractors, direct overhead costs, equipment expense (primarily depreciation, maintenance and repairs), interest associated with construction projects and insurance costs. Depreciation is provided using straight-line methods for construction equipment. Contracts frequently extend over a period of more than one year and revisions in cost and profit estimates during construction are reflected in the accounting period in which the facts that require the revision become known. Losses on contracts, if any, are provided in total when determined, regardless of the degree of project completion. Claims for additional contract revenue are recognized in the period when it is probable that the claim will result in additional revenue and the amount can be reliably estimated. The foregoing as well as the stage of completion, and mix of contracts at different margins may cause fluctuations in gross profit between periods.

Construction revenues on power plants are recognized using the percentage-of-completion method of accounting, based upon costs incurred and projected costs. This revenue is separated on the face of the consolidated financial statements due to its origin within Telesource International's power generation and construction of power plants segment. Cost of revenue consists of direct costs on contracts; including labor and materials, amounts payable to
subcontractors,    direct   overhead   costs,   equipment   expense   (primarily
depreciation,     maintenance   and  repairs),   interest   associated  with
construction projects and insurance costs. Depreciation is provided using straight-line methods for construction equipment. Contracts frequently extend over a period of more than one year and revisions in cost and profit estimates during construction are reflected in the accounting period in which the facts that require the revision become known. Losses on contracts, if any, are provided in total when determined, regardless of the degree of project completion. Claims for additional contract revenue are recognized in the period when it is probable that the claim will result in additional revenue and the amount can be reliably estimated. The foregoing as well as the stage of completion, and mix of contracts at different margins may cause fluctuations in gross profit between periods.

Telesource accounts for its leasing activities in accordance with the requirements of Statement of Accounting Financial Standards No. 13, Accounting for Leases. Revenue associated with the sale of the Tinian power plant constructed and sold under a sales-type lease, measured as the present value of non-cancelable rents, was recognized in connection with recording the loss on sale in 1997 and 1998. Telesource recognizes finance lease revenue on the resulting sales-type lease receivable at a constant rate using the interest method. Service revenues received from operating and maintaining the Tinian power plant for the duration of the lease are recognized as earned based on actual kilowatt hours of electricity produced and delivered to the lessee's customers. To the extent that variable payments based on kilowatt hours of production exceed the fair value of operation and maintenance services provided, Telesource recognizes such contingent payments as additional finance lease revenue as they are earned.

Sales  revenues  are  derived  from  brokering  of  U.S.  fabricated  goods  and management of various projects outside of Telesource International's construction and power generation segments. Sales of goods exported are recognized at the time of shipment. When an order is received, the customer's product specifications are sent to the manufacturer and upon completion the goods are shipped from the manufacturer directly to the customer. In most cases, the risk of loss during shipping is either borne by the manufacturer or the customer and not Telesource. Telesource International is responsible for payment to the manufacturer; however, Telesource normally collects payment from the customer before the manufacturer is paid. The sales revenues are recognized net of cost of goods sold. In 1999, Telesource entered into an agreement with its primary customer, SHBC, to charge a flat fee of 7.5% of the invoice amount for all orders executed by Telesource on behalf of SHBC. Service revenues are recognized in the period in which the work is performed.

Service revenues consist of amounts billed to SHBC for project management of the radio relay station and for other types of services provided to local customers for small projects. The cost for services was not recorded separately and recognized as a cost of the services provided and therefore was included in the general and administrative expenses.

Rental income consists of fees collected on rental of equipment to SHBC for use in construction of the radio relay station as well as to local customers. The rental fees are billed on a monthly basis for equipment used during the billing period. Telesource recognizes rental revenue on the accrual basis pursuant to contractual arrangements between Telesource and its customers.

Finance lease revenues are recognized on the amortization of the minimum lease payments for the power plant located on the Island of Tinian that were discounted upon execution of the contract in June of 1997 at an interest rate of 6.74%. The amortization of the minimum lease payments began in March 1999 at an effective interest rate of 9.40% and will fully amortize in March 2010.

Construction costs are comprised of both variable and semi-variable expenses, including labor and materials, amounts payable to subcontractors, direct overhead costs, equipment expense (primarily depreciation, maintenance and repairs), interest associated with construction projects and insurance costs. Depreciation is provided using straight-line methods for construction equipment.

Construction   costs  on  power  plants  are  comprised  of  both  variable  and semi-variable  expenses,  including  labor and  materials,  amounts  payable  to subcontractors, direct overhead costs, equipment expense (primarily depreciation, maintenance and repairs), interest associated with construction projects and insurance costs. Depreciation is provided using straight-line methods for construction equipment. These costs are separately disclosed from construction costs due to their origin within the power generation segment.

Operations and maintenance costs-power generation plant consist of labor, direct overhead costs, equipment expense (primarily maintenance and repairs), and insurance costs. These costs are recognized as incurred.

Cost of sales are comprised of the costs invoiced to Telesource for the goods purchased along with the costs of shipping the materials to Telesource's customer. Cost for services, such as project management , are included in general and administrative expenses.Losses on sale of power plant are those cost incurred in connection with the construction of Phase II of the power plant located on the island of Tinian. These costs were recognized as of the contract for Phase II's execution date of November 1998.

Salaries and employee benefits consist of all wages and benefits for management and staff wages and benefits that are not directly associated with a particular project. Telesource's principal market, the Commonwealth of the Northern Mariana Islands, allows employers to import guest employees. The local labor laws require employers importing guest employees, principally from the Philippines, to execute a one-year employment contract with the guest employee. Since Telesource has a few large contracts, this can lead to short periods of inactivity for some employees. As Telesource continues to grow, this issue is expected to be minimized; however, this issue can have a significant impact on Telesource's operating results.

Occupancy and equipment expense consist of rent, utilities and office equipment for Telesource International's offices in Lombard, Illinois; Saipan, Tinian, Guam and Fiji.

General and administrative expenses consist primarily of depreciation, telephone expense, insurance, travel, financial and legal expenses and a gross revenue tax incurred on Telesource International operations in the Commonwealth of Northern Mariana Islands.

Telesource International, Inc., Commsource International, Inc., Telesource CNMI, Inc. and Telesource Fiji, Ltd. file separate corporate income tax returns. Telesource International, Inc. and Commsource International, Inc. are U.S. corporations that file separate U.S. corporate tax returns. Telesource CNMI, Inc. is a Commonwealth of Northern Mariana Island corporation and files a corporation tax return for this commonwealth. Telesource Fiji, Ltd. is a Fijian corporation and files a Fijian corporation tax return.

Deferred income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Tinian Power Plant

Phase I

In June 1997, Telesource International entered into a contract to construct and operate a power plant on the island of Tinian. The June 1997 agreement (hereafter referred to as Phase I) called for Telesource International to construct a 10Mwh power generation plant with the capacity to add an additional 20Mwh of power at later dates, and to operate the power plant for a period of 10 years from the date of commissioning. Phase I was commissioned in March 1999. The terms for Phase I call for fixed payments of $180,000 per month plus a production fee of $0.02 per Kwh produced for the first 5,140,000 Kwh produced each month (hereafter referred to as the Base Load). The agreement also provides that Telesource International will receive a monthly service fee of $50,000 for a period of 10 years from the date of commissioning. Following the conclusion of that 10 year period, the only payments

Telesource International will receive for the Base Load is a production fee of $0.03 per Kwh produced, as adjusted for inflation per the agreement.

Phase II

In November 1998, Telesource International received a change order instructing Telesource to add an additional 10Mwh of power generation capacity (hereafter referred to as Phase II). This change order provided for Telesource International only variable payments in the form of a production fee of $0.065 per Kwh produced in excess of the Base Load (hereafter referred to as the Expansion Rate) and for these payments to occur over a ten-year period commencing upon the commissioning of Phase II. After the completion of the ten-year period, the production fee changes from $0.065 per Kwh to $0.03 per Kwh for all power produced. Phase II was commissioned in March 2000 and increased the power plant's total generation capacity to its maximum current level of 20Mwh.

Expanded Agreement

In May 2001, Telesource International received a third change order extending the term of the agreement for an additional ten years or to March 31, 2020 (hereafter referred to as the Expanded Agreement). The Expanded Agreement leaves the option to expand the power plant by adding an additional 10Mwh of generation capacity unchanged. The power generation plant currently has 20Mwh of production capacity, which can be increased to 30Mwh by installing the appropriate power generators. The production rates for the Base Load and the Expansion Rate do not change from the amounts originally agreed upon. In summary, Telesource will receive $0.03 (adjusted for inflation) per Kwh produced after March 31, 2010 for all power produced.

Accounting for the Construction of the Power Plant

Telesource accounts for its leasing activities in accordance with the requirements of Statement of Accounting Financial Standards No. 13, Accounting for Leases. Revenue associated with the sale of the Tinian power plant constructed and sold under a sales-type lease, measured as the present value of non-cancelable rents, was recognized in connection with recording the loss on sale in 1997 and 1998. Telesource recognizes finance lease revenue on the resulting sales-type lease receivable at a constant rate using the interest method. Service revenues received from operating and maintaining the Tinian power plant for the duration of the lease are recognized as earned based on actual kilowatt hours of electricity produced and delivered to the lessee's customers. To the extent that variable payments based on kilowatt hours of production exceed the fair value of operation and maintenance services provided, Telesource recognizes such contingent payments as additional finance lease revenue as they are earned.

The original net investment in sales-type lease was recognized in June 1997, the date the contract was executed. The components of the net investment in sales-type lease are as follows:

                                                                         December 31,
                                                     March 31,    --------------------------  June 10, 1997
                                                       2001           2000           1999       Inception
                                                   -------------- ------------ ------------- --------------

Guaranteed monthly payment                            $17,100,000    17,640,000    19,800,000    21,600,000
Minimum operation and maintenance fee                   4,750,000     4,900,000     5,500,000    6,000,000
                                                      -----------   -----------   -----------   -----------
Total minimum lease payments receivable                21,850,000    22,540,000    25,300,000    27,600,000

Less: unearned income                                   6,479,519     6,845,816     8,384,186     9,750,000
                                                      -----------   -----------   -----------   -----------

     Net investment in sales-type lease               $15,370,481    15,694,184    16,915,814    17,850,000
                                                      ===========   ===========   ===========   ===========

When Telesource recognized the net investment in sales-type lease at the inception of the agreement in June 1997, Telesource also recognized a loss on the sale of Phase I in the amount of $1,748,713. In 1998, Telesource recognized a loss on the sale of Phase II of $12,521,457 (equal to the entire amount of the construction costs for Phase II), as there were no additional minimum lease payments related to this phase. The loss recognized on the sale of Phase II occurred when the contract for Phase II was executed in November 1998.

Phase I of the power plant was commissioned in March of 1999. Phase II was commissioned in March of 2000. Telesource recognized power generation revenues from billings at the rate of $0.02 per Kwh produced of $197,904, $692,160 and $304,920 for the three months ended March 31, 2001 and for the years ended
December 31, 2000 and 1999, respectively. No power generation income was recognized during 1998.

Revenues for this contract consist of the present value of the total contractual minimum lease payments which were recognized at lease inception. The minimum lease payments were discounted using an interest rate of 6.74% and the minimum lease payments are comprised of a guaranteed monthly payment along with an operation and maintenance fee. Interest earned on the minimum lease payments, which is recognized over the lease term so as to yield a constant percentage return on the net investment in the lease beginning in March 1999, is included in sales-type lease revenues in the statement of operations.

Telesource also receives variable monthly payments as compensation for its production of power. The variable payments are recognized based upon power produced and delivered to the customer as earned during each accounting period.

The total construction costs for the power plant were $32,120,170. A substantial portion (approximately $14,270,000) of the repayment to Telesource International for these construction costs is expected to come from the variable production fees that will be recognized as revenue when power is produced and billed to the customer. Due to the fact that the agreement does not provide for any minimum production fees, there is no guarantee that Telesource International will recover all of the construction costs incurred to construct the power plant; however, the agreement does require the customer to purchase 100% of its power from Telesource International until the maximum power generation capacity has been reached each month. The future minimum lease payments to be collected by Telesource are $2,760,000 each year through March 2009.

Future revenue related to the construction and operation of the power plant will be recorded as service fees until the amount exceeds the estimated fair value of the services performed. Amounts in excess of the fair value of the services performed will be accounted for as additional finance lease revenue.

Results of Operations

The following table sets forth results of operations expressed as a percentage of total revenues:

                                                               Percentage of Total Revenues
                                              ------------------------------------------------------------------
                                               Three Months Ended                  Twelve Months Ended
                                                    March 31,                         December 31,
                                                                          --------------------------------------
                                                2001          2000          2000           1999          1998
                                              ---------     ----------    ----------     ---------     ---------
Revenues:
   Construction revenues                          66.6  %        59.0  %       62.0  %       17.7   %        --  %
   Construction revenues - related party           7.2           15.7           6.8          35.8          66.8
   Construction revenues on power plants          11.4             --           4.3            --            --
   Service fees - power generation plant           4.8            3.7           5.5           5.0            --
   Sales, net                                      1.0             --           6.9           2.6            --
   Sales, net - related party                       --            0.8           1.6           3.0           2.6
   Rental income                                    --            0.1           0.1            --            --
   Rental income - related party                    --            2.3           0.4          10.0          24.4
   Management fees - related party                  --            1.4           0.3           3.4           6.2
   Finance lease revenue                           9.0           17.0          12.2          22.5            --
                                              ---------     ----------    ----------     ---------     ---------
         Gross revenues                          100.0          100.0         100.0         100.0         100.0
Costs and expenses:
   Construction costs                             66.5           59.2          56.8          48.2          56.5
   Construction costs on power plants             10.5             --           3.9            --            --
   Operations & maintenance costs -
     power generation plant                        7.1            8.3           7.9          10.5            --
   Loss on sale of power plant                      --             --            --            --         221.1
                                              ---------     ----------    ----------     ---------     ---------
         Gross profit                             15.8           32.6          31.4          41.4        (177.5)
Operating expenses:
   Salaries and employee benefits                 11.9           18.2          12.5          11.4           6.8
   Occupancy and equipment                         3.6            5.7           4.2           4.0           5.2
   General and administrative                     21.0           33.8          26.7          24.3          15.0
   Impairment of long-lived asset                   --             --            --            --           4.8
                                              ---------     ----------    ----------     ---------     ---------
         Total operating expenses                 36.5           57.7          43.5          39.7          31.8

         Operating income                        (20.7)         (25.2)        (12.0)          1.6        (209.3)

Other income (expense):
       Other interest income                       0.4            0.9           1.0           4.1           0.2
       Interest expense                          (17.3)         (19.5)        (19.3)        (18.6)         (0.7)

      Other income, net                             --            1.6           0.6           0.2           0.1
                                              ---------     ----------    ----------     ---------     ---------
         Total other expense                    (16.9)         (17.1)        (17.6)         (14.2)         (0.4)

         Loss before income taxes               (37.6)         (42.2)        (29.7)         (12.6)       (209.7)

   Income tax expense                             0.3             --            --            --            --
                                              ---------     ----------    ----------     ---------     ---------
         Net loss                               (37.9)         (42.2)        (29.7)         (12.6)       (209.7)
                                              =========     ==========    ==========     =========     =========

Comparison of the three months ended March 31, 2001 and 2000

The consolidated operating results for the three months ended March 31, 2001 and 2000 and the consolidated balance sheet as of March 31, 2001 are derived from, and qualified by reference to, our unaudited consolidated financial statements included elsewhere in this prospectus.

Construction Revenues. Construction revenues, including construction revenues from the related party SHBC, increased 74.5% to $3.0 million from $1.7 million for the three months ended March 31, 2001 and 2000, respectively. The growth is due in part to the efforts of Telesource to broaden its customer base along with expanding the type of projects sought after for the construction segment.
Construction revenues from SHBC were 9.7% and 21.0% of total construction revenues for the three months ended March 31, 2001 and 2000, respectively.

Construction Revenues on Power Plants. Construction revenues on power plants increased to $464,297 for the three months ended March 31, 2001. These revenues were recognized on a contract Telesource International has to expand two existing power stations in Fiji. The project in Fiji commenced in the third quarter of 2000 and was estimated to be 69.6% complete as of March 31, 2001. The Fiji project is expected to be completed in July of 2001.

Power Generation Income. Power generation revenues increased 134.2% to $197,904 from $84,504 for the three months ended March 31, 2001 and 2000, respectively. The growth in service fees - power generation plant is due to growth in demand for power on the island of Tinian. The growth is a result of the radio relay station connecting to the local power grid in April 2000. Prior to April 2000, the radio relay station relied on power generated on site. The average monthly amounts billed for the first quarter of 2001 was $65,968 as compared to the average monthly amount billed for the first quarter of 2000 in the amount of $28,168. The future growth in service fees - power generation plant is dependent upon additional customers being added to the local grid.

Sales Revenues. Sales revenues, including related party sales, increased to $38,968 from $17,853 for the three months ended March 31, 2001 and 2000, respectively. The increase is a result of increased sales to third parties. Related party sales were $102 and $17,853 for the three months ended March 31, 2001 and 2000, respectively. Sales revenues are not expected to be a significant component of revenues for the foreseeable future.

Rental Income. Rental income decreased to $160 from $55,043 for the three months ended March 31, 2001 and 2000, respectively. The decrease in rental income is a result of the completion of the radio relay station on the island of Tinian. Telesource provided equipment for use in the construction of the radio relay station and charged a rental fee for use of this equipment to SHBC. Rental income is also not expected to be a significant component of revenues for the foreseeable future.

Service Fees. Service fees decreased to none for the three months ended March 31, 2001 from $31,625 for the same period during 2000. The decrease is attributed to the completion of the radio relay station where Telesource was utilized to manage the project. Service fees will not be a significant component of revenues for the foreseeable future.

Finance Lease Revenues. Finance lease revenues decreased 7.3% to $366,297 from $395,230 for the three months ended March 31, 2001 and 2000, respectively. The decrease is due to the declining balance of minimum lease payments, which are amortized to give a constant rate of return.

Expenses


Construction Costs. Total construction costs (includes related party and third party) increased 98.5% to $2.7 million from $1.4 million for the three months ended March 31, 2001 and 2000, respectively. The growth in construction costs is a direct result of an increase in construction activities, primarily due to the airport expansion project which started in November 2000 and has revenues of approximately $17 million. Construction costs as a percentage of construction revenues were 90.1% and 79.2% for the three months ended March 31, 2001 and 2000, respectively. The increase in the construction costs as a percentage of construction revenues is attributed to a cost over run on the Kobblerville housing project due to delays encountered as a result of weather delays along with a delay in the processing of Telesource International's invoices by the Federal Housing Authority which resulted in a delay in the collection of payments for the Kobblerville Project and utimately led to an increase in interest expense incurred directly on this project as well as increased costs for supplies on the project. The weather delay and the delay in the processing of Telesources's invoices occurred during the first quarter of 2001 and were identified in connection with management's quarterly project review process. These delays have resulted in the margin for third party construction revenues declining since 1999. The costs estimates for the Kobblerville project were revised in the first quarter of 2001 from an estimated total costs for the project of $4,830,000 to $5,448,511. The estimated profit for the Kobblerville project was reduced from $1,480,000 to $841,489. The change in estimate decreased profit on third party construction revenues by $618,511 and was reflected in the first quarter of 2001 operating results. This increase in estimated costs was recognized in the first quarter of 2001 and is attributed to the delays encountered in completing the project. All other projects are progressing according to schedule and no revisions to the estimated costs are necessary. The related party construction costs as a percentage of the related party construction revenues were 73.5% and 75.7% for the three months ended March 31, 2001 and 2000, respectively and the third party construction costs as a percentage of the third party construction revenues were 99.8% and 94.1% for the three months ended March 31, 2001 and 2000, respectively.


Construction Costs on Power Plants. Construction costs on power plants increased to $430,047 for the first three months of 2001 as compared to none for the same period during 2000. The growth in construction costs on power generation plants is a result of the contract Telesource International has in Fiji. The net margin realized during the first three months of 2001 on the construction of power generation plants was 7.4%.

Operation and Maintenance Costs - Power Generation Plant. Operations and maintenance costs - power generation plant increased 52.6% to $291,545 from $191,066 for the three months ended March 31, 2001 and 2000, respectively. The growth in operations and maintenance costs - power generation plant is due to increased costs incurred in operating the power plant. These costs increases are related to additional staffing required to operate the plant and increased operational and maintenance fees associated with the increase in the actual amounts of power produced. Operational and maintenance fees are tied directly to the amount of usage the power generation engines experience. Power produced during the three months ended March 31, 2001 and 2000 were 9.9 million kilo-watt hours and 4.2 kilo-watt hours, respectively. Operations and maintenance costs - power generation plant as a percent of service fees - power generation plant were 147.3% and 226.1% for the three months ended March 31, 2001 and 2000, respectively. Operations and maintenance costs - power generation plant exceed service fees - power generation plant due to low demand for power at the present time. Current demand levels have increased 134.2% in the first quarter of 2001 as compared to the same period in 2000 as a result of the radio relay station connecting to the local power grid. The ratio of operations and maintenance costs - power generation plant as a percent of service fees - power generation plant is expected to improve in future periods due to expected increases in the amount of power required by the island of Tinian. The expected increase is due to the anticipated increase in demand upon completion of the airport runway expansion. The airport expansion is expected to lead to an increase in tourism on the island of Tinian in the future.

Salaries and Employee Benefits. Salaries and employee benefits increased 15.6% to $486,528 in 2000 from $420,844 for the three months ended March 31, 2001 and 2000, respectively. The increase in salaries and employee benefits is attributed to growth within Telesource's level of staffing. Telesource has currently 224 employees as compared to 129 employees during the first quarter of 2000. The growth in the level of employees was made in preparation for the airport expansion project and has led to additional staffing required for administration along with additions to the management team.

Occupancy and Equipment. Occupancy and equipment expenses rose 11.6% to $148,133 from $132,684 for the three months ended March 31, 2001 and 2000, respectively. The increase is a direct result of additional office space added for the Fiji offices.

General and Administrative Expenses. General and administrative expenses increased 9.6% to $855,390 from $780,756 for the three months ended March 31, 2001 and 2000, respectively. The increase is attributed primarily to increased expenses incurred in connection with the addition of the office in Fiji and additional insurance expense which grew due to the increase in projects Telesource has underway.

Other Expense, Net. Other expense increased 75.1% to $690,511 from $394,381 for the three months ended March 31, 2001 and 2000, respectively. The increase is due to the commissioning of Phase II of the power plant on Tinian. Prior to commissioning the interest expense on the debt incurred in connection with this project was recognized as costs to complete the power plant project on Tinian.

Income Tax Expense. Income tax expense for the three months ended March 31, 2001 was $11,465. Telesource had a net operating loss carryforwards at March 31, 2001 of approximately $16,500,000, however, Telesource International's subsidiary in Fiji had taxable income during the first three months of 2001 and incurred an estimated tax liability of $11,465. Backlog

The following schedule shows a reconciliation of backlog representing the amount of revenue Telesource International expects to realize from work to be performed on uncompleted contracts accounted for using the percentage-of-completion method of accounting in progress at March 31, 2001:

Contracts as of December 31, 2000                          $       18,848,579
New contracts and change orders added during the first
   three months of 2001                                                    --
                                                              -----------------

                                                                   18,848,579

Less: Contract revenue for the three months ended
             March 31, 2001                                         3,012,953
                                                              -----------------

Balance at March 31, 2001                                  $       15,835,626
                                                              =================

Comparison of the twelve months ended December 31, 2000 and 1999

Revenues

Construction Revenues. Construction revenues, including related party, increased 165.7% to $8.7 million in 2000 from $3.3 million in 1999. The growth in construction revenues is attributed to the completion of the construction of the power plant located on Tinian. The construction of the power plant on Tinian represented a significant amount of Telesource's activity during 1999 and these activities are being accounted for under the sales-type lease accounting method. The growth in construction revenues is expected to continue in future periods but not at the pace experienced in 2000. The backlog was $18.9 million at December 31, 2000 and was $7.3 million at December 31, 1999. Construction revenues from SHBC were 9.8% and 66.9% of total construction revenues for the years ended December 31, 2000 and 1999, respectively.

Construction Revenues on Power Plants. Construction revenues on power plants increased to $536,210 in 2000. These revenues were recognized on a contract Telesource International has to expand two existing power stations in Fiji by expanding the facilities and installing additional power generators with a combined output of 32 Mwh. This contract is being accounted for under the percentage-of-completion method of accounting and was 66.0% complete as of December 31, 2000.

Service Fees - Power Generation Plant. Service fees - power generation plant increased 127.0% to $692,160 in 2000 from $304,920 in 1999. The growth in service fees - power generation plant is attributed to two factors. The power plant was not commissioned until late March 1999 and therefore 1999 does not include twelve months of activity. The increase in service fees - power generation plant was affected also by the amount of power being sold locally. The average monthly amounts billed for 2000 was $57,680, an 89.2% increase over the average monthly amount billed in 1999 of $30,492.

Sales Revenues, Net. Sales revenues increased 212.7% to $1.1 million in 2000 from $342,328 in 1999. The increase is a result of the project in Fiji. Sales for the project in Fiji are reported on a net basis for a net yield on sales for this project of 7.4%. Gross sales revenues for the twelve months ended December 31, 2000 for the Fiji project were $7,869,096. Sales to SHBC increased 9.2 % to $197,845 in 2000 from $181,118 in 1999. The increase in sales to SHBC is a result of an order from SHBC for U.S. fabricated goods for a project SHBC has in the Middle East which was completed during 2000.

Rental Income. Rental income decreased 90.2% to $59,658 in 2000 from $610,918 in 1999. The decrease in rental income is a result of the completion of the radio relay station on the island of Tinian. Telesource provided equipment for use in the construction of the radio relay station and charged a rental fee for use of this equipment to SHBC.

Service Fees. Service fees decreased 84.6% to $31,625 from $204,628. The decrease is a result of the completion of the radio relay station for SHBC. The completion of this project represents the completion of the only project Telesource International has had for SHBC whereby service fees were earned for the management of the project.

Finance Lease Revenues. Finance lease revenues increased 12.6% to $1.5 million in 2000 from $1.4 million in 1999. The increase in 2000 was a result of the commencement of the amortization of the minimum lease payments beginning in March 1999. This resulted in the recognition of twelve months of interest on the minimum lease payments received in 2000 versus ten months in 1999. On an annualized basis, lease revenue for the Tinian power plant were below the 1999 level, and will decrease each year until full amortization in March 2010.

Expenses

Construction Costs. Construction costs increased 143.7% to $7.2 million in 2000 from $2.9 million in 1999. The growth in construction costs is a direct result of the increase in construction activities in 2000. The net margin on construction activities increased to 17.5% or $1.5 million in 2000 versus 10.1% or $327,856 in 1999. The growth in the net margin on construction activities is attributed to the increased general construction activities and an effort by management to increase the net margin by raising the hurdle rate for project bidding to 20%. Exceptions to this hurdle rate will be made only after senior management has reviewed the proposal and determined that Telesource expects to derive additional benefits beyond the project revenues as proposed, for example, Telesource may elect to perform a project below Telesource International's hurdle rate as a part of Telesource International's efforts to improve the local community. The 20% hurdle rate was implemented in late 2000 and is intended to give the project development team a guideline to be used in assessing potential projects. Due to exceptions to the 20% guideline, Telesource International's net margin will be below 20%. Construction costs as a percentage of construction revenues were 82.5% and 89.9% for the years ended December 31, 2000 and 1999, respectively. The improvement is attributed to change orders received on the radio relay station project. Work performed as a modification generally carries a higher margin than work performed under a fixed price contract. These change orders carried a higher margin as demonstrated through the returns realized on our related party construction revenues. The related party construction costs as a percentage of the related party construction revenues were 44.5% and 98.9% for the years ended December 31, 2000 and 1999, respectively, and is attributed to the change orders on the radio relay station. Third party construction costs as a percentage of the third party construction revenues were 88.0% and 71.9% for the years ended December 31, 2000 and 1999, respectively. The increase in the construction costs as a percentage of construction revenues is attributed to Telesource's decision to accept the college expansion project, the Marpo Well project and the transmission line project at lower margins as a part of Telesource's desire to make a contribution to the local community and to strengthen its relationship with its existing customers.


Construction Costs on Power Plants. Construction costs on power plants were $496,655 in 2000 as compared to none in 1999. The growth in construction costs on power generation plants is a result of the contract Telesource International has in Fiji. The net margin realized in 2000 on the construction of power generation plants was 7.4%.


Operations and Maintenance Costs - Power Generation Plant. Operations and maintenance costs - power generation plant increased 55.2% to $990,541 in 2000 from $638,062 in 1999. The growth in operations and maintenance costs - power generation plant is due to the commissioning date of the power plant (March
1999) and the additional staffing added to support the operations of the plant. By annualizing the costs incurred in 1999, the growth rate in operations and maintenance costs - power generation plant is reduced to 16.4%. Telesource recognized a loss on power generation activities of $298,381 and $333,142 for the twelve months ended December 31, 2000 and 1999, respectively. The net margin
(loss) on operations and maintenance at the power plant on Tinian was (43.1)% in 2000 and

(109.3)% in 1999, and is attributed to management and staffing costs associated with the power plant exceeding the power production revenues. Service Fees - power generation plant are expected to increase upon completion of the runway under construction on Tinian that will allow for direct flights from Asia and is expected to result in the construction of additional hotels and casinos on the island.

Salaries and Employee Benefits. Salaries and employee benefits increased 127.8% to $1.6 million in 2000 from $693,426 in 1999. The increase in salaries and employee benefits is attributed to growth within Telesource's management team, the transition between projects and the additional staffing required in connection with the opening of a new office in Fiji. Telesource added a President, Chief Financial Officer and an Executive Vice President in late 1999. Telesource currently hires guest workers from the Philippines for staffing its projects within the Commonwealth of Northern Mariana Islands. These guest workers are under contract for one year and the existence of these contractual obligations results in an increase in salaries and employee benefits when transitioning between large projects.

Occupancy and Equipment. Occupancy and equipment expenses rose 117.8% to $534,876 in 2000 from $245,551 in 1999. The increase is a direct result of additional office space added for the Saipan, Guam and Fiji offices.

General and Administrative Expenses. General and administrative expenses increased 126.9% to $3.4 million in 2000 from $1.5 million in 1999. The increase is attributed to increased professional fees, telephone expense, bank service charges, director fees, insurance, travel and entertainment and gross revenue taxes associated with the growth and development of the business.

Other Income, Net. Other income increased 156.3% to an expense of $2.2 million in 2000 from an expense of $866,909 in 1999. The increase is a result of increased interest expense on borrowings for Telesource International. Income Tax Expense. Income tax expense in 2000 was $4,746. Telesource had a net operating loss carryforwards at December 31, 2000 of approximately $15,000,000, however, Telesource International's subsidiary in Fiji had taxable income during 2000 and incurred an estimated tax liability of $4,746.

Comparison of the twelve months ended December 31, 1999 and 1998

Revenues

Construction Revenues. Construction revenues decreased 13.9% to $3.3 million in 1999 from $3.8 million in 1998. The decrease in construction revenues is attributed to the concentration of efforts during 1999 on the construction of the power plant on the island of Tinian and the substantial completion of the radio relay station in late 1998. Construction revenues from SHBC were 66.9% and 100.0% of total construction revenues for the years ended December 31, 1999 and 1998, respectively.

Service Fees - Power Generation Plant. Service fees - power generation plant increased to $304,920. Telesource commissioned the power plant in March of 1999 and began producing service fees - power generation plant at that time. Prior to March 1999, Telesource did not have any service fees - power generation plant.

Sales Revenues, Net. Sales revenues increased 135.5% to $342,328 in 1999 from $145,383 in 1998. The increase in revenues was a result of the expansion of Telesource International's customer base for sales of goods to third party customers located in the Marianas. Net sales of goods fabricated in the U.S. to SHBC increased 24.6 % to $181,118 in 1999 from $145,383 in 1998.

Rental Income. Rental revenues decreased 55.8% to $610,918 in 1999 from $1.4 million in 1998. The decrease in rental revenues was a result of the substantial completion of the radio relay station on the island of Tinian in 1998. Telesource provided equipment for use in the construction of the radio relay station and charged a rental fee for use of this equipment to SHBC.

Finance Lease Revenue. Finance lease revenues increased to $1.4 million in 1999. The power plant on Tinian was not commissioned until March 1999. Amortization of the minimum lease payments started upon commissioning of the power plant.

Expenses

Construction Costs. Construction costs decreased 8.3% to $2.9 million in 1999 from $3.2 million in 1998. The decline in construction costs is a direct result of the concentration of activities in 1999 on the construction of the power plant on the island of Tinian, which is not included in the construction segment. The net margin on construction activities decreased to 10.1% or $327,856 in 1999 versus 15.6% or $588,645 in 1998. The decrease in the net margin on construction activities is attributed to lower margins earned on certain projects performed to enhance customer relationships in 1999. . During the construction of the Tinian power plant, Telesource continued to bid additional work as it became available for its existing customers, however, it did not actively market it construction services for additional projects from new customers since most of Telesource's financial resources were committed to the power plant Related party construction costs as a percentage of related party construction revenues were 89.9% and 84.5% for the years ended December 31, 1999 and 1998, respectively.

Operations and Maintenance Costs - Power Generation Plant. Operations and maintenance costs - power generation plant increased to $638,062 in 1999. The power plant on the island of Tinian was not commissioned until March 1999 and Telesource did not have any power generation activities prior to the commissioning of this plant. Telesource recognized a loss on power generation activities of $333,142 for the twelve months ended December 31, 1999. The net margin (loss) on operation and maintenance produced at the power plant on Tinian was a loss of $333,142 and is attributed to management and staffing costs associated with operating the power plant exceeding the service fees - power generation plant.

Loss on Sale of Power Plant. Telesource sold the second phase of the power plant constructed on Tinian on November 10, 1998. Phase II of this contract had total construction costs of $12,521,457, which were recognized at the time the contract was executed. All payments due under the second phase of the contract are variable, and are based in kilowatt hours produced each month at the expansion rate of $0.065 per kilowatt hour. The classification of all payments under phase II as variable payments required Telesource to fully expense the costs of constructing the second phase upon execution of the contract, since at that time the loss on the sale was known and therefore recognizable.

Salaries and Employee Benefits. Salaries and employee benefits increased 79.4% to $693,426 in 1999 from $386,571 in 1998. The increase in salaries and employee benefits is attributed to staffing increases made in preparation for the commissioning of the power plant on the island of Tinian and the opening of a new office in Guam.

Occupancy and Equipment Expense. Occupancy and equipment expenses decreased 19.4% to $245,551 in 1999 from $293,112 in 1998. The decrease is a result of closing an office on the island of Tinian in 1999.

General and Administrative Expenses. General and administrative expenses increased 74.7% to $1.5 million in 1999 from $847,468 in 1998. The increase is attributed to increased professional fees, bank service charges, director fees, insurance, travel and entertainment and gross revenue taxes related to the growth of the business.

Other Expense, Net. Other expense increased to $866,909 in 1999 from $23,229 in 1998. The increase is a result of increased interest due on additional borrowings for Telesource.

Liquidity and Capital Resources

Since 1994, Telesource International's primary sources of operating funds have been bank borrowings, contributions of equity capital and profits realized on projects completed. On December 31, 2000, 13,000,000 shares of Telesource International's common stock were issued and outstanding. Telesource had 10,000,000 shares issued and outstanding for most of 2000 until an additional 3,000,000 shares were issued to Telesource's principal stockholder, SHBC, for $1 per share to satisfy trade payables that were outstanding. On June 29, 2001, SHBC exercised the 2,000,000 warrants it held for the purchase of Telesource International common stock at $1.00 per share. As of June 29, 2001, Telesource International has 15,000,000 shares of common stock issued and outstanding.

Cash used in operating activities during the three months ended March 31, 2001 and 2000 were $206,692 and $993,150, respectively. The first quarter of 2001 recognized significant collections on accounts receivables. There was $5.5 million in collections on receivables which mainly consisted of amounts collected on sales for the Fiji project which was offset by a $3.9 million reduction in accounts payable. The increase in costs and estimated earnings in excess of earnings was principally due to the West Tinian Airport project getting under way.

Cash used in investing activities was $650,600 for the three months ended March 31, 2001 as compared to net cash used in investing activities of $565,181 for 2000. The cash used in investing activities was used in the purchase of equipment to be used on projects.

Cash provided by financing activities generated $1.1 million for the three months ended March 31, 2001 as compared to $1.5 million for the same period in 2000. The cash generated by financing came from additional borrowings.

Cash used in operating activities during 2000 and 1999 was $7.6 million and $8.6 million, respectively. The principal reason for the significant amount of cash used in operating activities is attributed to an increase in accounts receivables of $7.8 million, mainly related to amounts due on the Koblerville housing project and the power plant expansion project in Fiji. The balance of receivables outstanding at year-end 2000 on the Koblerville and Fijian projects were collected subsequent to year-end.

Cash used in investing activities was $843,567 for the year ended December 31, 2000 as compared to net cash used in investing activities of $2.5 million for 1999. The decrease in the amount of cash used in investing in 2000 is attributed to the decrease in the amount of capital expenditures made by Telesource International as well as the purchase of certificate of deposit in 1999.


Cash provided by financing activities generated $5.7 million during 2000 as compared to $11.0 million for 1999. The cash generated by financing came from $6.1 million in additional borrowings.


Telesource International had a working capital deficit of $31.7 million at March 31, 2001 and $3.4 million at December 31, 2000. The sharp increase in the deficit is a result of all loans becoming short term as of March 31, 2001. The largest loan held by Telesource International, a $25,000,000 loan from the Commercial Bank of Kuwait is due in February of 2002 and is now considered short term. To address this deficit, Telesource plans on making some reductions on existing lines and renewing the credit lines. The amount of the reductions is dependent upon the amounts of capital raised by Telesource International within the next twelve months. Telesource International will raise $2,000,000 in June of 2001 through the exercise of warrants issued to SHBC. Telesource will initiate the process of identifying an investment banking firm to assist Telesource in identifying the appropriate type of offering and amount to be raised in the third quarter of 2001 with the intent of closing an offering before the end of the year.

Telesource International has already made some reductions to loans outstanding a March 31, 2001. The $1.0 million line of credit from the Bank of Hawaii and secured by a certificate of deposit has been paid off with the proceeds from the maturity of the certificate of deposit in April of 2001. The $2.0 million credit line with the Kuwait Real Estate Bank was paid off at maturity on May 25, 2001 with cash on hand. The Bank of Hawaii granted an extenstion on the $1.9 million line of credit to August 1, 2001. The $2.0 million line of credit to the Hongkong Shanghai Banking Corporation remains due in January of 2002. The $201,229 amortizing loan from Citytrust Bank remains current and is expected to be repaid through monthly principal and interest payments of $21,262 on January 1, 2002. The Kuwait Real Estate Bank loan of $3,000,000 is to be repaid in installments of principal of $1,000,000 plus interest due on October 31, 2001, January 31, 2002 and March 31, 2002.

Telesource International currently expects that its existing cash balances will be sufficient to meet anticipated cash requirements for at least the next 12 months. Telesource International had $1.1 million available in unused credit at March 31, 2001 on existing credit arrangements. Most of the borrowings incurred during 2000 in the amount of $6.1 million were used to finance the receivables related to the projects referred to above at December 31, 2000. Substantially all of these receivables have been collected during 2001, reducing the amount of obligations Telesource has outstanding.

Telesource has forecasted cash infows for the next twelve months from projects of $22.9 million, $2.0 million from the exercise of warrants currently outstanding, and $6.0 million in additional borrowings. The additional borrowings consist of $1.0 million available on an existing line of credit from the Kuwait Real Estate Bank and $5.0 million on a credit line to be established. The Gulf Bank has issued to Telesource a letter of intent for a credit line of $9.0 million. Telesource's forecasted cash outflows consist of $8.9 million in principal and interest payments on credit lines (the $25 million credit line with the Commercial Bank of Kuwait is assumed to be renewed in February 2002) and $21.9 million for project costs and general and administrative expenses. Telesource had a cash on hand balance at March 31, 2001 of $1.2million and a forecasted cash on had after these collections and payments of $1.2 million in March of 2002. This forecast does not include any cash available from the planned offering by Telesource.

While Telesource International believes it has sufficient financing for its current working capital needs, Telesource is considering bidding on additional projects in addition to the current backlog. Additionally, Telesource will request that the Commercial Bank of Kuwait renew the $25 million credit line due to mature in February 2002. Should the Commercial Bank of Kuwait not renew the credti line, Telesource's largest shareholder, SHBC, will be required by the Commercial Bank of Kuwait to pay off the loan (SHBC is the guarantor on this credit line and Telesource does not have any collateral pledged on this loan.) There can be no assurance that Telesource International's present capital and financing will be sufficient to finance future operations thereafter. Telesource International may seek to raise additional capital in 2001 through the sale of equity to reduce the existing credit line borrowings as well as to provide capital needed for growth. There can no assurance that Telesource will be successful in such efforts. If Telesource International sells additional shares of common stock to raise funds, the terms and conditions of the issuances and any dilutive effect may have an adverse impact on the existing stockholders. If additional financing beyond current levels becomes necessary, there can be no assurance that the financing can be obtained on satisfactory terms. In this event, Telesource International could be required to restrict its operations.

Recently Issued Accounting Standards

Telesource International analyzed the effects of adopting the rules promulgated by Statement of Accounting Standards, or "SFAS," No. 133 as amended by SFAS No.
138. These statements establish accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. Telesource International adopted the provisions of SFAS No. 133 and No. 138 on January 1, 2001 in accordance with the requirements provided by those statements. All derivatives entered into by Telesource are reflected at fair value under the current method of revenue recognition. Because of Telesource International's minimal use of derivatives, management does not believe the new statement will have a significant impact on the results of operations or financial position.

Change in Auditors


At a meeting held on January 9, 2001, the Board of Directors of Telesource International approved the engagement of KPMG LLP as its independent auditors for the fiscal year ending December 31, 2000 to replace Pender Newkirk & Company, effective on January 9, 2001 . The appointment of KPMG LLP was recommended to the Company's Board of Directors by its Audit Committee, composed of directors who are not officers or employees of the Company, on January 8, 2001 after a review of the Company's worldwide needs. The reports of Pender Newkirk & Company on Telesource International's financial statements for the past two fiscal years did not contain an adverse or disclaimer of opinion nor was the opinion qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company's financial statements for each of the two fiscal years ended December 31, 1999, and in the subsequent interim period, there were no disagreements with Pender Newkirk & Company on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. A letter from Pender Newkirk & Company is attached as Exhibit 16.01.


Legal Proceedings

Telesource International is involved in various litigation proceedings incidental to the ordinary course of business. In the opinion of management, the ultimate liability, if any, resulting from the litigation would not be material in relation to Telesource International's financial position or results of operations.

Interest Rates

Telesource International's subsidiary has a variable rate term loan from the Commercial Bank of Kuwait, New York Branch, two variable rate term loans from Kuwait Real Estate Bank, a variable rate term loan and a fixed rate loan from the Bank of Hawaii and a variable rate loan from the Hongkong and Shanghai Banking Corporation. Telesource International offers the following information about these debt obligations:


      Description of the              Balance at
          Obligation                   12/31/99              Interest Rate                       Matures
--------------------------------     --------------    --------------------------    ---------------------------------
Variable rate term loan                $25,000,000     LIBOR rate plus 3.0%          February 24, 2002

Variable rate term loan                 $2,000,000     LIBOR rate plus 2.5%          May 31, 2001

Fixed rate term loan                    $1,000,000     Fixed rate of 6.25%           April 26, 2001

Fixed rate letter of credit               $500,000     Fixed rate of 12.5%           May 21, 2000


      Description of the              Balance at
          Obligation                   12/31/00              Interest Rate                       Matures
--------------------------------     --------------    --------------------------    ---------------------------------
Variable rate term loan                $25,000,000     LIBOR rate plus 3.0%          February 24, 2002

Variable rate term loan                 $1,890,000     LIBOR rate plus 2.5%          May 31, 2001

                                                                                     $1,000,000 due October 31, 2001
                                                                                     and $1,000,000 due January 31,
Variable rate term loan                 $2,000,000     LIBOR rate plus 3%            2002

Variable rate term loan                 $2,000,000     Prime rate plus 1.5%          January 31, 2002

Variable rate term loan                 $2,000,000     LIBOR rate plus 2.5%          May 25, 2001

Fixed rate term loan                    $1,000,000     Fixed rate of 6.25%           April 26, 2001

Fixed rate term loan                      $258,118     Fixed rate of 11.5%           January 1, 2002


      Description of the              Balance at
          Obligation                    3/31/01              Interest Rate                       Matures
--------------------------------     --------------    --------------------------    ---------------------------------
Variable rate term loan                $25,000,000     LIBOR rate plus 3.0%          February 24, 2002

Variable rate term loan                 $2,000,000     LIBOR rate plus 2.5%          May 31, 2001

                                                                                     $1,000,000 due October 31,
                                                                                     2001, $1,000,000 due January
Variable rate term loan                 $3,000,000     LIBOR rate plus 3%            31, 2002 and $1,000,000 due on
                                                                                     March 31, 2002

Variable rate term loan                 $2,000,000     Prime rate plus 1.5%          January 31, 2002

Variable rate term loan                 $2,000,000     LIBOR rate plus 2.5%          May 25, 2001

Fixed rate term loan                    $1,000,000     Fixed rate of 6.25%           April 26, 2001

Fixed rate term loan                      $201,229     Fixed rate of 11.5%           January 1, 2002

                       TELESOURCE INTERNATIONAL'S BUSINESS

Telesource International was formed in 1994 to facilitate various intra-corporate activities and, until July 1999, was a wholly owned subsidiary of Sayed Hamid Behbehani & Sons Co. W.L.L. ("SHBC"), a Kuwait-based civil, electrical and mechanical construction company. Telesource International is an international engineering and construction company, constructing single family homes, airports, radio towers and in the construction and operation of energy conversion power plants. In Tinian, an island in the Commonwealth of Mariana Islands, a U.S. Territory, Telesource operates a diesel fired electric power generation plant for the sale of electricity to the local power grid. Telesource International's facility in Lombard, Illinois, handles the procurement, export and shipping of U.S. fabricated products for use by its subsidiaries or for resale to customers outside of the mainland.

Telesource International conducts its operations through three subsidiaries: (i) Telesource CNMI, handles construction and management of the energy conversion facilities in the Commonwealth of Mariana Islands and operates a branch office in Guam; (ii) Commsource International, which is an international export company that facilitates the purchase of equipment in the U.S. (the business activities of Commsource have been assumed by Telesource and Commsource is expected to be closed during 2001); and (iii) Telesource Fiji, Limited, that handles the construction activities in Fiji.

Telesource has three main operating segments: construction services, brokerage of goods and services and power generation and construction of power plants. The power generation activities commenced in March 1999.

Construction Services

Telesource International's Micronesian construction services are primarily carried out through Telesource International's Mariana subsidiary. In late 1996, Telesource International's Mariana subsidiary was subcontracted by Telesource International's then-parent corporation to build a radio relay station in the Commonwealth of Northern Mariana Islands for the United States Information Agency.

In 1999, through a competitive bidding process, Telesource International was awarded a contract to build 45 housing units for the Northern Mariana Housing Agency, a government agency. These are government-subsidized, low-income housing units. This project is valued at $6.3 million and is a first phase of a potentially larger project. This project was 87.1% complete as of December 31, 2000. Management believes that there may be additional contracts or phases to this project in the future, though there can be no assurances that additional phases will be contracted or whether Telesource International would be successful in being awarded the contract.

In 2000, through a competitive bidding process, Telesource International was awarded a contract to construct a low security prison on the island of Saipan. This contract is valued at $945,000 and was 52.9% complete at December 31, 2000. Also in 2000, a contract was awarded to construct an office building for a related party, Retsa Corporation with a contract value of $1,090,000. This contract was 19.2% complete on December 31, 2000.

In 2000, through a competitive bidding process, Telesource was awarded a contract to expand two existing power generation stations in Fiji. The project contemplates the expansion of the building housing the power plant and the addition of two power generation engines at each of the two sites. The total power production capacity to be added for both sites is approximately 16 Mwh.

In November 2000, through a competitive bidding process, Telesource International was awarded a contract to construct a 7,800 linear foot airport runway on the Island of Tinian. This contract is valued at $16,949,105 and was 2.2% complete at December 31, 2000. This contract has a required completion date of March 2002 and has an estimated net profit of $3,389,105.

Non-Power Project Construction Expansion Plans

With Telesource's expansion into Guam to take advantage of the growing U.S. military presence there, Telesource International is seeking opportunities for construction services not only in Micronesia, but also throughout the Pacific basin.

Specialized Construction Processes

Building an airport or a broadcasting facility is not like the construction of a more conventional building. Because of the high levels of radio frequency emissions or the generation of electrical currents, every part of the structure is integrated into the overall design and plays a role in making the overall facility safer and more efficient.

The building of these specialized structures requires additional engineering skills, the knowledge of specialized construction techniques and relationships with specialized subcontractors. The situation is made harder when building offshore, where distance from raw materials and subcontractors becomes a risk factor.

Past and Present Power Generation Construction Projects

Telesource International's power generation business involves:

       *  Building the power plants

       *  Operating the power plants for the period of time of the contract

       * Selling wholesale power to the client to be distributed on their power grid

       * The transfer of the ownership of the properties to the clients at the end of the contract.

In 1997,  a  governmental  agency  located in the  Commonwealth  of the Northern
Mariana  Islands,  awarded  Telesource   International's  Mariana  subsidiary  a
contract to design, build and operate a 10-30 megawatt power plant.

The initial 10 megawatts are now on-line, completed within budget and on time; the plant has been operational since March 1999. The second phase of the project was completed in March 2000, within budget and on time. The third phase will be constructed at the discretion of Telesource International's Mariana subsidiary as the demand for power increases. Accordingly, if power demand fails to meet Telesource International's projections, this phase may never be constructed.

In 2000, Telesource International was contracted to expand two existing power stations in Fiji and to add additional power generators with a combined production capacity of 32 Mwh for a fixed price of approximately $12.7 million. The estimated costs of completing this project are approximately $11.8 million. Performance for this contract is divided between Telesource International and a subsidiary of Telesource International, Telesource Fiji, Ltd., based on the location and type of service to be performed. The construction services are recognized under Telesource Fiji, Ltd. while the purchasing of the power generation engines is recognized on a net basis under Telesource International. The contract with the customer reflects this arrangement. This contract is a performance pay contract (as specified milestones are reached, Telesource bills the customer and receives payments within 30 days) and is expected to be completed in July 2001. Telesource was 69.6% complete on this project as of March 31, 2001, and through March 31, 2001, had recognized total revenues for this project of $8,869,603. The total revenues recognized through March 31, 2001 include $1,000,507 in construction revenues and $8,869,603 in gross sales revenues. The sales revenues are reflected in Telesource's consolidated financial statements on a net basis. The total net amount of sales revenues recognized on this project on Telesource's consolidated financial statements as of March 31, 2001 was $580,488.

Power Plant Operation and Maintenance

The governmental agency in the Commonwealth of Northern Mariana Islands is an example of a power plant operation and maintenance project. Telesource
International designed, financed and built the power plant. Telesource International obtained financing through a $25,000,000 line of credit from the Commercial Bank of Kuwait, New York Branch. For the construction of the first phase of this power plant Telesource International is paid $180,000 per month for ten years by the governmental agency. Each monthly payment is secured by a promissory note in the amount of $180,000 issued by the Commonwealth Utilities Corporation.

Telesource International has a 20-year lease on the land on which the power plant is built, plus title to the entire plant and a two-month escrow account of no less than $360,000 on which Telesource International has a first lien. In the event of the governmental agency being unable to meet their obligations either for their monthly maintenance fees or for the promissory notes, Telesource International may sell, lease, assign or transfer the power plant or any of the plant equipment.

In the first phase, the governmental agency also pays a production fee of $.02 per kilowatt-hour for each kilowatt produced on its behalf for the first 5,140,000-kilowatt hours per month. In the second additional 10-megawatt phase, the governmental agency has agreed to pay Telesource International an additional production fee of $.065 per kilowatt-hour produced over the initial 5,140,000-kilowatt hours per month.

In addition, the governmental agency pays a service fee of $50,000 a month for operating and maintaining the power plant.

The governmental agency has the right to terminate the contract for operation and maintenance at any time with six month's notice. In this event, Telesource International would still have title to the power plant until fully repaid.

In May 2001, the governmental agency and Telesource executed Change Order No. 3 to the Tinian Power Plant Contract. Change Order No. 3 provides a suspension in the Escalator on the variable payments from January 1, 2001 to December 31, 2005. This Change Order extends the term of the contract from an expiration of 10 years following commissioning of the last constructed phase (currently Phase II was commissioned in March 2000 and therefore the contract was to have expired in March 2010) to an new expiration date of March 31, 2020. Change Order No. 3 does not include an expansion of the power generation capacity of the power plant. The power plant will continue to operate at its current maximum generation capacity of 20 Mwh. Effectively the contract has been extended for an additional 10 years. Power rates agreed to under the original contract and Change Order No. 1 remain unchanged. Change Order No. 3 does provide the customer with an early termination option of the extended agreement beginning on March 31, 2010 and available annually thereafter; however, the customer is required to give a six month notice and pay an early termination fee of $6,000,000. Change Order No. 3 prohibits the customer from purchasing power from any source other than Telesource for the first 30 MW. The expanded agreement executed under Change Order No. 3 only extends the power generation contract term and is not expected to impact the accounting for the power plant as it does not require additional performance by Telesource, with respect to construction activities.

Potential Future Power Plant Construction and Power Supply

Based on previous experience, Telesource International believes there will be a growing demand for power around the world; however competition and deregulation could eliminate the financial feasibility of these projects and thereby prevent Telesource International from taking advantage of the expected growth in demand. In the U.S. two-thirds of the country's installed plants are 25 or more years old and need to be replaced and repowered, principally with new gas combustion turbines. The world's use of electricity is projected to increase by two-thirds over the forecast horizon, from 13 trillion kilowatt hours in 1999 to 22 trillion kilowatt-hours in 2020. The strongest growth rates in electricity consumption are projected for the developing world. The most rapid expansion in electricity use in the reference case is expected for developing Asia and Central and South America, with average annual growth rates exceeding 3.5 percent between 1999 and 2020. In the industrialized world, electricity consumption is expected to grow at a more modest pace. Slower population and economic growth, along with the market saturation of certain electronic appliances (such as washers and dryers) and efficiency gains from electrical appliances help to explain the expected slower growth of electricity use in the industrialized nations, although growing computer usage and the introduction of new electronic devices could modulate that trend in the future. Telesource International also believes that in those situations where the local governments lack the up-front funding to build the additional power plants will represent an opportunity for Telesource International to find alternative solutions up to and including having Telesource International locate the needed project financing. Without the additional energy, Telesource International believes that many of the infrastructure upgrades envisioned by local governments can't take place. In Telesource International's experience, in return for securing project financing in a manner similar to that obtained for the project in the Commonwealth of Northern Mariana Islands, local governments will be willing to enter into contracts which guarantee Telesource International a minimum amount of power consumption, coupled with long-term operations and maintenance contracts similar to Telesource International's contract with the governmental agency in the Commonwealth of Northern Mariana Islands.

Telesource International anticipates that these contracts will generally be secured by governmental guarantees, promissory notes, liens and collateral in the land and in the physical power plants.

Sales and Marketing Strategies

Most of Telesource International's jobs will be obtained through a public bid process, and clients are either governments or governmental agencies. In obtaining contracts:

       * Telesource International performs significant market research. Telesource International analyzes potential markets, looking for future building plans or plans to expand the capital infrastructure. Telesource International's research also includes analyzing numerous government documents and reviewing previous and current requests for bids.

       * Telesource International is actively involved in public relations with the governments and agencies that might contract for Telesource International's services. Much of this effort is informational, learning the specific needs of each governmental agency while at the same time explaining what services Telesource International has to offer.

       * Telesource International has created and provides to potential clients a survey to help governmental agencies evaluate whether Telesource International's resources and services might be more efficient and cost-effective than their current system.

Telesource International maintains three full-time marketing executives to help sales and marketing efforts; one in the Illinois headquarters and two offshore. All three are salaried employees.

Competition

The independent power industry has grown rapidly over the past twenty years. There are a large number of suppliers in the wholesale market and a surplus of capacity, which has led to intense competition in this market. The principal sources of competition in this market include traditional regulated utilities who have excess capacity, unregulated subsidiaries of regulated utilities, energy brokers and traders, energy service companies in the development and operation of energy-producing projects and the marketing of electric energy, equipment suppliers and other non-utility generators like Telesource International. Competition in this industry is substantially based on price with competitors discovering lower cost alternatives for providing electricity. The electric industry is also characterized by rapid changes in regulations, which Telesource International expects could continue to increase competition.
Telesource International does not believe the Tinian power plant would be significantly impacted by competition in the wholesale energy market since its revenues are subject to contracted rates which are substantially fixed for several years.

Telesource International also competes in the market to develop power generation facilities. The primary bases of competition in this market are the quality of development plans, the ability of the developer to finance and complete the project and the price. In some cases, competitive bidding for a development opportunity is required. ___ Competition for attractive development opportunities is expected to be intense as there are a number of competitors in the industry interested in the limited number of opportunities. Many of the companies competing in this market have substantially greater resources. Telesource International believes its project development experience and its experience in creating strategic alignments with other development firms with greater financial and technical resources could enable Telesource to continue to compete effectively in the development market if and when opportunities arise. Presently, Telesource International believes there are a number of opportunities for additional project development worldwide for projects similar to those previously developed by Telesource. However, Telesource International is currently evaluating whether it should seek development opportunities in other areas outside of the south pacific to diversify its activities.

Presently, there is significant merger and consolidation activity occurring in the electric industry. From time to time, Telesource International may consider merger and acquisition proposals when they appear to present an opportunity to enhance stockholder value. Telesource International is not involved in any of these discussions or negotiations at this time.

Energy Regulation

Telesource International's projects are subject to regulation under federal and local energy laws and regulations. Telesource International is subject to the requirements established by its permitting authorities, i.e. Department of Environmental Quality ("DEQ") and the Environmental Protection Agency ("EPA").

Presently, neither the Customer Choice Act nor proposed legislation directly impacts Telesource International because the legislation and restructuring plan pertain to the retail market or new contracts in the wholesale market. However, as discussed above, Telesource International could possibly be impacted in the future by, among other things, increases in competition as a result of deregulation. Telesource International is actively monitoring these developments in energy proceedings in order to evaluate the impact on existing projects and also to evaluate new business opportunities created by the restructuring of the electric industry.


Environmental Regulation

Telesource International's projects are subject to regulation under federal, foreign and local environmental laws and regulations and must also comply with the applicable laws pertaining to the protection of the environment, primarily in the areas of water and air pollution. These laws and regulations in many cases require a lengthy and complex process of obtaining and maintaining licenses, permits and approvals from federal and local agencies. As regulations are enacted or adopted in any of these jurisdictions, Telesource International cannot predict the effect of compliance therewith on its business. Telesource International's failure to comply with all applicable requirements could result in delays in proceeding with any projects under development or require modifications to operating facilities. During periods of non-compliance, Telesource International's operating facilities may be forced to shutdown until the non-compliances are corrected. Telesource International is responsible for ensuring compliance of its facilities with applicable requirements and, accordingly, attempt to minimize these risks by dealing with reputable contractors and using appropriate technology to measure compliance with the applicable standards.

Insurance and Bonding

Telesource International maintains general and excess liability, construction equipment, and workers' compensation insurance; all in amounts consistent with industry practices. Telesource International believes its insurance programs are adequate.

Telesource International was required to provide bonding for the airport runway project on the island of Tinian. This project has partial funding from the U.S. Government (the FAA) and consequently, U.S. Treasury Listed Bonding was required. Telesource International's ability to obtain additional surety bonding depends upon its capitalization, working capital, past performance, management expertise and other factors. Surety companies consider these factors and their current underwriting standards, which may change from time to time. Currently Telesource is required to provide collateral equal to 100% of the surety bond by Telesource International's surety company.

Employees

Telesource International presently employs 224 people, consisting of 17 employees in management, 29 engineers and technical staff members, 19 support staff members and 159 hourly employees. All of Telesource International's employees are nonunion workers, although Telesource International may employ union subcontractors from time to time.

Ninety percent of Telesource International's crews includes engineers and technical staff, because of the technical nature of its construction contracts. Working on a power plant, broadcasting facility or other technical construction site requires a higher level of expertise and a greater attention to safety issues.

Telesource International's non-engineering level employees are hourly workers, while its engineering and supervisory staffs are on monthly salaries.

Properties

Telesource International maintains leased office spaces and land leased for storage of construction equipment. Telesource International's Mariana subsidiary's head office in the Commonwealth of Northern Mariana Islands is leased for five years. On Guam, Telesource has an office leased by the year with 90 days notice for termination of lease. On Fiji, Telesource has an office leased on a month-to-month basis. Telesource International's corporate offices in Illinois are leased on a month-to-month basis. Additionally, Telesource has approximately 10 leased vehicles in its fleet.

                           TELESOURCE INTERNATIONAL'S
                                   MANAGEMENT

The names, ages and background of Telesource International's executive officers and directors are as follows:

   Name and Age; Years
   Served as Director                      Principal Occupation for Past Five Years; Other Directorships
------------------------------------    ------------------------------------------------------------------------------
Khajadour Semikian                      Khajadour Semikian,  President,  joined Telesource International in September
Age 47                                  1996. From January 1986 to December 1996 Mr.  Semikian was Assistant  General
Director Since 1995                     Manager with Sayed Hamid  Behbehani & Sons.  Mr.  Semikian has also served as a  director  for  Computhink  Incorporated  since  1994, Telebond  Insurance
                                        Corporation and Retsa Development Incorporated since 1998, and as President of
                                        Telebond Insurance  Corporation since 1998.

Nidal Zayed                             Nidal Zayed,  Executive Vice President,  joined  Telesource  International in
Age 40                                  January  1996.  He is also  engaged in the practice of law. He received a law
Director Since 1998                     degree from Loyola  University School of Law in 1985 and a B.A. in Accounting
                                        from  Loyola  University of   Chicago  in 1982.  He   serves  as Chairman for
                                        Computhink  Incorporated   and has been a director for Computhink since 1994.

Max Engler                              From 1988 to present Mr. Engler has been an independent  Financial Consultant
Age 51                                  and is also on the Board of  Directors of various  companies  in  Switzerland
Director Since 1997                     and abroad.  From 1984 to 1988 Mr.  Engler  headed the Private  Banking  desk
                                        (Middle  East and Far East) of Bank Leu as Vice  President.  He is a director of  Computhink  Incorporated,  Belmoral  S.A.,  Computhink  Ltd.,  Telesource
                                        International   CNMI  Inc.,  Retsa  Development  Inc.,  Golden  Osprey  Ltd.,
                                        Computhink  Technology  Ltd.,  FSD  Holdings  PLC,  Litra  Holdings AG, Linos
                                        Finanz AG, Trafex Ltd., R.C.W.  Enterprises S.A., Formvac S.A., Sanop AG, and
                                        Protea Beratungs-und Finanz AG.

Weston W. Marsh                         Mr. Marsh is a member of the law firm  Freeborn and Peters.  Prior to joining
Age 50                                  Freeborn and Peters in  September  1990,  Mr.  Marsh served as the  Assistant
Director Since 1999                     General  Counsel  for  the  nation's  seventh  largest  railroad.  Mr.  Marsh obtained his law degree from


                                        the  University  of Illinois,  where he graduated  with honors,  Order of the
                                        Coif, and was associate  editor of the Law Review.  He received his B.A. from
                                        Yale  University  and an M.B.A.  from the  University  of  Chicago,  where he graduated first in his class.

Ibrahim M. Ibrahim                      Mr. Ibrahim has been Head of  International  Banking for The Gulf Bank K.S.C.
Age 58                                  in Kuwait since 1986.  Mr.  Ibrahim  served as the Vice President and Head of
Director Since 1999                     Credit and  Marketing  for the First  National Bank of Chicago for the middle east region from 1984 to 1986 and he also  served as the Vice  President  and
                                        General  Manager of  Continental  Illinois  Bahrain Branch from 1969 to 1984.
                                        Mr.  Ibrahim  received  his M.B.A.  in  International  Business  from De Paul
                                        University,  his M.S. in Taxation  and  Islamic  Law from the  University  of
                                        Alexandria and his B.A. in Accounting from the University of Alexandria.

Jeffery Adams                           Mr. Adams is an Electrical Engineer trained in the United Kingdom.  From 1978
Age 58                                  to 1986,  Mr. Adams served as the  marketing  director of Babcock  Industries
Director Since 1999                     and Electrical  Group of Companies.  In 1986, Mr. Adams became an independent international  sales marketing  consultant.  From 1987 to present,  Mr. Adams is the general  manager for Trafex  Ltd.,  an  engineering  supplies  company serving the Middle East.

Ralph Beck                              Mr. Beck is a principal of Global  Construction  Solutions,  L.L.C. From 1994
Age 62                                  to 1998,  Mr. Beck served as the President of Kajima  Construction  Services,
Director since 1999                     Inc., the North American  investment of a global engineering and construction firm.  From  1965 to 1994,  Mr.  Beck was with  the  Turner  Corporation,  an international  engineering  and  construction  firm.  Mr.  Beck served as the chairman  of the board for Turner  Steiner  International  from 1987 to 1994, and as a senior vice president for Turner Corporation.

Jeff Karandjeff                         Mr.  Karandjeff  joined  Telesource  International as Secretary in 1997. From
Age 34                                  October  1996  to  February  1997  Mr.   Karandjeff  was  an  Associate  with
                                        Schoenberg, Fisher, Newman & Rosenberg,  LTD. He received  a law  degree from
                                        Loyola  University  School of  Law  in 199 and  a Bachelor s Degree  from
                                        Massachusetts Institute of Technology in  1983.

Robert Swihart                          Mr. Swihart joined Telesource  International in 1998 as Treasurer.  From 1988
Age 54                                  to 1998 Mr. Swihart held various  accounting  positions  including  Assistant
                                        Controller  with

                                        Continental  Cablevision/MediaOne.  In  1970,  Mr.  Swihart received an M.B.A.
                                        from  Northern Illinois University.  He earned a B.A. Business Administration from North Park College.

Bud Curley                              Mr. Curley joined Telesource  International as its Chief Financial Officer in
Age 37                                  September  1999.  Prior to September  1999,  Mr.  Curley  served as the Chief
                                        Financial Officer,  Secretary and Executive Vice President for Surety Capital
                                        Corporation  and Surety Bank,  N.A. from 1996 to 1999. From 1993 to 1996, Mr.
                                        Curley  served  as  Surety  Capital   Corporation  and  Surety  Bank,  N.A.'s
                                        Controller and Senior Vice President.  In 1989, Mr. Curley received a B.A. in
                                        Business  Administration  from the University of Texas. He has also served as a director for Surety Capital  Corporation and Surety Bank, N.A. from 1998 to
                                        1999.


Board Composition

Directors are elected annually at Telesource International's annual meeting of stockholders, and serve for the one year term for which they are elected and until their successors are duly elected and qualified. Telesource's bylaws currently provide for a board of directors comprised of seven directors.

Board Compensation

All board members receive fees in the amount of $20,000 per year. Non-employee directors are also eligible for stock options grants. In January 2001, the Board of Directors authorized and granted a total of 225,000 options, or 45,000 options to each of the five non-employee directors under the Non-Employee Director Stock Option Plan. The exercise price for these stock options was set at $1.25 per share or fair market value as determined by the Board of Directors. These options expire after ten years.

Board Committees

Telesource International's board of directors has two committees. Its audit committee consists of Messrs. Engler, Marsh and Ibrahim. The audit committee was organized in late 2000 and will begin reviewing Telesource International's financial statements and accounting practices, make recommendations to the board of directors regarding the selection of independent auditors and review the results and scope of the audit and other services provided by the independent auditors in mid 2001. The audit committee will also review quarterly results with management and the independent auditors.

Telesource International's compensation committee consists of Messrs. Semikian, Marsh, Adams and Beck. The compensation committee will make recommendations to the board of directors concerning salaries and incentive compensation for executive officers and administers the employee benefit plans.

Executive Compensation

The following table sets forth summary information concerning the compensation received for services rendered to Telesource International during the years ended December 31, 2000, 1999 and 1998, respectively by the President and Executive Vice President (the "named executive officers"). No other executive officers received aggregate compensation during Telesource International's last fiscal year exceeding $100,000.

                           SUMMARY COMPENSATION TABLE

       Name and                                                       All Other Annual
  Principal Position         Year         Salary (1)        Bonus       Compensation
-----------------------    ---------    ---------------  ---------     ---------------
Khajadour Semikian           2000        $270,000        $ --          $ 10,000
  President                  1999        $152,337        $ --          $ 10,000
                             1998        $   --          $ --          $   --

Nidal Zayed                  2000        $125,000        $ --          $ 10,000
  Executive Vice President   1999        $142,404        $ --          $ 10,000
                             1998        $108,830        $ --          $   --

       (1)Includes salary paid by Telesource International, before any salary reduction for contributions to Telesource International's 401(k) Savings Plan. Telesource International paid director fees of $10,000 in 2000 and 1999 to Mr. Semikian and Mr. Zayed.

Telesource entered into an employment agreement with Khajadour Semikian in June 1999 and Nidal Zayed in August 1999. The term of the agreement with Mr. Semikian is from July 1, 1999 to July 1, 2002. Under the terms of the agreement, Mr. Semikian is required to devote his full time to the Telesource's business. Telesource has agreed to pay him an annualized base salary of $220,000 for 1999 and 1998, increased to $270,000 during 2000 and to remain at $270,000 per year through July 1, 2002. The payment of cash bonuses to Mr. Semikian is at the Board's discretion. Telesource has agreed to provide Mr. Semikian with health insurance for him and his family at a reduced rate. The term of the agreement with Mr. Zayed is from September 1, 1999 to September 1, 2002. Under the terms of the agreement, Mr. Zayed's responsibilities comprise serving as an operating officer accountable for the full range of operations. Telesource has agreed to pay him an annualized base salary of $125,000 per year for the term of the agreement. The payment of cash bonuses to Mr. Zayed is at the Board's discretion. Telesource has also agreed to provide Mr. Zayed with health insurance for him and his family at a reduced rate along with a company car.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Some of Telesource International's executive officers, directors and major stockholders are also owners, officers and/or directors of SHBC located in Kuwait. SHBC is a civil, electrical and mechanical construction contractor with 750 employees and over 30 years of experience. SHBC and its affiliates were the sole stockholder of Telesource International prior to July 1999 and will own approximately 75.6% of the common stock outstanding upon completion of this transaction. SHBC and SHBC's majority stockholders, Fouad Behbehani and Nasrallah Behbehani, have signed as guarantors on Telesource International CNMI's promissory note for $25,000,000 with the Commercial Bank of Kuwait, New York Branch. The $25,000,000 promissory note was used by Telesource International to finance its construction activities on the power plant. SHBC and SHBC's majority stockholders have also signed as guarantor on a $2,000,000 letter of credit from the Kuwait Real Estate Bank for Telesource International. There can be no assurance that upon maturity of these borrowing contracts that SHBC will continue to renew its guarantee of the debt.

SHBC and Telesource International compete within the same industry; however, Telesource International has a right of first refusal to bid projects within the United States and its territories, the Pacific Rim and the Indian Ocean. This right of first refusal agreement between SHBC and Telesource International specifically excludes projects or modifications for the International Broadcasting Bureau's stations located outside of the continental United States, for which both SHBC and Telesource International may freely bid.

Additionally, from time-to-time Telesource International may hire, on a part time or temporary basis, individuals employed by SHBC to provide assistance to Telesource International on some projects in the Northern Mariana Islands. The rates paid will not exceed the fair market value of similar services provided by unrelated third parties.

In 1996, Telesource International was subcontracted by SHBC to build a radio relay station in the Commonwealth of Northern Mariana Islands for the United States Information Agency. The agreement between SHBC and Telesource International included payment to Telesource International on a monthly basis for all costs incurred plus a fee of 7.5% on local purchases and procurements. The radio relay station project was completed in 1998. No revenues on the radio relay station were recognized in 2000 due to the project's completion in 1999. Telesource International does not believe that the subcontract with SHBC is indicative of future contracts and expected results.

Telesource International had sales to SHBC of $964,427, $3,025,271 and $5,427,103 for the twelve months ended December 31, 2000, 1999 and 1998, respectively. At December 31, 2000 and 1999, Telesource International had receivables due from SHBC in the amount of $99,809 and $320,109, respectively.

Telesource International performed services in addition to the construction of the radio relay station mentioned above. The following table provides the consolidated financial information related to all services provided by Telesource International to SHBC.

                                                Three Months Ended                    Twelve Months Ended
                                                    March 31,                            December 31,
                                            ---------------------------    ------------------------------------------
                                               2001            2000           2000           1999           1998
                                            ------------     ----------    -----------    -----------    ------------
          Construction revenues             $ 291,982         362,645         851,912       2,180,683       3,786,177
          Sales                                   102          17,853         197,845         181,118         145,383
          Rental income                          --            53,103          53,103         610,918       1,380,596
          Service fees                           --            31,625          31,625         204,628         351,956


The following table provides the consolidated financial information related to all balances as of the end of each period on amounts for the related party, SHBC.

                                                                  March 31,                      December 31,
                                                        ------------------------------    ---------------------------
                                                            2001              2000           2000            1999
                                                        --------------     -----------    ------------    -----------
          Accounts receivable                             $  24,700            --            99,809         320,109
          Prepaid expenses                                     --              --              --           170,182
          Accounts payable                                    1,808       2,872,211         698,875       1,604,811
          Other customer deposits                              --           125,000         125,000
          Other current liabilities                            --              --              --            88,726

The aforementioned amounts and related party amounts disclosed in the consolidated financial statements are not necessarily indicative of the amounts which would have been incurred had comparable transactions been entered into with independent parties.

In March 1999, Telesource International signed a three-year lease for 20,000 square meters of land. The land will be used to store equipment for Telesource International. The lease has a total cost for the three-year period of $75,000 and was paid in full. The lease is with Retsa Development Incorporated. Telesource International's President and CEO, K.J. Semikian and one of
Telesource International's directors, Max Engler, are a director of Retsa Development Incorporated.

Telesource International held an investment in Telebond Insurance Corporation at December 31, 2000, in the amount of $50,000. During 1999, Telesource
International purchased insurance from Telebond in the amount of $158,278 and $138,203 during the twelve months ended December 31, 2000 and 1999, respectively, and held a prepaid asset for insurance in the amount of $211,350 December 31, 2000. Telesource International's President and CEO, K.J. Semikian serves on Telebond Insurance Corporation's board of directors and serves as the President of Telebond. Mr. Semikian also owns 10% of Telebond.


                TELESOURCE INTERNATIONAL'S PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of Telesource

International's common stock by SHBC and its affiliates:

         Number of Shares:                                     11,639,000
         Percentage ownership by SHBC and its affiliates
             at July 31, 2001                                       77.6%

     The following table sets forth some information regarding the beneficial ownership of Telesource International's Common Stock as June 29, 2001 by:

       o Each stockholder known by Telesource International to own beneficially more than 5% of the common stock

       o  Each executive officer

       o  Each director and all directors and executive officers as a group:

                                                       Number of Shares     Percentage            Percentage
 Name                                                                      beforemerger(1)       after merger
 ------------------------------------------------ -------------------- --------------------- -----------------
 Khajadour J. Semikian                                      200,000            1.5%              1.5%
 Max Engler(2)                                               50,000              *                 *
 Ibrahim M. Ibrahim                                          10,000              *                 *
 Jeffrey H. Adams                                             1,000              *                 *
                                                         ----------            ----              ----
 All directors and named executive
   officers as a group (five persons)                       261,000            2.00%              2.0%
                                                         ==========            ====              ====

 Sayed Hamid Behbehani &
    Sons Co. W.L.L. (3)                                  11,639,000(4)        77.6%              75.6%
                                                         ==========           ====               ====

       * Less than 1% of all the issued and outstanding shares of Common Stock

(1) This table is based upon information derived from Telesource International's stock records and information furnished by the persons named. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Telesource International believes that each of the stockholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 15,000,000 shares of Common Stock outstanding as of December 31, 2000.

(2) Max Engler serves as a director for Litra Holding AG. Litra Holding AG owns directly 495,000 shares of Telesource International's common stock. Based upon information provided to Telesource International, Telesource International does not consider these shares to be beneficially owned by Mr. Engler.

(3) Includes 2,020,000 shares of Common Stock held by the Behbehani family in the following manner:

                                                                                        Number of
                                                         Who                              Shares
                   ------------------------------------------------------------------------------
                   Nasrallah S. H. S. A. Behbehani                                        725,000
                   Aster I. Behbehani                                                     495,000
                   Salman F. Behbehani                                                    250,000
                   Eqbal E. A. A. Al-Behbehani                                            200,000
                   Amal N. S. H. S. A. Behbehani                                          100,000
                   Anwar N. S. H. S. A. Behbehani                                         100,000
                   Nasarallah Behbehani & Sons Co. W.L.L.                                 100,000
                   Najeeb S. H. Behbehani                                                  50,000
                                                                                 ----------------
                              Total shares held directly by the
                           Behbehani family members                                     2,020,000
                                                                                 ----------------

                   Sayed Hamid Behbehani & Sons Co. W.L.L.                              9,619,000
                                                                                 ----------------

                        Total SHBC and beneficially held                               11,639,000
                                                                                 ================

(4) Represents shares beneficially owned prior to the merger. As part of the merger, 300,000 shares will be transferred to Harrison Douglas for their services provided in connection with the completion of the merger. The foregoing includes 2,000,000 warrants granted to SHBC. The warrants allow for SHBC to receive on share of Telesource International common stock in exchange for each warrant. The exercise price for the warrants was $1 per share. These warrant were exercised on June 29, 2001. See "Certain Relationships and Related Transactions".


                            SIXTH BUSINESS'S BUSINESS

History and Organization

Sixth Business is a private Delaware corporation formed in June 2001. It is the successor company to a merger with Sixth Business Service Group, a Florida corporation. That merger was completed in June 2001 and was effected principally for the purpose of reincorporating the Florida corporation in the State of Delaware. Sixth Business' predecessor company was formed in 1999 with no assets or operations to acquire a private company such as Telesource International that desired to become a company that makes current filings pursuant to Section 13 and 15(d) of the Securities Act in order to qualify its stock for quotation on the over the counter bulletin board

Sixth Business is not currently a company that has stock qualified for quotation on the over-the-counter bulletin board. Before securing approval of an application to be quoted on the over-the-counter bulletin board, the registration statement filed with the Securities and Exchange Commission that relates to this Prospectus\Information Statement must be declared effective.

Public Securities, an NASD market maker, has agreed to file the required form to secure a quotation on the over-the-counter bulletin board for the surviving company.

Operations

Sixth Business does not currently engage in any business activities that provide any cash flow. The costs of identifying, investigating, and analyzing the merger with Telesource International have been and will continue to be paid with money in Sixth Business's treasury.

Employees

Sixth Business presently has no employees. Its officer and director, Joseph Wharram, is engaged in other business activities. Mr. Joseph Wharram was elected as director on July 30, 2001. On July 31, 2001, Mr. Wharram was appointed as President, Treasurer, Secretary and Chief Accounting Officer.

Properties

Sixth Business is presently using the office of our President, Joseph Wharram, 860 Parkview Boulevard, Lombard IL, at no cost. This arrangement is expected to continue only until the merger is closed, although there is currently no agreement between Sixth Business and Mr. Williams. Sixth Business at present owns no equipment, and does not intend to own any.

Security Ownership


Williams Law Group is the sole stockholder of Sixth Business. It owns 100,000 shares of common stock. Williams Law Group has agreed to surrender these shares upon the effectiveness of merger for no consideration, resulting in the former stockholders of Telesource International owning 100% of the surviving entity.

Mr. Williams may be deemed Sixth Business's founder, as that term is defined under the Securities Act of 1933.

Directors and Executive Officers

Joseph E. Wharram is the sole officer and director of Sixth Business. Mr Wharram was elected to these positions on July 30, 2001 by written consent from the sole shareholder, Mr. Williams. These positions were previously filled by Michael T. Williams the sole director and shareholder of Sixth Business who resigned on July 9, 2001. Since 1994, Mr. Wharram has served as an employee of Computhink and has served in the capacities of vice president of International sales, chief operations officer and his current position of president. Three of Telesource's directors and or officers serve on Computhink's board of directors. Those directors are Max Engler, K.J. Semikian and Nidal Zayed. Telesource International and Computhink do not otherwise conduct business between the two companies.

Executive Compensation

Sixth Business has not paid any compensation to its executive officer, Joseph Wharram.

Legal Proceedings

Sixth Business is not a party to or aware of any pending or threatened lawsuits or other legal actions.

Indemnification of Directors and Officers

Sixth Business's director is bound by the general standards for directors provisions in Delaware law. These provisions allow him in making decisions to consider any factors as he deems relevant, including Sixth Business's long-term prospects and interests and the social, economic, legal or other effects of any proposed action on the employees, suppliers or Sixth Business's customers, the community in which Sixth Business operates and the economy.

Sixth Business has agreed to indemnify its director, meaning that it will pay for damages he incurs for properly acting as director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant under the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against the public policy and is therefore, unenforceable.


                   DESCRIPTION OF SIXTH BUSINESS CAPITAL STOCK

Common Stock

Sixth Business is authorized to issue 50,000,000 shares of common stock. There are currently 100,000 shares of common stock outstanding held of record by one stockholder. Following the merger, there will be 15,000,000 shares of common stock held of record by approximately 190 stockholders. The Williams Law Group, sole shareholder of Sixth Business has agreed to surrender his shares upon the effectiveness of the merger for no consideration, resulting in the former stockholders of Telesource International owning 100% of the surviving entity.

The shares of Sixth Business Service Group and Telesource International are not listed or qualified for trading on any exchange or market.

Before and after the merger, the holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The common stock has no preemptive or conversion rights or other subscription rights. There are no sinking fund provisions applicable to the common stock.

Preferred stock

Sixth Business is authorized to issue 10,000,000 shares of preferred stock. There are no shares of preferred stock outstanding, nor will shares of preferred stock be issued as part of the merger.

Issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including voting rights of the holders of common stock. In some circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock. Sixth Business currently has no plans to issue any shares of preferred stock before or after the merger.

Dividends

Sixth Business has never paid any dividends and does not expect to do so after the closing of the merger and thereafter for the foreseeable future.


             COMPARISON OF RIGHTS OF SIXTH BUSINESS STOCKHOLDERS AND
                     TELESOURCE INTERNATIONAL STOCKHOLDERS

Because both Sixth Business and Telesource International are Delaware corporations, and because Sixth Business' articles and bylaws will be the same as those of Telesource International, the rights of stockholders of Telesource International will not change as a result of the merger. The following summaries do not provide a complete description of the specific rights of Telesource International stockholders that are governed by the provisions of Delaware law.

Directors

Under Section 141(b) of Delaware law, the number of directors shall be fixed by, or in the manner provided in, the bylaws unless otherwise provided in the certificate of incorporation. A director need not be a stockholder to be qualified to serve as a director unless required by the certificate of incorporation or bylaws. Section 141(d) of Delaware law permits a classified board of directors with staggered terms under which one-half to one-third of the directors are elected for terms of two or three years, respectively.

Removal of Directors

Section 141(k) of Delaware law provides that directors may be removed, with or without cause, by a majority of stockholders entitled to vote in the election of that director, unless the board of directors is classified. In that case, unless provided otherwise in the certificate of incorporation, a director may be removed only for cause.

Quorum at Meeting of Directors

Section 141(b) of Delaware law provides that a quorum at a board of directors meeting shall be not less than one-third of the directors

Special Stockholder Meetings

Under Section 211(d) of Delaware law, special meetings of stockholders may be called by the board of directors or by any other persons authorized to do so by the corporation's certificate of incorporation or bylaws.

Notice of Meeting of the Stockholders

Section 222(a) of Delaware law provides that stockholders will receive written notice of any meeting where they are required or permitted to take any action.

Stockholder Action without a Meeting

Under Section 228 of Delaware law, unless otherwise provided in the certificate of incorporation, stockholders may take any action without a meeting if a written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be required to authorize or take such action at a meeting if all shares were present and voted.

Amendment to Certificate of Incorporation

Under  Section  242  of  Delaware  law,  an  amendment  to  the  certificate  of incorporation requires the approval of the corporation's board and the affirmative vote of a majority of the outstanding shares entitled to vote. In addition, amendments that make changes relating to the capital stock by increasing or decreasing the par value or the aggregate number of authorized shares of a class, or otherwise adversely affecting the rights of such class, must be approved by the majority vote of each class or series of stock affected, even if such stock would not otherwise have such voting rights.


                              AVAILABLE INFORMATION

Sixth Business is subject to the reporting requirements of the Exchange Act and the rules and regulations promulgated thereunder, and, therefore, does file periodic reports, information statements or other information with the Commission. These requirements require it to file periodic reports, information statements or other information with the Commission. This Prospectus/Information Statement constitutes the Prospectus/Information Statement of Sixth Business that is filed as part of the Registration Statement in accordance with the rules and regulations of the Commission. Copies of the registration statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such materials may be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Information on the operation of the Public Reference

Room may be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, information and information statements and other information regarding registrants that file electronically with the Commission.


                                     EXPERTS

The financial statements of Sixth Business Service Group, Inc. as of December 31, 2000 and the related statements of operations, stockholders' equity (deficit), and cash flows for the year then ended, and the periods March 15, 1999 (date of incorporation) to December 31, 1999 and 2000, also included in this prospectus and elsewhere in the Prospectus\Information Statement have been included herein in reliance on the report of Kingery Crouse & Hohl P.A., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

The consolidated financial statements of Telesource International, Inc. and its subsidiaries as of December 31, 2000 and 1999 and for the years ended December 31, 2000, 1999 and 1998 also included in this Prospectus/Information Statement and elsewhere in the registration statement have been included herein in reliance on the report of KPMG LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                         Telesource International, Inc.
                           Consolidated Balance Sheets
                              as of March 31, 2001
                                   (unaudited)

Assets:

       Cash and cash equivalents                                              $  1,234,794
       Accounts receivable                                                       2,858,619
       Accounts receivable - related party                                         124,700
       Current portion investment in sales-type lease                            1,373,318
       Prepaid expenses and other current assets                                   654,277
       Costs and estimated earnings in excess of billings                        1,359,641
       Certificate of deposit (pledged as collateral for loan - see note 2)      1,000,000
                                                                              ------------
             Total current assets                                                8,605,349

       Net investment in sales-type lease                                       13,997,163
       Property, plant and equipment, net                                        2,794,471
       Other assets                                                                140,226
                                                                              ------------
             Total assets                                                     $ 25,537,209
                                                                              ============


Liabilities and shareholders' equity:

       Current portion of long-term debt                                      $ 35,201,229
       Accounts payable                                                          2,083,658
       Accounts payable - related party                                              2,173
       Accrued expenses                                                          1,338,876
       Billings in excess of costs and estimated earnings                        1,508,748
       Current tax payable                                                          16,211
       Current liabilities                                                         133,504
                                                                              ------------
             Total current liabilities                                          40,284,399

       Long-term debt                                                                 --
                                                                              ------------
             Total liabilities                                                  40,284,399
                                                                              ------------


Commitments and contingent liabilities                                                --

Shareholders' equity (deficit):
       Common stock, $0.01 par value, 50,000,000 shares
         authorized,13,000,000 shares issued and outstanding                       130,000
       Additional paid-in capital                                                3,817,225
       Accumulated deficit                                                     (18,847,185)
       Accumulated other comprehensive income -
          foreign currency translation                                             152,770
                                                                              ------------
             Total shareholders' deficit                                       (14,747,190)
                                                                              ------------
             Total liabilities and shareholders' deficit                      $ 25,537,209
                                                                              ============


                         Telesource International, Inc.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               for the three months ended March 31, 2001 and 2000
                                   (unaudited)

                                                       2001              2000
                                                   ----------        -----------

Revenues:
   Construction revenues                          $  2,720,971        1,364,390
   Construction revenues - related party               291,982          362,645
   Construction revenues on power plants               464,297             --
   Service fees - power generation plant               197,904           84,504
   Sales, net                                           38,866             --
   Sales, net - related party                              102           17,853
   Rental income                                           160            1,940
   Rental income - related party                          --             53,103
   Service fees - related party                           --             31,625
   Finance lease revenue                               366,297          395,230
                                                  ------------     ------------

         Gross revenues                              4,080,579        2,311,290
                                                  ------------     ------------

Costs and expenses:
   Construction costs                                2,714,335        1,367,481
   Construction costs on power plants                  430,047             --
   Operations and maintenance costs - power
     generation plant                                  291,545          191,066
                                                  ------------     ------------

         Gross profit                                  644,652          752,743
                                                  ------------     ------------

Expenses:
   Salaries and employee benefits                      486,528          420,844
   Occupancy and equipment                             148,133          132,684
   General and administrative                          855,390          780,756
                                                  ------------     ------------

         Total expenses                              1,490,051        1,334,284
                                                  ------------     ------------

         Operating loss                               (845,399)        (581,541)
                                                  ------------     ------------

Other income (expense):
        Interest income                                 14,602           20,036
        Interest expense                              (706,196)        (450,826)
        Other income (expense), net                      1,083           36,409
                                                  ------------     ------------

        Loss before income taxes                    (1,535,910)        (975,922)
                                                  ------------     ------------

Income tax expense                                      11,465             --
                                                  ------------     ------------

        Net loss                                  $ (1,547,375)        (975,922)
                                                  ============     ============

Basic and diluted loss per share                  $      (0.12)           (0.10)
                                                  ============     ============

Weighted average shares outstanding                 13,000,000       10,000,000
                                                  ============     ============

                         Telesource International, Inc.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               for the three months ended March 31, 2001 and 2000
                                   (unaudited)


                                                                              2001           2000
                                                                          -----------    -----------

Cash flows from operating activities:
   Net (loss) income                                                      $(1,547,375)      (975,922)
   Adjustments to reconcile net loss to net
       cash used in operating activities:
           Depreciation and amortization                                      154,797         90,887
           Changes in assets and liabilities:
              Receivables                                                   5,524,793     (1,385,274)
              Prepaid and other assets                                        (30,578)       286,280
              Costs and estimated earnings in excess of billings             (472,808)      (127,706)
              Decrease in investment in sales-type lease                      323,703        294,769
              Accounts payable                                             (3,907,525)       290,606
              Other liabilities                                              (251,699)      (193,043)
                                                                          -----------    -----------

                    Net cash provided by (used in) operating activities      (206,692)      (993,150)
                                                                          -----------    -----------

Cash flows from investing activities:
Capital expenditures                                                         (650,600)      (565,181)
                                                                          -----------    -----------

            Net cash provided by (used in) investing activities              (650,600)      (565,181)
                                                                          -----------    -----------

Cash flows from financing activities:
   Proceeds from long-term debt                                             1,053,111      1,500,000
                                                                          -----------    -----------

            Net cash provided by financing activities                       1,053,111      1,500,000
                                                                          -----------    -----------

Net increase (decrease) in cash and cash equivalents                          195,819        (58,331)

Beginning cash and cash equivalents                                         1,038,975        866,388
                                                                          -----------    -----------

Ending cash and cash equivalents                                          $ 1,234,794    $   808,057
                                                                          ===========    ===========

Supplemental disclosure:
     Cash paid for interest                                               $   991,789        779,219
     Cash paid for federal income taxes                                   $      --             --

     Amount of interest capitalized                                       $   117,755        229,411


                          TELESOURCE INTERNATIONAL INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               For the three months ended March 31, 2000 and 1999
                                   (unaudited)

1.     Financial Statements:


       The financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. These condensed financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's registration statement on Form S-4 for the period ended December 31, 2000. In the opinion of management, all adjustments consisting only of normal recurring adjustments necessary to present fairly the financial position of the Company as of March 31, 2001, and the results of its operations and its cash flows for the indicated periods have been included. The results of operations for such interim period are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2001.


2.     Long-Term Debt and Credit Arrangements:

                                                                                            March 31,       December 31,
                                                                                             2001               2000
                                                                                          (Unaudited)
                                                                                        ---------------   -----------------

           Kuwait Real Estate Bank loan, due in lump sum payment on
           May 25, 2001, with interest of 3 month LIBOR plus 2.5%
           (4.9% and 6.4% at March 31, 2001 and December 31, 2000,
           respectively), payable every three months.                                 $
           The loan is guaranteed by SHBC and two of its officers.                          2,000,000             2,000,000

           The Hongkong and Shanghai Banking Corporation, Limited, advances on credit line, due in full on January 31, 2002 including interest of
           1.5 percent above the bank's base lending rate (8.5% and 9.5% at
           March 31, 2001 and December 31, 2000, respectively), secured by nineteen (19) Commonwealth Utilities Corporation negotiable promissory notes valued at $3,420,000 and a corporate
           guarantee of Telesource International, Inc.                                      2,000,000             2,000,000

           Bank of Hawaii loan, advances on credit line, due in full on April
           27, 2001, interest payable monthly at a rate of 6.25% per
           annum, secured by time certificate of deposit.                                   1,000,000             1,000,000

           Citytrust Bank loan, due in monthly payments of $21,262, including interest of 11.5% per annum through January 1, 2002, secured by assignment of proceeds from construction contract with Northern
           Marianas Housing Corporation for the construction of Transitional
           Living Center (contract no. 95-05) in the amount of 945,000 and personal guaranty of an officer of the Company.
                                                                                              201,229               258,118

           Bank of Hawaii loan, advances on credit line, interest due monthly and principal due in full on May 31, 2001, including interest of 10.5
           % per annum, secured by twenty one (21) Commonwealth Utilities
           Corporation's negotiable promissory notes valued at $3,780,000 and a corporate guarantee of Telesource
           International, Inc.                                                              2,000,000             1,890,000

           Kuwait Real Estate Bank loan, advances on credit line, due in two installments of $1,000,000 on October 31, 2001, $1,000,000 on January
           31, 2002 and $1,000,000 on March 31, 2002; interest of 3 month LIBOR plus 3% (4.9% and 6.4% at March 31, 2001 and
           December 31, 2000, respectively), payable every six months.                      3,000,000             2,000,000

           Commercial Bank of Kuwait loan, due in lump sum payment on February
           24, 2002. The note bears interest at 6 month LIBOR plus 3% (4.2% and
           6.2% at March 31, 2001 and December 31, 2000, respectively), payable every six months. The loan is guaranteed
           by SHBC.                                                                        25,000,000            25,000,000
                                                                                        ---------------   -----------------

        Notes payable to banks                                                        $    35,201,229            34,148,118
        Less current portion                                                               35,201,229             6,127,493
                                                                                        ---------------   -----------------

        Total long-term debt                                                          $            --            28,020,625
                                                                                        ===============   =================


3.     Shareholders' Equity:

       On March 31, 2001, 13,000,000 shares of the Company's common stock were issued and outstanding. The Company had 10,000,000 shares issued and outstanding for most of 2000 until the Company sold an additional 3,000,000 shares to its stockholder, SHBC, for $1 per share or gross proceeds of $3,000,000 on December 21, 2000. The proceeds from this sale of common stock were used to repay trade payables to the same stockholder. The Company had no remaining debt owed to SHBC at December 31, 2000.

       During the years ended December 31, 1999 and 1998, the Company had 10,000,000 shares issued and outstanding. In July 1999, the Board of Directors approved a one-for-ten thousand stock split to stockholders of record on July 26, 1999. There was only one stockholder of record on the record date, SHBC. All references in the financial statements to number of shares and per share amounts of the Company's common stock have been retroactively restated to reflect the increased number of shares outstanding. The Company received a capital contribution from its stockholder, SHBC, in the amount of $700,000 in 1998. The proceeds from this capital contribution were used to repay debt to the same stockholder.

       In January 2001, 2,000,000 warrants were issued to SHBC in connection with an agreement whereby SHBC grants a $10,000,000 letter of credit for one year to be used by the Company as it sees fit in exchange for the warrants which allow SHBC to exercise the warrants and receive one share of the Company's common stock for each warrant. The exercise price for the warrants is $1 per share and the warrants expire on December 31, 2001. The Company has received notification from SHBC that it will exercise the warrants on June 29, 2001. The impact of the warrants is not material.

       In January 2001, the Company's Board of Directors adopted the 2001 Non-Employee Director's Stock Option Plan that provides for the issuance of non-qualified stock options to outside directors. Under the terms of this plan, options to purchase 285,000 shares of common stock were reserved for issuance, are granted at not less than fair market value, become exercisable over a 3 year period from the date of grant (vesting occurs annually on the grant date at 33.3% of the grant), and expire 10 years from the date of grant.

       In January 2001, the Company's Board of Directors adopted the 2001 Incentive Stock Option Plan that provides for the issuance of qualified stock options to employees. Under the terms of this plan, options to purchase 888,000 shares of common stock were reserved for issuance, are granted at not less than fair market value, become exercisable over a 3 year period from the date of grant (vesting occurs annually on the grant date at 33.3% of the grant), and expire 10 years from the date of grant.

       In January 2001, the Company's Board of Directors adopted the 2001 Non-Qualified Stock Option Plan that provides for the issuance of qualified stock options to employees. Under the terms of this plan, options to purchase 27,000 shares of common stock were reserved for issuance, are granted at less than fair market value, become exercisable immediately on the date of grant (vesting occurs annually on the grant date at 33.3% of the grant), and expire 10 years from the date of grant.

4.     Earnings Per Share:

       In  accordance  with  the  disclosure   requirements  of  "SFAS  128",  a
       reconciliation of the numerator and denominator of basic and diluted earnings per share is provided as follows:

         Three Months Ended March 31,                                      2001             2000
                                                                       -------------    --------------
         NUMERATOR - BASIC AND DILUTED (LOSS) EARNINGS PER SHARE
                              Net (loss) income                                          $  (975,922)
                                                                       $ (1,547,375)
                                                                       =============    ==============
         DENOMINATOR - BASIC EARNINGS PER SHARE
                              Common stock outstanding                   13,000,000        10,000,000
                                                                       =============    ==============

         Basic and diluted earnings per share                          $     (0.12)      $     (0.10)
                                                                       =============    ==============

5.     Commitments and Contingent Liabilities:


       Telesource entered into an employment agreement with Khajadour Semikian in June 1999 and Nidal Zayed in August 1999. The term of the agreement with Mr. Semikian is from July 1, 1999 to July 1, 2002. Under the terms of the agreement, Mr. Semikian is required to devote his full time to the Company's business. The Company has agreed to pay him an annualized base salary of $220,000 during 1999 and 1998 increased to $270,000 during 2000 and to remain at $270,000 per year until July 1, 2002. The payment of cash bonuses to Mr. Semikian will be at the Board's discretion. The Company has agreed to provide Mr. Semikian with health insurance for him and his family at a reduced rate. The term of the agreement with Mr. Zayed is from September 1, 1999 to September 1, 2002. Under the terms of the agreement, Mr. Zayed responsibilities' comprise serving as the number two operating officer accountable for the full range of operations. The Company has agreed to pay him an annualized base salary of $125,000 per year for the term of the agreement. The payment of cash bonuses to Mr. Zayed will be at the Board's discretion. The Company has also agreed to provide Mr. Zayed with health insurance for him and his family at a reduced rate along with a company car.

       The Company is involved in various litigation proceedings arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

6.     Business Segment Information:

       The Company adopted "SFAS No. 131", Disclosure About Segments of an Enterprise and Related Information, in 1998. Segments were determined based on products and services provided by each segment. Telesource has three operating segments: power generation and construction of power plants, trading and construction services. Power generation activities did not commence until March 1999 and therefore no segment information is available for 1998. The power generation and construction of power plants segment includes sales-type lease revenues recognized. There were no material amounts of transfers between segments. Any intersegment revenues have been eliminated. The following table sets forth certain segment information for the periods indicated:

                                                                   March 31, 2001
                                             ---------------------------------------------------------------
                                              Power Generation
                                             and Construction of
                                                Power Plants        Trading      Construction     Total
                                             -------------------   ---------    -------------    -----------
        Revenue                           $  1,028,498               38,968       3,013,113        4,080,579
        Interest income                           --                   --            14,602           14,602
        Interest expense                       670,886                 --            35,310          706,196
        Depreciation and amortization              654                7,934         146,209          154,797
        Income tax expense                      11,465                 --              --             11,465
        Net Loss                              (428,365)            (229,674)       (889,336)      (1,547,375)
        Total capital expenditures              60,859               19,884         569,857          650,600
        Total assets                        14,236,301            1,611,361       9,689,547       25,537,209



                                                                   March 31, 2000
                                             ---------------------------------------------------------------
                                             Power Generation
                                             and Construction of
                                                Power Plants        Trading      Construction     Total
                                              ------------------   ---------    -------------    -----------
        Revenue                           $    479,734               17,853       1,813,703        2,311,290
        Interest income                           --                   --            20,036          20,036
        Interest expense                       432,793                 --            18,033          450,826
        Depreciation and amortization             --                  7,857          83,030           90,887
        Income tax expense                        --                   --              --               --
        Net Loss                              (499,952)            (148,174)       (327,796)        (975,922)
        Total capital expenditures                --                 20,696         544,485          565,181
        Total assets                        16,853,737            1,485,707       5,932,991       24,272,435

                 TELESOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


                          Independent Auditors' Report


The Board of Directors
Telesource International, Inc.:


We have audited the accompanying consolidated balance sheets of Telesource International, Inc. and subsidiaries (the Company) as of December 31, 2000 and
1999 and the related consolidated statements of operations, changes in stockholders' equity (deficit), and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Telesource International, Inc. and subsidiaries as of December 31, 2000 and 1999 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.


                                                  /s/ KPMG LLP

Chicago, Illinois
April 12, 2001

                 TELESOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

                           Consolidated Balance Sheets

                           December 31, 2000 and 1999



                                     Assets                                                          2000                  1999
                                                                                                 ------------          ------------
Current assets:
    Cash and cash equivalents                                                                    $  1,038,975               866,388
    Certificate of deposit (pledged as collateral for loan - see note 8)                            1,000,000                    --
    Accounts receivable                                                                             8,408,303               390,731
    Accounts receivable - related party                                                                99,809               320,109
    Current portion of investment in sales-type lease                                               1,341,544             1,221,630
    Costs and estimated earnings in excess of billings                                              1,192,324               629,724
    Prepaid expenses and other current assets                                                         528,457               497,239
    Prepaid expenses - related party                                                                       --               170,182
                                                                                                 ------------          ------------

            Total current assets                                                                   13,609,412             4,096,003

Certificate of deposit                                                                                     --             1,000,000
Net investment in sales-type lease                                                                 14,352,640            15,694,184
Property, plant and equipment, net                                                                  2,298,668             1,891,279
Other assets                                                                                          235,468               204,541
                                                                                                 ------------          ------------

            Total assets                                                                         $ 30,496,188            22,886,007
                                                                                                 ============          ============

                     Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
    Current portion of long-term debt                                                            $  7,127,493               500,000
    Accounts payable                                                                                5,628,308             2,312,720
    Accounts payable - related party                                                                  698,875             1,604,811
    Accrued expenses                                                                                1,602,039             1,439,687
    Billings in excess of costs and estimated earnings                                              1,814,239                10,888
    Estimated costs to complete power plant                                                                --             1,321,029
    Current tax payable                                                                                 4,746                    --
    Other current liabilities                                                                         133,505               307,155
                                                                                                 ------------          ------------

            Total current liabilities                                                              17,009,205             7,496,290

Long-term debt                                                                                     27,020,625            28,000,000
                                                                                                 ------------          ------------

            Total liabilities                                                                      44,029,830            35,496,290
                                                                                                 ------------          ------------

Stockholders' equity (deficit):
    Common stock, $0.01 par value, 50,000,000 shares
      authorized; 13,000,000 and 10,000,000 shares issued and
      outstanding at December 31, 2000 and 1999, respectively                                         130,000               100,000
    Additional paid-in capital                                                                      3,817,225               847,225
    Accumulated deficit                                                                           (17,299,810)          (13,557,508)
    Accumulated comprehensive income -
      foreign currency translation                                                                   (181,057)                   --
                                                                                                 ------------          ------------

            Total stockholders' deficit                                                           (13,533,642)          (12,610,283)

Commitments and contingencies (note 14)
                                                                                                 ------------          ------------

            Total liabilities and stockholders' deficit                                          $ 30,496,188            22,886,007
                                                                                                 ============          ============


See accompanying notes to consolidated financial statements.

                 TELESOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

                      Consolidated Statements of Operations

                  Years ended December 31, 2000, 1999 and 1998

                                                                             2000                   1999                   1998
                                                                         ------------           ------------           ------------
Revenues:
    Construction revenues                                                $  7,809,909              1,078,965                     --
    Construction revenues - related party                                     851,912              2,180,683              3,786,177
    Construction revenues on power plants                                     536,210                     --                     --
    Service fees - power generation plant                                     692,160                304,920                     --
    Sales, net                                                                872,680                161,210                     --
    Sales, net - related party                                                197,845                181,118                145,383
    Rental income                                                               6,555                     --                     --
    Rental income - related party                                              53,103                610,918              1,380,596
    Service fees - related party                                               31,625                204,628                351,956
    Finance lease revenue                                                   1,538,370              1,365,814                     --
                                                                         ------------           ------------           ------------

             Gross revenues                                                12,590,369              6,088,256              5,664,112

Costs and expenses:
    Construction costs                                                      7,145,352              2,931,792              3,197,532
    Construction costs on power plants                                        496,655                     --                     --
    Operations and maintenance costs - power generation plant                 990,541                638,062                     --
    Loss on sale of power plant (note 7)                                           --                     --             12,521,457
                                                                         ------------           ------------           ------------

             Gross profit (loss)                                            3,957,821              2,518,402            (10,054,877)
                                                                         ------------           ------------           ------------

Operating expenses:
    Salaries and employee benefits                                          1,579,640                693,426                386,571
    Occupancy and equipment                                                   534,876                245,551                293,112
    General and administrative                                              3,359,408              1,480,860                847,468
    Impairment of long-lived assets                                                --                     --                271,456
                                                                         ------------           ------------           ------------

             Total operating expenses                                       5,473,924              2,419,837              1,798,607
                                                                         ------------           ------------           ------------

             Operating income (loss)                                       (1,516,103)                98,565            (11,853,484)
                                                                         ------------           ------------           ------------

Other income (expense):
    Interest income                                                           125,739                250,707                 12,453
    Interest expense                                                       (2,426,964)            (1,132,221)               (39,963)
    Other income, net                                                          79,772                 14,605                  4,281
                                                                         ------------           ------------           ------------

             Total other expense                                           (2,221,453)              (866,909)               (23,229)
                                                                         ------------           ------------           ------------

             Income before income taxes                                    (3,737,556)              (768,344)           (11,876,713)

Income tax expense                                                              4,746                     --                     --
                                                                         ------------           ------------           ------------

             Net loss                                                    $ (3,742,302)              (768,344)           (11,876,713)
                                                                         ============           ============           ============

Basic and diluted net loss per share                                     $      (0.36)                 (0.08)                 (1.19)
                                                                         ============           ============           ============

Weighted average shares outstanding                                        10,356,164             10,000,000             10,000,000
                                                                         ============           ============           ============


See accompanying notes to consolidated financial statements.

                 TELESOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

                 Consolidated Statements of Stockholders' Equity
                       (Deficit) and Comprehensive Income

                  Years ended December 31, 2000, 1999 and 1998

                                            Common stock                                  Accumulated
                                      ------------------------   Additional                   other       Accumulated
                                                       Par         paid-in   Accumulated   comprehensive comprehensive     Total
                                        Shares        value        capital      deficit       income      income(loss)    deficit
                                      ----------   -----------   -----------  -----------   -----------   -----------   -----------
Balance at December 31, 1997          10,000,000   $   100,000       147,225     (912,451)           --            --      (665,226)

Capital contribution by shareholder           --            --       700,000           --            --            --       700,000
     of $700,000 in satisfaction
     of trade payables

Net loss                                      --            --            --  (11,876,713)  (11,876,713)           --   (11,876,713)
                                      ----------   -----------   -----------  -----------   -----------   -----------   -----------

Comprehensive income (loss)                                                                 (11,876,713)
                                                                                            ===========

Balance at December 31, 1998          10,000,000       100,000       847,225  (12,789,164)           --            --   (11,841,939)

Net loss                                      --            --            --     (768,344)     (768,344)           --      (768,344)
                                      ----------   -----------   -----------  -----------   -----------   -----------   -----------

Comprehensive income (loss)                                                                    (768,344)
                                                                                            ===========

Balance at December 31, 1999          10,000,000       100,000       847,225  (13,557,508)           --            --   (12,610,283)

Issuance of 3,000,000 shares of
     common stock at $1 per share
     in satisfaction of trade payables 3,000,000        30,000     2,970,000           --            --            --     3,000,000

Net loss                                                                       (3,742,302)   (3,742,302)                 (3,742,302)

Foreign currency translation
     adjustment                               --            --            --           --      (181,057)     (181,057)     (181,057)
                                      ----------   -----------   -----------  -----------   -----------   -----------   -----------

Comprehensive income (loss)                                                                  (3,923,359)
                                                                                            ===========



Balance at December 31, 2000          13,000,000   $   130,000     3,817,225  (17,299,810)                   (181,057)  (13,533,642)
                                      ==========   ===========   ===========  ===========                 ===========   ===========


See accompanying notes to consolidated financial statements.

                 TELESOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 2000, 1999 and 1998



                                                                                        2000              1999              1998
                                                                                    -----------       -----------       -----------
Cash flows from operating activities:
    Net loss                                                                        $(3,742,302)         (768,344)      (11,876,713)
    Adjustments to reconcile net loss to net
      cash used in operating activities:
         Depreciation and amortization                                                  436,178           363,789           435,920
         Impairment of long-lived assets                                                     --                --           271,456
         Changes in assets and liabilities:
           Receivables                                                               (7,797,272)         (519,762)          895,503
           Other current assets                                                         138,964          (552,612)           16,432
           Costs and estimated earnings in excess of billings                         1,251,639          (629,724)        5,187,997
           Decrease in investment in sales-type lease                                 1,221,630           934,186                --
           Other assets                                                                 (22,423)         (145,428)          601,601
           Accounts payable                                                           5,228,596         3,146,095           683,916
           Accrued expenses                                                             162,352           680,892           534,569
           Income tax payable                                                             4,746
           Other liabilities                                                           (193,043)          134,540          (164,401)
           Decrease in estimated costs to complete power plant                       (1,321,029)      (11,200,428)       (7,077,256)
                                                                                    -----------       -----------       -----------

                   Net cash used in operating activities                             (4,631,964)       (8,556,796)      (10,490,976)
                                                                                    -----------       -----------       -----------

Cash flows from investing activities:
    Purchase of interest bearing deposit in a financial institution                          --        (1,000,000)               --
    Capital expenditures                                                               (843,567)       (1,534,962)          (17,459)
                                                                                    -----------       -----------       -----------

                   Net cash used in investing activities                               (843,567)       (2,534,962)          (17,459)
                                                                                    -----------       -----------       -----------

Cash flows from financing activities:
    Proceeds from long-term debt                                                      6,050,000        11,000,000        10,521,626
    Payments of long-term debt                                                         (401,882)               --                --
                                                                                    -----------       -----------       -----------

                   Net cash provided by financing activities                          5,648,118        11,000,000        10,521,626
                                                                                    -----------       -----------       -----------

                   Net increase (decrease) in cash and cash equivalents                 172,587           (91,758)           13,191

Cash and cash equivalents at beginning of year                                          866,388           958,146           944,955
                                                                                    -----------       -----------       -----------

Cash and cash equivalents at end of year                                            $ 1,038,975           866,388           958,146
                                                                                    ===========       ===========       ===========

Supplemental disclosure:
    Cash paid during the year for interest                                          $ 2,880,248         1,953,320           379,436
    Cash paid during the year for income taxes                                               --            55,537           180,018
                                                                                    ===========       ===========       ===========

    Amount of interest capitalized during the year                                  $   353,215           930,241           706,253
                                                                                    ===========       ===========       ===========

Noncash transactions:
    Issuance of common stock in lieu of trade payables                              $ 3,000,000                --                --
    Capital contribution in satisfaction of trade payables                          $        --                --           700,000


See accompanying notes to consolidated financial statements.

                 TELESOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

(1)  Background

     Telesource International, Inc. ("Telesource" or the "Company") was incorporated in Delaware in 1994. Telesource was formed in 1994 to facilitate various intra-corporate activities and, until July 1999, was a wholly owned subsidiary of Sayed Hamid Behbehani & Sons Co. W.L.L. ("SHBC"), a Kuwait-based civil, electrical and mechanical construction company. Telesource is an international engineering and construction company, engaged in constructing single family homes, airports, radio towers and in the construction and operation of energy conversion power plants. In Tinian, an island in the Commonwealth of Mariana Islands (U.S. Territory), the Company operates a diesel fired electric power generation plant for the sale of electricity to the local power grid. The Company's facility in Lombard, Illinois, annually handles the procurement, export and shipping of several millions of dollars worth of U.S. fabricated products for use by the Company's subsidiaries or for resale to customers outside of the mainland.

     The Company conducts its operations through three subsidiaries. The Company's Mariana subsidiary, Telesource CNMI, Inc., handles construction and management of the Company's energy conversion facilities in the Commonwealth of Mariana Islands and operates a branch office in Guam to take advantage of future opportunities. The Company's second subsidiary, Commsource International, is an international export company that facilitates the purchase of equipment in the U.S. The Company's third subsidiary, Telesource Fiji, Ltd., handles the Company's construction activities in Fiji.

     Telesource has three main operating segments: construction services, brokerage of goods and services, and power generation and construction of power plants. The power generation activities commenced in March 1999.

     During 1999, Telesource entered into an agreement for a merger with Sixth Business Service Group, a registered company with the Securities and Exchange Commission (SEC) located in Tampa, Florida. Under the proposed transaction, Telesource will merge with and into Sixth Business Service Group, pursuant to which merger the stockholders of Telesource will receive shares of Sixth Business Service Group in exchange for their shares of Telesource stock. Sixth Business Service Group, which will be the surviving corporation after the merger, will change its name to Telesource International, Incorporated following the merger. The transaction involves a reverse merger, whereby Telesource is expected to become listed on the NASD Over The Counter Bulletin Board. The merger is expected to occur during the second quarter in 2001.

(2)  Summary of Significant Accounting Policies

     Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries: Telesource CNMI Inc., Commsource International, and Telesource Fiji, Ltd. All significant intercompany transactions and accounts have been eliminated.

     Cash Equivalents

     Telesource   records  as  cash  and  cash  equivalents  all  highly  liquid short-term investments with original maturities of three months or less.

                 TELESOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

(2)  Summary of Significant Accounting Policies, continued

     Foreign Currency

     All assets and liabilities denominated in foreign currencies are translated at the exchange rate on the balance sheet date. Revenues, costs and expenses are translated at average rates of exchange prevailing during the period. Translation adjustments are deferred as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of earnings.

     Deposits in Excess of Federal Deposit Insurance Corporation Insurance

     The Company maintains cash in accounts in excess of the Federal Deposit Insurance Corporation's insured limit of $100,000.

     Certificate of Deposit

     The Company has a certificate of deposit held at the Bank of Hawaii in the amount of $1,000,000. The certificate of deposit bears an interest rate of 5.25% per annum and matures on April 27, 2001. The certificate of deposit is used as collateral on a line of credit with the Bank of Hawaii.

     Revenue Recognition

     Revenue from construction contracts and construction revenues on power plants, with the exception of the power plant constructed on Tinian which is accounted for using the sales-type lease method of accounting as discussed below, is recognized using the percentage-of-completion method of accounting, based upon costs incurred and projected costs. Cost of revenue consists of direct costs on contracts, including labor and materials, amounts payable to subcontractors, direct overhead costs, equipment expense (primarily depreciation, maintenance and repairs), interest associated with construction projects and insurance costs. Contracts frequently extend over a period of more than one year and revisions in cost and profit estimates during construction are recognized in the accounting period in which the facts that require the revision become known. Losses on contracts, if any, are provided in total when determined, regardless of the degree of project completion. Claims for additional contract revenue are recognized in the period when it is probable that the claim will result in additional revenue and the amount can be reasonably estimated.

     The Company accounts for its leasing activities in accordance with the requirements of Statement of Accounting Financial Standards No. 13, Accounting for Leases. Revenue associated with the sale of the Tinian power plant constructed and sold under a sales-type lease, measured as the present value of noncancelable rents, was recognized in connection with recording the loss on sale in 1997 and 1998. The Company recognizes finance lease revenue on the resulting sales-type lease receivable at a constant rate using the interest method. Service revenues received from operating and maintaining the Tinian power plant for the duration of the lease are recognized as earned based on actual kilowatt hours of electricity produced and delivered to the lessee's customers. To the extent that variable payments based on kilowatt hours of production exceed the fair value of operation and maintenance services provided, The Company recognizes such contingent payments as additional finance lease revenue as they are earned.

                 TELESOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

(2)  Summary of Significant Accounting Policies, continued

     The Company also receives variable monthly payments as compensation for its production of power. The variable payments are recognized based upon power produced and billed to the customer as earned during each accounting period.


     Revenue from the Company's brokering of U.S. fabricated goods is recognized at the time of shipment. The sales revenues for U.S. fabricated goods are recognized net of costs of goods sold due to the title transferring from the manufacturer directly to the customer and the risk of loss is borne by the customer. The Company recognizes management fees and energy sales revenue in the period in which the commodity is delivered or at the time the work is performed. Telesource recognizes rental revenue on the accrual basis pursuant to contractual arrangements between the Company and its customers.


     Property, Plant and Equipment

     Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method at rates sufficient to amortize the cost over the estimated economic lives of the assets. Depreciable lives used for financial reporting purposes are as follows:

                                                           Estimated
                Asset description                         useful life
                -----------------                  ---------------------------
         Leasehold improvements                    Lesser of lease term or 7
                                                             years
         Automobiles                                        5 years
         Construction machinery and equipment               10 years
         Office furniture and fixtures                      5 years
         Computer and communication equipment               5 years


     Cost and accumulated depreciation are eliminated from the accounts when assets are sold or retired and any resulting gain or loss is reflected in operations in the year of disposition.

     Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

     The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

                 TELESOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

(2)  Summary of Significant Accounting Policies, continued

     Income Taxes

     Telesource International, Inc., Commsource International, Inc., Telesource CNMI, Inc. and Telesource Fiji, Ltd. file separate corporation income tax returns. Telesource International, Inc. and Commsource International, Inc. are U.S. corporations that file separate U.S. corporate income tax returns. Telesource CNMI, Inc. is a Commonwealth of Northern Mariana Island corporation and files a corporation tax return for this commonwealth. Telesource Fiji, Ltd. is a Fijian corporation and files a Fijian corporation tax return.

     Deferred income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     The Company's subsidiary, Telesource CNMI, Inc., in the Commonwealth of Northern Mariana Islands (CNMI) prepares its corporate income tax returns based on the local tax code. The tax code as used is the "Covenant to Establish a Commonwealth of the Northern Mariana Islands in Political Union with the United States" adopted the Internal Revenue Code as the local territorial income tax. Beginning January 1, 1985, 95% of any income tax due to the CNMI source income is rebated to the extent that it exceeds local business gross revenue taxes (GRT). In 1995, the rebate percent was decreased and currently ranges from 90% decreasing to 50%, dependent upon the amount of taxable income. The amounts paid for the gross receipts tax amounted to $438,859, $243,627 and $315,182 in 2000, 1999 and 1998,
     respectively and are included in general and administrative expenses on the accompanying consolidated statement of operations.

     Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments

     The Company's financial instruments include cash and cash equivalents, certificate of deposit, receivables, short-term debt, accounts payable, and long-term debt. The gross carrying amount of the notes receivable related to the sales-type lease approximates fair value as the notes have been discounted at a rate approximating the Company's borrowing rate. The carrying amount of the long-term debt approximates fair value due to the variable interest rates. The carrying amounts of other assets and liabilities approximates fair value because of the short maturities of those instruments.

                 TELESOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

(2)  Summary of Significant Accounting Policies, continued

     Stock Based Compensation

     The Company uses the intrinsic value method of accounting for its stock based compensation.

(3)  Customer and Credit Concentration

     The Company has a concentration with two major customers. The Company was contracted by one customer to construct and operate a power generation facility. In March 1999, the power generation plant became operational. Power revenues from this plant began in March 1999 and are earned under the terms of a long-term power energy conversion agreement with this customer. The other major customer, SHBC, is the Company's parent corporation and principal stockholder. In 1997, the Company was contracted to construct a radio relay station for SHBC and completed the project in 1998. The radio relay station contract provided for the Company to be compensated for the project based on cost plus a fee in the amount of 7.5% of the costs of any local products used in the construction of the radio relay station. SHBC is a major customer of the Company's subsidiary, Commsource International, which is involved in the trading of U.S. fabricated products. Revenues from SHBC were 10.0%, 83.4% and 99.8% of the Company's total revenues for 2000, 1999 and 1998, respectively. Receivables from SHBC were $2,096 and $320,109 at December 31, 2000 and 1999, respectively.

     Upon commissioning of the Company's power plant on the island of Tinian for Phase I in March 1999, the Company received 120 promissory notes each in the amount of $180,000 representing the guaranteed payment due from the customer over the term of the agreement. The par value balance of promissory notes outstanding was $17,640,000 and $19,800,000 as of December 31, 2000 and 1999, respectively, and the discounted value of the promissory notes was $12,282,405 and $13,238,463 at December 31, 2000 and 1999,
     respectively. The promissory notes have been included in the original net investment in sales-type lease as discussed in Note 7. Revenues from the Tinian power plant were 10.8% and 14.8% for 2000 and 1999, respectively. Gross receivables for the investment in sales-type lease were $22,540,000 and $25,300,000 at December 31, 2000 and 1999, respectively.

(4)  Accounts Receivable

     Accounts receivable consist of the following at December 31, 2000 and 1999:

                                                                                                         December 31,
                                                                                               --------------------------------
                                                                                                  2000                  1999
                                                                                               ----------            ----------
     Construction contracts completed and in progress                                          $7,552,471               364,018
     Construction material sales                                                                  312,192                    --
     Retainages                                                                                   538,029                26,713
     Other                                                                                          5,611                    --
                                                                                               ----------            ----------
                                                                                                8,408,303               390,731
     Related party receivables                                                                     99,809               320,109
                                                                                               ----------            ----------

     Retainages are all due within the next 12 months                                          $8,508,112               710,840
                                                                                               ==========            ==========

                 TELESOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

(5)  Costs and Estimated Earnings In Excess of Billings on Uncompleted Contracts

     Long-term construction contracts in progress accounted for using the percentage-of-completion method at December 31 consisted of:

                                                                                                         December 31,
                                                                                               --------------------------------
                                                                                                   2000              1999
                                                                                               ------------        ------------
      Costs incurred on uncompleted contracts                                                  $ 14,580,921             763,343
      Estimated earnings                                                                          2,419,490             303,297
                                                                                               ------------        ------------

                                                                                                 17,000,411           1,066,640
      Less billings to date                                                                      17,622,326             447,804
                                                                                               ------------        ------------

                                                                                               $   (621,915)            618,836
                                                                                               ============        ============

      Included in the accompanying balance sheet under
               the following captions:
      Costs and estimated earnings in excess of billings                                       $  1,192,324             629,724
                                                                                               ============        ============

      Billings in excess of costs and estimated earnings                                       $  1,814,239              10,888
                                                                                               ============        ============


(6)  Property, Plant and Equipment

                                                                                                   2000                1999
                                                                                               ------------        ------------
      Leasehold improvements                                                                   $    158,214             140,286
      Automobiles                                                                                   224,554             211,600
      Construction machinery and equipment                                                        2,925,312           1,948,568
      Office furniture and equipment                                                                593,477             535,294
      Computer and communication equipment                                                          104,342              99,751
      Construction in progress                                                                       25,257                  --
                                                                                               ------------        ------------

                                                                                                  4,031,156           2,935,499

      Less accumulated depreciation and amortization                                              1,732,488           1,044,220
                                                                                               ------------        ------------

                     Net property, plant and equipment                                         $  2,298,668           1,891,279
                                                                                               ============        ============


     Total depreciation expense was $688,268 and $358,118. Depreciation for construction machinery and equipment is recognized as a project expense when appropriate.

                 TELESOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

(7)  Investment in Sales-Type Lease

     The Company's contract with one customer for the construction and operation of a power plant on the island of Tinian is accounted for as a sales-type lease. The minimum lease payments due under the agreement began upon commissioning of the first phase of the power plant and are comprised of a guaranteed monthly payment of $180,000 for one hundred and twenty (120) months and an operation and maintenance fee due under the agreement of $50,000 due monthly for one hundred and twenty (120) months. These minimum lease payments were discounted at an interest rate of 6.74%, which was the ten-year U.S. Treasury note rate in June 1997, the time of contract execution. The minimum lease payments were discounted to June 1997, and amortization of the minimum lease payments began in March 1999 when the plant was commissioned and the Company began collecting the promissory notes and service fees for operating the plant. The Company also receives variable monthly payments as a part of its production fee of $0.02 per Kwh produced for the first 5,140,000 Kwh produced each month ("Base Load") plus $0.065 per Kwh for any amount produced beyond the Base Load of 5,140,000 each month. The variable payments are recognized based upon power produced and delivered to the customer as earned during each accounting period. Service fees earned in 2000 and 1999 were not in excess of the estimated fair value of the services performed.

     The original net investment in sales-type lease was recognized in June 1997, the date the contract was executed. The components of the net investment in sales-type lease are as follows:

                                                                                      December 31,
                                                                            -------------------------------        June 10, 1997
                                                                               2000                1999              Inception
                                                                            -----------         -----------         -----------
     Guaranteed monthly payment                                             $17,640,000          19,800,000          21,600,000
     Minimum operation and maintenance fee                                    4,900,000           5,500,000           6,000,000
                                                                            -----------         -----------         -----------
          Total minimum lease payments receivable                            22,540,000          25,300,000          27,600,000

     Less: unearned income                                                    6,845,816           8,384,186           9,750,000
                                                                            -----------         -----------         -----------

          Net investment in sales-type lease                                $15,694,184          16,915,814          17,850,000
                                                                            ===========         ===========         ===========

     The future minimum lease payments to be collected by the Company are $2,760,000 each year through 2009.

     When the Company recognized the net investment in sales-type lease at the inception of the agreement in June 1997, the Company also recognized a loss on the sale of Phase I in the amount of $1,748,713. The Company recognized a loss on the sale of Phase II for the entire amount of the construction costs for Phase II, as there were no additional minimum lease payments related to this phase. The loss recognized on the sale of Phase II occurred when the contract for Phase II was executed in November 1998, and amounted to $12,521,457.

     Phase I of the power plant was commissioned in March of 1999. Phase II was commissioned in March of 2000. The Company recognized power generation revenues from billings at the rate of $0.02 per Kwh produced of $692,160 and $304,920 for the years ended December 31, 2000 and 1999, respectively.

                 TELESOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

(8)  Long-Term Debt and Credit Arrangements

     Long-term debt consists of the following at December 31, 2000 and 1999:

                                                                                                      December 31,
                                                                                       -------------------------------------------
                                                                                              2000                   1999
                                                                                       --------------------   --------------------
              Kuwait Real  Estate Bank loan,  due in lump sum payment on May 25,
              2001,  with  interest of 3 month LIBOR plus 2.5% (6.4% and 6.0% at
              December 31, 2000 and 1999, respectively), payable every three
              months. The loan is guaranteed by SHBC and two of its officers.                   2,000,000              2,000,000

              Citytrust  bank  loan,  due in  full on May  21,  2000,  including interest of 12.5% per annum, secured by six Commonwealth Utilities
              Corporation negotiable promissory notes valued at
              $1,080,000.                                                                              --                500,000

              The Hongkong and Shanghai Banking Corporation,  Limited,  advances on credit line, due in full on January 31, 2002 including interest of 1.5%  above the  bank's  base  lending  rate  (9.5% and 8.5% at
              December  31,  2000 and 1999,  respectively),  secured by nineteen
              (19)  Commonwealth  Utilities  Corporation  negotiable  promissory notes valued at $3,420,000 and a corporate
              guarantee of Telesource International, Inc.                                       2,000,000                     --

              Bank of Hawaii loan, advances on credit line, due in full on April
              27, 2001,  interest  payable monthly at a rate of 6.25% per annum, secured by certificate of deposit with a carrying value
              of $1,000,000.                                                                    1,000,000              1,000,000

              Citytrust Bank loan, due in monthly payments of $21,262, including interest of 11.5% per annum  through  January 1, 2002,  secured by assignment  of proceeds from  construction  contract with Northern
              Marianas Housing  Corporation for the construction of Transitional
              Living  Center  (contract  no. 95-05) in the amount of 945,000 and
              personal guaranty of an officer of the Company.                                     258,118                     --

              Bank of Hawaii loan, advances on credit line, interest due monthly and principal due in full on May 31, 2001,  including  interest of
              10.5  %  per  annum,  secured  by  twenty  one  (21)  Commonwealth
              Utilities  Corporation's  negotiable  promissory  notes  valued at
              $3,780,000 and a corporate guarantee of Telesource
              International, Inc.                                                               1,890,000                     --


                 TELESOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

(8)  Long-Term Debt and Credit Arrangements, continued

              Kuwait Real Estate Bank loan,  advances on credit line, due in two installments  of $1,000,000 on October 31, 2001 and  $1,000,000 on
              January 31, 2002; interest of 3 month LIBOR plus 3% (6.4% and 6.0%
              at December 31, 2000 and 1999,  respectively),  payable  every six months.
                                                                                                2,000,000                     --

              Commercial  Bank of  Kuwait  loan,  due in  lump  sum  payment  on
              February 24, 2002.  The note bears  interest at 6 month LIBOR plus
              3% (6.2% and 6.1% at December  31,  2000 and 1999,  respectively), payable every six months. The loan is guaranteed
              by SHBC.                                                                         25,000,000             25,000,000
                                                                                       --------------------   --------------------
           Notes payable to banks                                                              34,148,118             28,500,000
           Less current portion                                                                 7,127,493                500,000
                                                                                       --------------------   --------------------
           Total long-term debt                                                              $ 27,020,625             28,000,000
                                                                                       ====================   ====================

     At December 31, 2000, the long-term debt outstanding had a balance of $34,148,118, comprised principally of a loan agreement that provides for borrowings of up to $25,000,000 on the existing note with the Commercial Bank of Kuwait, New York Branch. This note carries a floating interest rate of the three-month LIBOR plus 3.0% and interest payments are due every six months. This note is a balloon note with the principal due at maturity on February 24, 2002. This note is guaranteed by SHBC. The Company had $2,310,000 available on credit lines at December 31, 2000. The Company's debt agreements contain various covenants. The Company was either in compliance with or obtained a waiver for these covenants as of and for the year ended December 31, 2000. The waiver was for the $2,000,000 line of credit the Company held from the Bank of Hawaii.

     Scheduled maturities of debt are as follows:

            Year ending
            December 31,                                    Amount
           ----------------                              -------------

           2001                                          $   7,127,493
           2002                                             27,020,625
                                                         -------------
                                                         $  34,148,118
                                                         =============


(9)  Stockholder's Equity

     On December 31, 2000, 13,000,000 shares of the Company's common stock were issued and outstanding. The Company had 10,000,000 shares issued and outstanding for most of 2000 until the Company sold an additional 3,000,000 shares to its principal stockholder, SHBC, for $1 per share issued to repay trade payables due to the same stockholder. The Company had no remaining debt owed to SHBC at December 31, 2000. During the years ended December 31, 1999 and 1998, the Company had 10,000,000 shares of common stock issued and outstanding.

                 TELESOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

(9)  Stockholder's Equity, continued

     In July 1999, the Board of Directors approved a ten thousand-for-one stock split to stockholders of record on July 26, 1999. There was only one stockholder of record on the record date, SHBC. All references in these consolidated financial statements to number of shares and per share amounts of the Company's common stock have been retroactively restated to reflect the increased number of shares outstanding. The Company received a capital contribution from its stockholder, SHBC, in the amount of $700,000 in 1998. The proceeds from this capital contribution were used to repay debt to the same stockholder.

     In January 2001, the Company issued 2,000,000 warrants to SHBC in connection with an agreement whereby SHBC granted the Company a $10,000,000 letter of credit for one year. The letter of credit may be used by the Company as it sees fit. The warrants allow SHBC to receive one share of the Company's common stock in exchange for each warrant. The exercise price for the warrants is $1 per share and the warrants expire on December 31, 2001.

     In January 2001, the Company's Board of Directors adopted the 2001 Non-Employee Director's Stock Option Plan that provides for the issuance of non-qualified stock options to outside directors. Under the terms of this plan, under which 285,000 shares of common stock were reserved for issuance, options to purchase common stock are granted at not less than fair market value, become exercisable over a 3 year period from the date of grant (vesting occurs annually on the grant date at 33.3% of the grant), and expire 10 years from the date of grant.

     In January 2001, the Company's Board of Directors adopted the 2001 Incentive Stock Option Plan that provides for the issuance of qualified stock options to employees. Under the terms of this plan, under which 888,000 shares of common stock were reserved for issuance, options to purchase common stock are granted at not less than fair market value, become exercisable over a 3 year period from the date of grant (vesting occurs annually on the grant date at 33.3% of the grant), and expire 10 years from the date of grant.

     In  January  2001,  the  Company's  Board  of  Directors  adopted  the 2001
     Non-Qualified Stock Option Plan that provides for the issuance of non-qualified stock options to employees. Under the terms of this plan, under which 27,000 shares of common stock were reserved for issuance, options to purchase common stock are granted at less than fair market value, become exercisable immediately on the date of grant, and expire 10 years from the date of grant.

(10) Earnings Per Share

     In  accordance   with  the  disclosure   requirements   of  "SFAS  128",  a
     reconciliation of the numerator and denominator of basic and diluted earnings per share is provided as follows:

     Three Months Ended December 31,                               2000          1999           1998
                                                              ------------   ------------   ------------
     NUMERATOR - BASIC AND DILUTED (LOSS) EARNINGS PER SHARE
                          Net (loss) income                   $ (3,742,302)  $   (768,344)  $(11,876,713)
                                                              ============   ============   ============
     DENOMINATOR - BASIC EARNINGS PER SHARE
                          Common stock outstanding              10,356,164     10,000,000     10,000,000
                                                              ============   ============   ============

     Basic and diluted earnings per share                     $      (0.36)  $      (0.08)  $      (1.19)
                                                              ============   ============   ============

                 TELESOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

(11) Financial Instruments With Off-Balance-Sheet Risk and Concentrations of Credit Risk

     Derivative financial instruments - Historically the Company has not engaged in hedging activities and currently does not hold any hedging instruments to minimize exchange rate risk.

     Fair value disclosures - The carrying amounts of cash and cash equivalents, trade receivables, other current assets, accounts payable, amounts included in investments and accruals meeting the definition of financial instruments and short-term debt approximate fair value.

     Standby letters of credit and financial guarantees - In the ordinary course of business with customers, vendors and others, the Company is contingently liable for performance under letters of credit and other financial guarantees totaling approximately $7 million at December 31, 2000. The Company's management does not believe it is practicable to estimate the fair values of these financial instruments and does not expect any losses from their resolution.

     Interest rates - An increase in interest rates of 1.0% would increase the Company's interest expense on the Company's adjustable loans by approximately $330,000 per year. A decrease of in interest rates of 1.0% would result in a savings on interest expense of approximately the same amount, $330,000.

(12) Related-party Transactions

     Certain of the Company's executive officers, directors and major stockholders are also owners, officers and/or directors of SHBC located in Kuwait. SHBC is a civil, electrical and mechanical construction contractor with 750 employees and over 30 years of experience. SHBC and its affiliates was the sole stockholder of Telesource International prior to July 1999 and will own approximately 61% of the common stock outstanding upon completion of the proposed merger with Sixth Business Service Group SHBC and Telesource International bid and compete within the same industries; however, SHBC has agreed in writing to not bid projects within the United States and its possessions. Additionally, SHBC and SHBC's majority stockholders, Fouad Behbehani and Nasrallah Behbehani, have signed as guarantors on Telesource CNMI's promissory note for $25,000,000 with the Commercial Bank of Kuwait, New York Branch, and SHBC and SHBC's majority stockholders, have also signed as guarantors on a $395,000 letter of credit with the Commercial Bank of Kuwait, New York Branch. The $25,000,000 promissory note is used by Telesource to finance the construction activities on the power plant and the letter of credit will be used to secure a performance surety bond on an overhead line project. SHBC and SHBC's majority stockholders have also signed as guarantors on a $2,000,000 line of credit with the Kuwait Real Estate Bank for Telesource. Also see
     Note 9.

     Additionally, from time-to-time the Company may hire, on a part time or temporary basis, individuals employed by SHBC to provide assistance to Telesource on certain projects in the Northern Mariana Islands. The rates paid do not exceed the fair market value of similar services provided by unrelated third parties.

                 TELESOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

(12) Related-party Transactions, continued

     In 1996, the Company was subcontracted by SHBC to build a radio relay station in the Commonwealth of Northern Mariana Islands for the United States Information Agency. The agreement between SHBC and the Company included payment to the Company on a monthly basis for all time and material plus a fee of 7.5% on local purchases and procurements. The radio relay station project was completed in early 1999, however, an addition to the radio relay station was approved and the Company was hired by SHBC to perform additional construction services on the radio relay station under the same terms as the original agreement.

     The  following   table  provides  a  summary  of   consolidated   financial
     information related to all services provided to SHBC.

                                                                                      Twelve Months Ended
                                                                                         December 31,
                                                              ---------------------------------------------------------------------
                                                                     2000                    1999                      1998
                                                              -------------------      ------------------       -------------------

             Construction revenues                                $      851,912               2,180,683                $3,786,177
             Sales                                                       197,845                 181,118                   145,383
             Rental income                                                53,103                 610,918                 1,380,956
             Service fees                                                 31,625                 204,628                   351,596
                                                              -------------------      ------------------       -------------------
                Total related party revenues                      $    1,134,485               3,177,347                 5,664,112


     The following table summarizes all balances related to transactions with SHBC as of the end of each period.

                                                                                                      December 31,
                                                                                       --------------------------------------------
                                                                                             2000                      1999
                                                                                       ------------------       -------------------
             Accounts receivable                                                          $       99,809                   320,109
             Prepaid expenses                                                                         --                   170,182
             Accounts payable                                                                    698,875                 1,604,811
             Other current liabilities                                                           125,000                   213,726


     The related party amounts recorded and disclosed in the consolidated financial statements are not necessarily indicative of the amounts which would have been incurred had comparable transactions been entered into with independent parties.

     The Company held an investment in Telebond Insurance Corporation at December 31, 2000, in the amount of $50,000. During 1999, the Company purchased insurance from Telebond in the amount of $158,278 and $138,203 during the twelve months ended December 31, 2000 and 1999, respectively, and held a prepaid asset for insurance in the amount of $211,350 December 31, 2000. Our President and CEO, K.J. Semikian serves on Telebond Insurance Corporation's board of directors and as President of Telebond and owns 10% of the stock of Telebond.

     The Company paid legal fees to an employee and director of the Company in the amount of $84,000 during 1999.

                 TELESOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

(13) Income Taxes

     Income tax expense consists of:


                                                                   Current             Deferred              Total
                                                              ------------------   -----------------    -----------------
      Year ended December 31, 2000:
           U.S. Federal                                      $             --                  --                     --
           State and local                                                 --                  --                     --
           U.S. possession                                                 --                  --                     --
           Foreign                                                      4,746                  --                  4,746
                                                              ------------------   -----------------    -----------------
                                                             $          4,746                  --                  4,746
                                                              ==================   =================    =================

     The foreign tax was incurred in connection with the Company's first year of operations in Fiji and is based upon earnings within Fiji. The average tax rate on these earnings was 35%. In 1999 and 1998, the Company recorded a current loss for financial reporting purposes as well as a loss for income tax reporting purposes and therefore, no current income tax expense has been reflected in the accompanying statements of operations.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2000 and 1999 are presented below:

                                                                                              2000                   1999
                                                                                       -------------------    -------------------
     Deferred tax assets:
         Tax basis of tangible and intangible assets in excess of book basis             $       30,000                  25,000
         Accrued expenses                                                                       105,000                  95,000
         Net operating loss carryforwards                                                     5,240,420               4,104,631
                                                                                      -------------------    -------------------
                  Total gross deferred tax assets                                             5,375,420               4,224,631
                                                                                      -------------------    -------------------
         Less valuation allowance                                                            (5,375,420)             (4,224,631)
                                                                                      -------------------    -------------------
                   Net deferred tax asset                                                            --                      --
                                                                                      -------------------    -------------------
                  Net deferred tax liability                                             $           --                      --
                                                                                      ===================    ===================

                 TELESOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

(13) Income Taxes, continued

     The valuation allowance for deferred tax assets as of December 31, 2000 and 1999 was $5,375,420 and $4,224,631, respectively. The net change in the total valuation allowance for the years ended December 31, 2000 and 1999 was an increase of $1,150,789 and an increase of $261,047, respectively. The net deferred tax asset at December 31, 1998 was also fully reserved. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management believes that the valuation allowance reduces the recognition of deferred tax assets to a level that reflects the amount that is more likely than not to be realized, considering the tax planning strategies available to the Company.

     At December 31, 2000, the Company has net operating loss carryforwards of approximately $15,000,000. The net operating loss carryforwards expire in the years 2001 through 2018.

(14) Commitments and Contingencies

     Minimum rental commitments under all noncancellable-operating leases, primarily property, vehicles and construction equipment, in effect at December 31, 2000 are:

            Years ending
            December 31,                             Amount
            --------------                        ------------
            2001                                 $      236,827
            2002                                        175,350
            2003                                         77,236
            2004                                             --
            2005 and thereafter                              --
                                                 --------------
                                                 $      489,413
                                                 ==============

     Lease expense was $410,848, $181,726 and $231,849 for the years ended December 31, 2000, 1999 and 1998, respectively.

     Telesource entered into an employment agreement with Khajadour Semikian in June 1999 and Nidal Zayed in August 1999. The term of the agreement with Mr. Semikian is from July 1, 1999 to July 1, 2002. Under the terms of the agreement, Mr. Semikian is required to devote his full time to the Company's business. The Company agreed to pay Mr. Semikian an annualized base salary of $220,000 during 1999 and 1998, increasing to $270,000 during 2000 and remaining at that level until July 1, 2002. The payment of cash bonuses to Mr. Semikian will be at the Board's discretion. The Company also agreed to provide Mr. Semikian with health insurance for him and his family at a reduced rate. The term of the agreement with Mr. Zayed is from September 1, 1999 to September 1, 2002. Under the terms of the agreement, Mr. Zayed's responsibilities comprise serving as an operating officer accountable for the full range of operations. The Company has agreed to pay him an annualized base salary of $125,000 per year for the term of the agreement. The payment of cash bonuses to Mr. Zayed will be at the Board's discretion. The Company has also agreed to provide Mr. Zayed with health insurance for him and his family at a reduced rate, along with a Company car.

                 TELESOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

(14) Commitments and Contingencies, continued

     The Company is involved in various litigation proceedings arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

(15) Business Segment Information

     The Company adopted SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," in 1998. Segments were determined based on products and services provided by each segment. Telesource has three operating segments: power generation and construction of power plants, trading and construction services. Power generation activities did not commence until March 1999 and therefore no segment information is provided for 1998. The power generation and construction of power plants segment includes sales-type lease revenues recognized. There were no material amounts of transfers between segments. Any intersegment revenues have been eliminated. The following table sets forth certain segment information for the periods indicated:


                                                                              December 31, 2000
                                          ------------------------------------------------------------------------------------------
                                          Power Generation and
                                            and Construction
                                             of Power Plants              Trading                Construction           Total
                                          -----------------------  ----------------------     -------------------  -----------------
           Revenue                        $      2,802,348                1,034,918                 8,753,103            12,590,369
           Interest income                           5,279                       --                   120,460               125,739
           Interest expense                      2,360,162                       --                    66,802             2,426,964
           Depreciation and amortization             1,309                   31,537                   403,332               436,178
           Income tax expense                        4,746                       --                        --                 4,746
           Net Loss                             (1,977,858)                (536,655)               (1,227,789)           (3,742,302)
           Total capital expenditures               10,798                   15,960                   816,809               843,567
           Total assets                         14,486,727                5,693,348                10,316,113            30,496,188



                                                                              December 31, 2000
                                          ------------------------------------------------------------------------------------------
                                          Power Generation and
                                            and Construction
                                             of Power Plants              Trading                Construction           Total
                                          -----------------------  ----------------------     -------------------  -----------------
           Revenue                        $      1,670,734                  342,328                 4,075,194             6,088,256
           Interest income                              --                       --                   250,707               250,707
           Interest expense                        457,332                       --                   674,889             1,132,221
           Depreciation and amortization                --                   20,338                   343,451               363,789
           Income tax expense                           --                       --                        --                    --
           Net Loss                               (339,240)                (229,183)                (199,921)              (768,344)
           Total capital expenditures                   --                    9,735                 1,525,227             1,534,962
           Total assets                         16,997,862                   45,751                 5,842,394            22,886,007

                 TELESOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

(15) Business Segment Information, continued


                                                                              December 31, 2000
                                          ------------------------------------------------------------------------------------------
                                          Power Generation and
                                            and Construction
                                             of Power Plants              Trading                Construction           Total
                                          -----------------------  ----------------------     -------------------  -----------------

           Revenue                           $          --                  145,383                 5,518,729             5,664,112
           Interest income                              --                       --                    12,453                12,453
           Interest expense                             --                       --                    39,963                39,963
           Depreciation and amortization                --                   29,570                   406,350               435,920
           Income tax expense                           --                       --                        --                    --
           Net (Loss) income                   (12,521,457)                (141,004)                 (785,748)          (11,876,713)
           Total capital expenditures                   --                       --                    17,459                17,459
           Total assets                         17,850,000                  424,292                 1,618,960            19,893,252


     One customer, SHBC, represented 10.0%, 83.4% and 99.8% of the Company's consolidated revenues during 2000, 1999 and 1998, respectively.

     The basis used to attribute revenues to individual countries is based upon where the services are provided.

     The power generation segment includes revenues from the Company's power station on Tinian, Commonwealth of Northern Mariana Islands in the amount of $2,230,530, $1,670,734 and $0 for 2000, 1999 and 1998, respectively. The construction revenues recognized for the expansion of two power plants in Fiji is included under the power generation segment and were $571,818 for 2000, the Company's first year in Fiji.

     Revenues from the Company's related party, SHBC, were $1,134,485, $3,177,347 and $5,664,112 for 2000, 1999 and 1998, respectively. The revenues recognized from SHBC under the construction segment were $851,912, $2,180,683 and $3,786,177 for 2000, 1999 and 1998, respectively. The revenues recognized from SHBC under the trading segment were $1,205,318, $181,118 and $145,383 for 2000, 1999 and 1998, respectively. All other revenues recognized within the construction segment for all periods presented were earned within in the Commonwealth of Mariana Islands.

     Trading revenues generated by our Guam office were $267,742 and $81,627 for 2000 and 1999, respectively. All other revenues recognized within the trading segment for all periods presented were earned at our location in Lombard, Illinois.

     Long-lived assets located in the Commonwealth of Mariana Islands were $19,741,796, $19,920,356 and $18,527,095 as of December 31, 2000, 1999 and
     1998, respectively. The Company had no long-lived assets located in Fiji as of December 31, 2000.

                       Sixth Business Service Group, Inc.

                          (A Development Stage Company)

                               TABLE OF CONTENTS


                                                                            PAGE
FINANCIAL STATEMENTS (Unaudited)

     Balance Sheet                                                           79

     Statements of Operations                                                80

     Statements of Stockholders' Equity (Deficit)                            81

     Statements of Cash Flows                                                82

     Notes to Financial Statements                                           83


                                      F-1

                       Sixth Business Service Group, Inc.
                          (A Development Stage Company)

                       BALANCE SHEET AS OF MARCH 31, 2001
                                   (Unaudited)


                                     ASSETS

TOTAL ASSETS                                                      $   --
                                                                  ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES                                                       $   --
                                                                  --------


STOCKHOLDERS' EQUITY
   Preferred stock - no par value; authorized 20,000,000 common shares; no shares issued and outstanding
   Common stock - $.01 par value; authorized 50,000,000 common
   Shares; 100,000 issued and outstanding                               79
   Additional paid-in capital                                       12,500
   Deficit accumulated during the development stage                (12,579)
                                                                  --------

          Total Stockholders' Equity                                  --
                                                                  --------

Total                                                             $   --
                                                                  ========


See notes to financial statements


                                       F-2

                       Sixth Business Service Group, Inc.
                        (A Development Stage Enterprise)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                                 For the
                                                                 Period
                                                                March 15,
                                                                1999 (date
                                                                   of
                                  For the Three  For the Three incorporation)
                                  Months Ended   Months Ended      to
                                    March 31,      March 31,     March 31,
                                      2001          2000           2001
                                  -----------   -------------  -------------

REVENUE                              $    --      $    --      $  22,500
                                     ---------    ---------    ---------

EXPENSES

   Consulting fees - related
     party                               1,000        1,000        9,000
   Professional fees                     1,000         --         26,000
   Organization costs                     --           --             79
                                     ---------    ---------    ---------
      Total Expenses                     2,000        1,000       35,079
                                     ---------    ---------    ---------

NET LOSS                             $  (2,000)   $  (1,000)   $ (12,579)
                                     =========    =========    =========

Net Loss Per  Share-
       Basic and Diluted             $    (.02)   $    (.01)   $    (.13)
                                     =========    =========    =========

Weighted Average Shares
    Oustanding- Basic and
    Diluted                            100,000      100,000      100,000
                                     =========    =========    =========


See notes to financial statements

                       Sixth Business Service Group, Inc.
                        (A Development Stage Enterprise)

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                    FOR THE THREE MONTHS ENDED MARCH 31, 2001
                                   (Unaudited)

                                                                      Deficit
                                                                    Accumulated
                                                     Additional     During the
                                 Common Stock          Paid-In      Development
                              Shares       Amount      Capital         Stage        Total
                             ----------   ---------  ----------    ------------   --------
Balances, December 31,
    2000                        100,000        79      10,500         (10,579)          --

Capital contribution                                    1,000                        1,000

Contribution of services                                1,000                        1,000

Net loss for the three
Months ended March 31, 2001         --         --          --          (2,000)      (2,000)
                               --------   -------    --------        --------     --------
Balances, March 31, 2001        100,000   $    79    $ 12,500        $(12,579)    $     --
                               ========   =======    ========        ========     ========



See notes to financial statements

                       Sixth Business Service Group, Inc.
                        (A Development Stage Enterprise)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                     For the
                                                                     Period
                                                                    March 15,
                                                                   1999 (date
                                                                      of
                                     For the Three  For the Three incorporation)
                                     Months Ended   Months Ended      to
                                       March 31,      March 31,     March 31,
                                         2001          2000           2001
                                     ------------  --------------   ----------
Cash Flows From Operating
 Activities
   Net loss                          $ (2,000)      $ (1,000)      $(12,579)
Adjustments to reconcile net
loss to net cash used by
operating activities:
  Contributed services and
   expenses                             1,000          1,000          9,000
  (Decrease) increase in
   accrued expenses                      --            1,000           --
                                     --------       --------       --------
    Net Cash Used by Operating
     Activities                        (1,000)          --           (3,579)
                                     --------       --------       --------

Cash Flows From Financing
 Activities
   Issuance of common stock              --             --               79
   Capital contribution                 1,000           --            3,500
                                     --------       --------       --------
    Net Cash Provided by
     Financing Activities               1,000           --            3,579
                                     --------       --------       --------

Net Increase (decrease) in
Cash and Cash Equivalents                --             --             --

Cash and Cash Equivalents at
Beginning of Period                      --             --             --
                                     --------       --------       --------

Cash and Cash Equivalents at
End of Period                        $   --         $   --         $   --
                                     ========       ========       ========


Supplemental cash flow information

Cash Paid For:
   Interest                          $      0       $      0       $      0
                                     ========       ========       ========
   Income Taxes                      $      0       $      0       $      0
                                     ========       ========       ========


      See notes to financial statements

                       Sixth Business Service Group, Inc.
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                                  (Unaudited)

------------------------------------------------------------------------------

NOTE A - FORMATION AND OPERATIONS OF THE COMPANY

Sixth Business Service Group, Inc. ("we, us, our") was initially incorporated under the Laws of the state of Florida on March 15, 1999 and merged with a Delaware Corporation formed on June 20, 2001 for the purpose of reincorporation under the laws of Delaware. In addition we affected a share exchange and changed the par value of our shares to $.01 per share which have been retroactively reflected in our financial statements. We are considered to be in the Development stage as defined in Financial Accounting Standards Board Statement No 7, and intend to seek, investigate and, if such investigation warrants, Engage in business combinations presented to us by persons or firms who or which Desire to become a Securities and Exchange Commission (the "SEC") reporting
Company. Our planned principal operations have not commenced, therefore Accounting policies and procedures have not yet been established. Our fiscal Year-end is December 31.

                                USE OF ESTIMATES

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates we are required to make. Actual results could differ from our estimates.

                              BASIS OF PRESENTATION

Our accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the instructions to Form 10-QSB and Rule 10-1 of Regulation S-X of the Securities and Exchange Commission (the "SEC"). Accordingly, these financial statements do not include all of the footnotes required by generally accepted accounting principles. In our opinion, all adjustments (consisting of normal and recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the year ended December 31, 2001. The accompanying financial statements and the notes should be read in conjunction with our audited financial statements as of and for the year ended December 31, 2000 contained in this Form S-4.

NOTE B - GOING CONCERN

The accompanying financial statements have been prepared on a going concern Basis, which contemplates the realization of assets and the satisfaction of Liabilities in the normal course of business. The Company will require a Significant amount of capital to commence its planned principal operations and Proceed with its business plan. Accordingly, the Company's ability to continue As a going concern is dependent upon its ability to secure an adequate amount of Capital to finance its planned principal operations and/or implement its Business plan. The Company's plans include borrowings from management and Negotiating fees with an acquisition candidate, however there is no assurance That they will be successful in their efforts to raise capital. This factor, Among others, indicate that the Company may be unable to continue as a Going concern for a reasonable period of time.

NOTE C - INCOME TAXES

During the period March 15, 1999 (date of incorporation) to March 31, 2001 We recognized losses for both financial and tax reporting purposes. Accordingly, No deferred taxes have been provided for in the accompanying statement of Operations.


NOTE D - RELATED PARTY TRANSACTIONS

The value of services provided by our stockholder during the period March 15, 1999 (date of incorporation) to March 31, 2001 was $9,000 and is included as Professional fees and expenses in the accompanying statement of operations. In Addition, the stockholder has agreed to pay corporate, organizational and other Costs incurred by us and provide the following services at no cost to us until a Business combination is effected:

1. Preparation and filings of required documents with the Securities and Exchange Commission.

2.     Location and review of potential target companies.


NOTE E - LOSS PER SHARE

We compute net loss per share in accordance with SFAS No. 128 "Earnings per Share" ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is Computed by dividing the net loss available to common stockholders for the Period by the weighted average number of common shares outstanding during the Period. Diluted net loss per share is computed by dividing the net loss for the Period by the number of common and common equivalent shares outstanding during The period. There were no common equivalent shares outstanding as of March31, 2000 or 2001.


                                       F-7

                       Sixth Business Service Group, Inc.

                        (A Development Stage Enterprise)

                                TABLE OF CONTENTS

                                                                      PAGE

INDEPENDENT AUDITORS' REPORT                                           86

FINANCIAL STATEMENTS
   Balance Sheet                                                       87
   Statements of Operations                                            88
   Statements of Stockholders' Equity (Deficit)                        89
   Statements of Cash Flows                                            90
   Notes to Financial Statements                                       91

                 [Letterhead of Kingery, Crouse & Hohl, P.A.]

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Sixth Business Service Group, Inc.:

We have audited the accompanying balance sheet of Sixth Business Service Group, Inc. (the "Company"), a development stage enterprise, as of December 31, 2000, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year then ended, and the periods March 15, 1999 (date of incorporation) to December 31, 1999 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and the disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in All material respects, the financial position of the Company as of December 31, 2000, and the results of its operations and its cash flows for the year then ended, and the periods March 15, 1999 (date of incorporation) to December 31, 1999 and 2000 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes A and B to the financial statements, the Company is in the development stage and will require a significant amount of capital to commence its planned principal operations and proceed with its business plan. As of the date of these financial statements, there is no assurance that the Company will be successful in its efforts to raise the necessary capital to commence its planned principal operations and/or implement its business plan. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Kingery, Crouse & Hohl, P.A.

June 25, 2001
Tampa, FL

                       Sixth Business Service Group, Inc.
                          (A Development Stage Company)

                      BALANCE SHEET AS OF DECEMBER 31, 2000


                                     ASSETS

TOTAL ASSETS                                                      $   --
                                                                  ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES                                                       $   --
                                                                  --------


STOCKHOLDERS' EQUITY
   Preferred stock - no par value; authorized 20,000,000 common shares; no shares issued and outstanding
   Common stock - $.01 par value; authorized 50,000,000 common          79
   Shares; 100,000 issued and outstanding
   Additional paid-in capital                                       10,500
   Deficit accumulated during the development stage                (10,579)
                                                                  --------

          Total Stockholders' Equity                                  --
                                                                  --------

Total                                                             $   --
                                                                  ========


See notes to financial statements

                       Sixth Business Service Group, Inc.
                        (A Development Stage Enterprise)

                            STATEMENTS OF OPERATIONS

                                                   For the           For the
                                                    Period           Period
                                                  March 15,         March 15,
                                                  1999 (date       1999 (date
                                                      of              of
                                   For the       incorporation)  incorporation)
                                   Year Ended         to              to
                                   December        December        December
                                    31, 2000       31, 1999        31, 2000
                                   -----------   -------------   -------------

REVENUE                              $  22,500    $    --          $  22,500
                                     ---------    ---------        ---------

EXPENSES

   Consulting fees - related
     party                               4,000        4,000            8,000
   Professional fees                    24,000        1,000           25,000
   Organization costs                     --             79               79
                                     ---------    ---------        ---------
      Total Expenses                    28,000        5,079           33,079
                                     ---------    ---------        ---------

NET LOSS                             $  (5,500)   $  (5,079)       $ (10,579)
                                     =========    =========        =========

Net Loss Per  Share-
       Basic and Diluted             $    (.05)   $    (.05)       $    (.11)
                                     =========    =========        =========

Weighted Average Shares
    Oustanding- Basic and
    Diluted                            100,000      100,000          100,000
                                     =========    =========        =========


See notes to financial statements

                       Sixth Business Service Group, Inc.
                        (A Development Stage Enterprise)

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
       FOR THE YEAR ENDED DECEMBER 31, 2000 AND THE PERIOD MARCH 15, 1999
                  (date of incorporation) TO DECEMBER 31, 1999

                                                                      Deficit
                                                                    Accumulated
                                                      Additional     During the
                                 Common Stock          Paid-In      Development
                              Shares       Amount      Capital         Stage        Total
                             ----------   ---------  ----------    ------------   -------
Balances, March 15, 1999
  (date of incorporation)          --     $   --     $   --        $   --         $   --

Issuance of common stock        100,000         79                     --             79

Contribution of services                                4,000                      4,000

 Net loss for the period
  March 15, 1999 (date  of
  incorporation) to
  December 31, 1999                --         --         --         (5,079)       (5,079)
                               --------   --------   --------     --------      --------
Balances, December 31,
  1999                          100,000         79      4,000       (5,079)       (1,000)

Capital contribution                                    2,500                      2,500

Contribution of services                                4,000                      4,000

Net loss for the year
ended December 31, 2000            --         --         --         (5,500)       (5,500)
                               --------   --------   --------     --------      --------
Balances, December 31,
  2000                          100,000   $     79   $ 10,500     $(10,579)     $   --
                               ========   ========   ========     ========      ========


See notes to financial statements

                       Sixth Business Service Group, Inc.
                        (A Development Stage Enterprise)

                            STATEMENTS OF CASH FLOWS

                                                               For the         For the
                                                               period           period
                                                              March 15,       March 15,
                                                                1999             1999
                                                              (date of        (date of
                                                For the     incorporation)  incorporation)
                                              Year Ended         to               to
                                               December     December 31,     December 31,
                                               31, 2000         1999             2000
                                              ------------  --------------   -------------
Cash Flows From Operating
 Activities
   Net loss                                    $ (5,500)      $ (5,079)        $(10,579)
Adjustments to reconcile net
loss to net cash used by
operating activities:
  Contributed services and
   expenses                                       4,000          4,000            8,000
  (Decrease) increase in
   accrued expenses                              (1,000)         1,000             --
                                               --------       --------         --------
    Net Cash Used by Operating
     Activities                                  (2,500)           (79)          (2,579)
                                               --------       --------         --------

Cash Flows From Financing
 Activities
   Issuance of common stock                        --               79               79
   Capital contribution                           2,500           --              2,500
                                               --------       --------         --------
    Net Cash Provided by
     Financing Activities                         2,500             79            2,579
                                               --------       --------         --------

Net Increase (decrease) in
Cash and Cash Equivalents                          --             --               --

Cash and Cash Equivalents at
Beginning of Period                                --             --               --
                                               --------       --------         --------

Cash and Cash Equivalents at
End of Period                                  $   --         $   --           $   --
                                               ========       ========         ========

Supplemental cash flow information

Cash Paid For:
   Interest                                    $      0       $      0         $      0
                                               ========       ========         ========
   Income Taxes                                $      0       $      0         $      0
                                               ========       ========         ========


      See notes to financial statements

                       Sixth Business Service Group, Inc.
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS

-----------------------------------------------------------------------------

NOTE A - FORMATION AND OPERATIONS OF THE COMPANY

Sixth Business Service Group, Inc. ("we, us, our") was initially incorporated under the laws of the state of Florida on March 15, 1999 and merged with a Delaware Corporation formed on June 20, 2001 for the purpose of reincorporation under the laws of Delaware in addition we affected a share exchange and changed the par value of our shares to $.01 per share which have been retroactively reflected in our financial statements. We are considered to be in the development stage as defined in Financial Accounting Standards Board Statement No 7, and intend to seek, investigate and, if such investigation warrants, engage in business combinations presented to us by persons or firms who or which desire to become a Securities and Exchange Commission (the "SEC") reporting company. Our planned principal operations have not commenced; therefore accounting policies and procedures have not yet been established. Our fiscal year end is December 31.

                                USE OF ESTIMATES

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates we are required to make. Actual results could differ from our estimates.

NOTE B - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company will require a significant amount of capital to commence its planned principal operations and proceed with its business plan. Accordingly, the Company's ability to continue as a going concern is dependent upon its ability to secure an adequate amount of capital to finance its planned principal operations and/or implement its Business plan. The Company's plans include borrowings from management and negotiating fees with an acquisition candidate, however there is no assurance that they will be successful in their efforts to raise capital. This factor, among others, indicates that the Company may be unable to continue as a going concern for a reasonable period of time.

NOTE C - INCOME TAXES

During the period March 15, 1999 (date of incorporation) to December 31, 2000, we recognized losses for both financial and tax reporting purposes. Accordingly, no deferred taxes have been provided for in the accompanying statement of operations.

                                       F-7

NOTE D - RELATED PARTY TRANSACTIONS

The value of services provided by our stockholder during the period March 15, 1999 (date of incorporation) to December 31, 2000 was $8,000 and is included as Professional fees and expenses in the accompanying statement of operations. In Addition, the stockholder has agreed to pay corporate, organizational and other Costs incurred by us and provide the following services at no cost to us until a Business combination is effected:

1. Preparation and filings of required documents with the Securities and Exchange Commission.

2.     Location and review of potential target companies.


NOTE E - LOSS PER SHARE

We compute net loss per share in accordance with SFAS No. 128 "Earnings per Share" ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the number of common and common equivalent shares outstanding during the period. There were no common equivalent shares outstanding as of December 31, 1999 or 2000.

                                                                      Appendix A

                                     AMENDED
                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


     THIS AMENDED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION dated as of June 29, 2001, (the "Agreement") by and among Sixth Business Service Group, Inc., a Delaware corporation ("SBSG") and Telesource International, Inc., a Delaware corporation ("Telesource") amends and restates the previous merger agreement among SBSG's predecessor company, Sixth Business Service Group, Inc., a Florida corporation, and Telesource dated November 30, 1999.

                                 R E C I T A L S

     SBSG and Sixth Business Service Group, Inc., a Florida corporation, merged on June 20, 2001 for the purpose of reincorporating the Florida corporation under the laws of the State of Delaware.

     The respective Boards of Directors of SBSG and Telesource deem it desirable and in the best interests of their respective corporations, and of their respective shareholders, subject to, among other things, the approval of the shareholders of SBSG and Telesource, Telesource shall merge with and into SBSG; as a result of which the holders of shares of capital stock of Telesource will, in the aggregate, receive the consideration hereinafter set forth (collectively, the "Merger"). Upon the terms and subject to the conditions of this Agreement, at the Effective Date (as defined in Section 2.3 of this Agreement) in accordance with the Delaware Business Corporation Act ("BCA"), Telesource shall be merged with and into SBSG and the separate existence of Telesource shall thereupon cease. SBSG shall be the surviving corporation in the Merger and is hereinafter sometimes referred to as the "Surviving Corporation."

     NOW, THEREFORE, in consideration of the terms, conditions, agreements and covenants contained herein, and in reliance upon the representations and warranties contained in this Agreement, the parties hereto agree as follows:

                          I. RECITALS; TRUE AND CORRECT

     The above stated recitals are true and correct and are incorporated into this Agreement.

                                   II. MERGER

     2.1 Merger. In the manner and subject to the terms and conditions set forth herein, Telesource shall merge with and into SBSG, and SBSG shall be the surviving corporation after the Merger and shall continue to exist as a corporation governed by the laws of Delaware.

     2.2 Name Change. Upon the Closing of the Merger, SBSG shall change its name to "Telesource International, Inc." (the "Name Change").

     2.3 Effective Date. If all of the conditions precedent to the obligations of each of the parties hereto as hereinafter set forth shall have been satisfied or shall have been waived, the Merger shall become effective on the date (the "Effective Date") the Articles of Merger, together with Plans of Merger reflecting the Merger, shall be accepted for filing by the Secretary of State of Delaware.

     2.4 Securities of the Corporations. The authorized capital stock of Telesource is comprised of 50,000,000 shares of Common Stock, par value $0.01 (One Cent) per share (the "Telesource Stock"), of which 12,900,000 shares are issued and outstanding and 10,000,000 shares of Preferred Stock. No shares of such Preferred Stock are outstanding. The authorized capital stock of SBSG is comprised of 50,000,000 shares of Common Stock, $.01 par value per share (the "SBSG Stock"), of which 100,000 shares are issued and outstanding. In addition, SBSG has authorized but unissued 10,000,000 shares of no par value Preferred Stock

     2.5 Shares of the Constituent and Surviving Corporations. The manner and basis of converting the shares of Telesource Stock into shares of SBSG Stock shall be as follows:

     At the Effective Date, by virtue of the Merger and without any action on the part of any holder of any capital stock of either SBSG or Telesource, each share of Telesource Stock issued and outstanding shall be converted into the right to receive one share of SBSG Stock (the "Exchange Ratio").

     2.6 Effect of the Merger. As of the Effective Date, all of the following shall occur:

          (a) The separate existence and corporate organization of Telesource shall cease (except insofar as it may be continued by statute), SBSG shall exist as a surviving corporation.

          (b) Except as otherwise specifically set forth herein, the corporate identity, existence, purposes, powers, franchises, rights and immunities of SBSG shall continue unaffected and unimpaired by the Merger, and the corporate identity, existence, purposes, powers, franchises and immunities of Telesource shall be merged with and into SBSG as the surviving corporation, shall be fully vested therewith.

          (c) Neither the rights of creditors nor any liens upon or security interests in the property of Telesource shall be impaired by the Merger.

          (d) All corporate acts, plans, policies, agreements approvals and authorizations of the shareholders and Board of Directors of Telesource and of its respective officers, directors and agents, which were valid and effective immediately prior to the Effective Date, shall be the acts, plans, policies, agreements, approvals and authorizations of SBSG and shall be as effective and binding on SBSG as the same were on Telesource.

          (e) SBSG shall be liable for all of the obligations and liabilities of Telesource.

          (f) The rights, privileges, goodwill, inchoate rights, franchises and property, real, personal and mixed, and debts due on whatever account and all other things in action belonging to Telesource, shall be, and they hereby are, bargained, conveyed, granted, confirmed, transferred, assigned and set over to and vested in SBSG, without further act or deed.

          (g) No claim pending at the Effective Date by or against any of Telesource, or any stockholder, officer or director thereof, shall abate or be discontinued by the Merger, but may be enforced, prosecuted, settled or compromised as if the Merger had not occurred.

          (h) All rights of employees and creditors and all liens upon the property of Telesource shall be preserved unimpaired, limited in lien to the property affected by such liens at the Effective Date, and all the debts, liabilities and duties of Telesource shall attach to SBSG and shall be enforceable against SBSG to the same extent as if all such debts, liabilities and duties had been incurred or contracted by Telesource.

          (i) Except for the Name Change, the Articles of Incorporation of SBSG, as in effect on the Effective Date, shall be the Articles of Incorporation of the surviving company.

          (j) The Bylaws of SBSG, as in effect on the Effective Date, shall continue to be the Bylaws of SBSG without change or amendment until such time, if ever, as it is amended thereafter in accordance with the provisions thereof and applicable laws.

          (k) Upon the Effective Date, the Board of Directors of SBSG shall consist of six designees of Telesource (KJ Semikian, Nidal Zayed, Jeff Adams, Max Engler, Ibrahim M. Ibrahim, and Weston Marsh), and the officers of SBSG shall be the officers specified by Telesource to hold such offices, as set forth in the Proxy Statement hereinafter defined.

          (l) Upon the Effective Date, SBSG shall assume all option plans and warrants issued by Telesource and such arrangements shall continue to operate as plans or warrants of SBSG following the merger except that such option plans or warrants shall represent the right to acquire shares of Common Stock of SBSG, otherwise as in accordance with such plan or warrant.

III. CONDUCT OF BUSINESS PENDING CLOSING; STOCKHOLDER APPROVAL

     Telesource and SBSG covenant that between the date hereof and the date of the Closing:

     3.1 Access to Telesource. Telesource shall (a) give to SBSG and to SBSG's counsel, accountants and other representatives reasonable access, during normal business hours, throughout the period prior to the Closing Date (as defined in
Section 6.1), to all of the books, contracts, commitments and other records of Telesource and shall furnish SBSG during such period with all information concerning Telesource that SBSG may reasonably request; and (b) afford to SBSG and to SBSG's representatives, agents, employees and independent contractors reasonable access, during normal business hours, to the properties of Telesource, in order to conduct inspections at SBSG's expense to determine that Telesource is operating in compliance with all applicable federal, state, local and foreign statutes, rules and regulations, and all material building, fire and zoning laws or regulations and that the assets of Telesource are substantially in the condition and of the capacities represented and warranted in this Agreement; provided, however, that in every instance described in (a) and (b), SBSG shall make arrangements with Telesource reasonably in advance and shall use its best efforts to avoid interruption and to minimize interference with the normal business and operations of Telesource. Any such investigation or inspection by SBSG shall not be deemed a waiver of, or otherwise limit, the representations, warranties or covenants of Telesource contained herein.

     3.2 Conduct of Business. During the period from the date hereof to the Closing Date, Telesource shall and shall use reasonable efforts, to the extent such efforts are within Telesource's control, to cause its business to be operated in the usual and ordinary course of business and in material compliance with the terms of thibcurley@s Agreement.

     3.3 Intentionally Deleted.

     3.4 Access to SBSG. SBSG shall (a) give to Telesource and to Telesource's counsel, accountants and other representatives reasonable access, during normal business hours, throughout the period prior to the Closing Date, to all of the books, contracts, commitments and other records of SBSG and shall furnish Telesource during such period with all information concerning SBSG that Telesource may reasonably request; and (b) afford to Telesource and to Telesource's representatives, agents, employees and independent contractors reasonable access, during normal business hours, to the properties of SBSG in order to conduct inspections at Telesource's expense to determine that SBSG is operating in compliance with all applicable federal, state, local and foreign statutes, rules and regulations, and all material building, fire and zoning laws or regulations and that the assets of SBSG are substantially in the condition and of the capacities represented and warranted in this Agreement; provided, however, that in every instance described in (a) and (b), Telesource shall make arrangements with SBSG reasonably in advance and shall use its best efforts to avoid interruption and to minimize interference with the normal business and operations of SBSG. Any such investigation or inspection by Telesource shall not be deemed a waiver of, or otherwise limit, the representations, warranties or covenants of SBSG contained herein.

     3.5 Conduct of Business. During the period from the date hereof to the Closing Date, the business of SBSG shall be operated by SBSG in the usual and ordinary course of such business and in material compliance with the terms of this Agreement. Without limiting the generality of the foregoing:

          (a) SBSG shall: (i) comply in all material respects with all laws applicable to it; (ii) not declare any dividend or other distribution, redeem or otherwise acquire any shares of its capital stock or other securities, sell or issue any shares of its capital stock or other or agree to do any of the foregoing; (iii) not make any payments to any of its employees other than reimbursement of accountable expenses in the ordinary course of business in accordance with past practices; (iv) not make any payments, loans or other distribution to any officer, director, employee or agent or prepay any obligations due to any of the foregoing; and (v) not expend nor incur any liabilities or indebtedness, direct or indirect, or enter into any agreements or commitments with respect to same during the period between the date hereof and the Closing Date exclusive of (i) costs and expenses relating to the consummation of the transactions contemplated by this Agreement; (ii) any understandings relating to funding the purchase of shares of SBSG Stock offered for redemption to SBSG by its non-affiliated shareholders in the manner contemplated by the Proxy Statement; and (iii) liabilities based on applications for directors' and officers' liability insurance; and

          (b) SBSG shall timely file all reports required to be filed by it with the Securities and Exchange Commission (the "SEC").

     3.6 Exclusivity to Telesource. SBSG and its officers, directors, representatives or agents, as appropriate, shall not, from the date hereof until the Closing or the earlier termination of this Agreement, solicit any inquiries, proposals or offers to purchase the business of SBSG or the shares of capital stock of SBSG from any person other than Telesource. Any person inquiring as to the availability of the business or shares of capital stock of SBSG or making an offer therefor shall be told that SBSG is bound by the provisions of this Agreement. Each of SBSG and its officers, directors, representatives or agents further agree to advise Telesource promptly of any such inquiry or offer.

     3.7 Stockholder Approval. (a) As promptly as reasonably practicable following the date of this Agreement, SBSG shall take all action reasonably necessary in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the laws of the State of Florida and Delaware (following the date if its re-incorporation in that state) and its Articles of Incorporation and Bylaws to call, give notice of and convene a meeting (the "Meeting") of its shareholders to consider and vote upon the approval and adoption of (i) the Merger; (ii) such other matters as shall properly come before the Meeting in connection with this Agreement. The approval and adoption of this Agreement and the Merger by the Board of Directors and the shareholders of Telesource in accordance with the laws of the State of Florida or Delaware, as the case may be, Articles of Incorporation and Bylaws and the receipt of the approvals and consents referred to in Section 7.9 is a condition precedent to the undertaking and obligation of SBSG to mail its definitive Proxy Statement
(as hereinafter defined) subject to, among other things, approval by the shareholders of SBSG to its shareholders and to hold the Meeting. The Board of Directors of SBSG shall unanimously recommend that SBSG's shareholders vote to approve and adopt the Merger, this Agreement and any other matters to be submitted to SBSG's shareholders in connection therewith. SBSG shall, subject as aforesaid, use its best efforts to solicit and secure from shareholders of SBSG such approval and adoption.

     (b) As promptly as reasonably practicable following the date of this Agreement, SBSG shall prepare and file with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated by the SEC thereunder: a registration statement on Form S-4 (or other form of registration statement as agreed by the parties) covering (i) all shares of SBSG Stock issuable as a consequence of the Merger. Prior to such filings, Telesource shall supply to SBSG, for inclusion in the Initial Registration Statement, the Financial

Statements (as hereinafter defined). Concurrent with the filing of the Initial Registration Statement, SBSG shall also prepare and file with the SEC under the Securities Act and the rules and regulations promulgated by the SEC thereunder, a preliminary proxy statement (the "Proxy Statement"; the Proxy Statement and the Initial Registration Statement are collectively referred to as the "Registration Statement") pertaining to the Merger. Telesource shall cooperate fully with SBSG in the preparation and filing of the Registration Statement and any amendments and supplements thereto, including, without limitation, the furnishing to SBSG of such information regarding Telesource as shall be required by each of the Securities Act and the Exchange Act and the respective rules and regulations promulgated by the SEC thereunder. The Registration Statement shall not be filed, and no amendment or supplement thereto shall be made by SBSG, without prior consultation with and the consent of Telesource, which consent shall not be unreasonably withheld or delayed. As promptly as reasonably practicable following the date of this Agreement, SBSG shall cause to be mailed a definitive Proxy Statement to its shareholders entitled to vote at the Meeting promptly following completion of any review by, or in the absence of such review, the termination of any applicable waiting period of, the SEC and the SEC's declaration of effectiveness of the Registration Statement under the Securities Act.

     (d) As promptly as practicable but in no event later than the Effective Date, SBSG shall prepare and file with the NASD OTC Bulletin Board ("BB"), an application to have the SBSG Stock listed for trading on BB.

                IV. REPRESENTATIONS AND WARRANTIES OF TELESOURCE

Telesource represents and warrants to SBSG as follows, with the knowledge and understanding that SBSG is relying materially upon such representations and warranties:

     4.1 Organization and Standing. Telesource is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Telesource has all requisite corporate power to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary under applicable law, except where the failure to qualify (individually or in the aggregate) does not have any material adverse effect on the assets, business or financial condition of Telesource, and all states in which each is qualified to do business as of the date hereof, have been disclosed to SBSG The copies of the Articles of Incorporation and Bylaws of Telesource, as amended to date, delivered to SBSG, are true and complete copies of these documents as now in effect. Except as otherwise set forth in the Telesource Disclosure Schedule, Telesource does not own any interest in any other corporation, business trust or similar entity. The minute book of Telesource contains accurate records of all meetings of its respective Board of Directors and shareholders since its incorporation.

     4.2 Capitalization. The authorized capital stock of Telesource, the number of shares of capital stock which are issued and outstanding and par value thereof are as set forth in the Telesource Disclosure Schedule. All of such shares of capital stock are duly authorized, validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of the preemptive rights of any person. Except as disclosed in the Telesource Disclosure Schedule, there are no subscriptions, options, warrants, rights or calls or other commitments or agreements to which Telesource is a party or by which it is bound, calling for any issuance, transfer, sale or other disposition of any class of securities of Telesource. There are no outstanding securities convertible or exchangeable, actually or contingently, into shares of common stock or any other securities of Telesource.

     4.3 Authority. This Agreement constitutes, and all other agreements contemplated hereby will constitute, when executed and delivered by Telesource in accordance therewith (and assuming due execution and delivery by the other parties hereto), the valid and binding obligation of Telesource, enforceable in accordance with their respective terms, subject to general principles of equity and bankruptcy or other laws relating to or affecting the rights of creditors generally.

     4.4 Properties. Except as set forth on the Telesource Disclosure Schedule, Telesource has good title to all of the assets and properties which it purports to own as reflected on the balance sheet included in the Financial Statements (as hereinafter defined), or thereafter acquired. Telesource has a valid leasehold interest in all material property of which it is the lessee and each such lease is valid, binding and enforceable against Telesource, as the case may be, and, to the best knowledge of Telesource, the other parties thereto in accordance with its terms. Neither Telesource nor the other parties thereto are in material default in the performance of any material provisions thereunder. Neither the whole nor any material portion of the assets of Telesource is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the best knowledge of Telesource, any such condemnation, expropriation or taking been proposed.

     4.5 Contracts Listed; No Default. All contracts, agreements, licenses, leases, easements, permits, rights of way, commitments, and understandings, written or oral, connected with or relating in any respect to present or proposed future operations of Telesource (except employment or other agreements terminable at will and other agreements which, in the aggregate, are not material to the business, properties or prospects of Telesource and except governmental licenses, permits, authorizations, approvals and other matters referred to in Section 4.17), which would be required to be listed as exhibits to a Registration Statement on Form S-4 or an Annual Report on Form 10-K if Telesource were subject to the reporting requirements of the Exchange Act (individually, the "Telesource Contract" and collectively, the "Telesource Contracts"), have been described and disclosed to SBSG. Telesource is the holder of, or party to, all of the Telesource Contracts. To the best knowledge of Telesource, the Telesource Contracts are valid, binding and enforceable by the signatory thereto against the other parties thereto in accordance with their terms. Telesource's operation of its business has been, is, and will, between the date hereof and the Closing Date, continue to be, consistent with the material terms and conditions of the Telesource Contracts.

     4.6 Litigation. Except as will be provided to SBSG for inclusion in Form S-4, to the best of Telesource's knowledge, there is no claim, action, proceeding or investigation pending or, to the best knowledge of Telesource, threatened against or affecting Telesource before or by any court, arbitrator or governmental agency or authority which, in the reasonable judgment of Telesource, could have any materially adverse effect on Telesource. There are no decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against Telesource.

     4.7 Taxes. For purposes of this Agreement, (A) "Tax" (and, with correlative meaning, "Taxes") shall mean any federal, state, local or foreign income, alternative or add-on minimum, business, employment, franchise, occupancy, payroll, property, sales, transfer, use, value added, withholding or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any related addition to tax, interest, penalty or fine thereon; and (B) "Returns" shall mean all returns (including, without limitation, information returns and other material information), reports and forms relating to Taxes or to any benefit plans.

Telesource has duly filed all Returns required by any law or regulation to be filed by it, except for extensions duly obtained. All such Returns were, when filed, and to the best knowledge of Telesource, are accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations in all material respects. Telesource has paid or will pay in full or has adequately reserved against all Taxes otherwise assessed against it through the Closing Date, and the assessment of any material amount of additional Taxes in excess of those paid and reported is not reasonably expected.

     4.8 Compliance with Laws and Regulations. To its best knowledge, Telesource is in compliance, in all material respects, with all laws, rules, regulations, orders and requirements (federal, state and local) applicable to it in all jurisdictions where the business of Telesource is currently conducted or to which Telesource is currently subject which has a material impact on Telesource, including, without limitation, all applicable civil rights and equal opportunity employment laws and regulations, and all state and federal antitrust and fair trade practice laws and the Federal Occupational Health and Safety Act. Telesource knows of no assertion by any party that Telesource is in violation of any such laws, rules, regulations, orders, restrictions or requirements with respect to its current operations, and no notice in that regard has been received by Telesource. To the best knowledge of Telesource, there is not presently pending any proceeding, hearing or investigation with respect to the adoption of amendments or modifications to existing laws, rules, regulations, orders, restrictions or requirements which, if adopted, would materially adversely affect the current operations of Telesource.

     4.9 Compliance with Laws. (a) To its best knowledge, the business, operations, property and assets of Telesource (and, to the best knowledge of Telesource, the business of any sub-tenant or licensee which is occupying or has occupied any space on any premises of Telesource and the activities of which could result in any material adverse liability to Telesource) (i) conform with and are in compliance in all material respects with all, and are not in material violation of any applicable federal, state and local laws, rules and regulations, including, but not limited to, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (including the 1986 Amendments thereto and the Superfund Amendments and Reauthorization Act) ("CERCLA"), and the Resource Conservation and Recovery Act

("RCRA"), as well as any other laws, rules or regulations relating to tax, product liability, controlled substances, product registration, environmental protection, hazardous or toxic waste, employment, or occupational safety matters; and (ii) have been conducted and operated in a manner such that, to Telesource's best knowledge, Telesource has foreseeable potential liabilities for environmental clean-up under CERCLA, RCRA or under any other law, rule, regulation or common or civil law doctrine.

     (b) To its best knowledge, no predecessor-in-title to any real property now or previously owned or operated by Telesource, nor any predecessor operator thereof conducted its business or operated such property in violation of CERCLA and RCRA or any other applicable federal, state and local laws, rules and regulations relating to environmental protection or hazardous or toxic waste matters.

     (c) Except as will be disclosed to SBSG for inclusion in Form S-4, no suit, action, claim, proceeding, nor investigation, review or inquiry by any court or federal, state, county, municipal or local governmental department, commission, board, bureau, agency or instrumentality, including, without limitation, any state or local health department (all of the foregoing collectively referred to as "Governmental Entity") concerning any such possible violations by Telesource is pending or, to the best knowledge of Telesource, threatened, including, but not limited to, matters relating to diagnostic tests and products and product liability, environmental protection, hazardous or toxic waste, controlled substances, employment, occupational safety or tax matters. Telesource does not know of any reasonable basis or ground for any such suit, claim, investigation, inquiry or proceeding. For purposes of this Section 4.9, the term "inquiry" includes, without limitation, all pending regulatory issues (whether before federal, state, local or inter-governmental regulatory authorities) concerning any regulated product, including, without limitation, any diagnostic drugs and products.

     4.10 Reserved.

     4.11 Condition of Assets. The equipment, fixtures and other personal property of Telesource, taken as a whole, is in good operating condition and repair (ordinary wear and tear excepted) for the conduct of the business of Telesource as is contemplated to be conducted.

     4.12 No Breaches. To its best knowledge, the making and performance of this Agreement and the other agreements contemplated hereby by Telesource will not
(i) conflict with or violate the Articles of Incorporation or the Bylaws of Telesource; (ii) violate any material laws, ordinances, rules or regulations, or any order, writ, injunction or decree to which Telesource is a party or by which Telesource or any of its respective assets, businesses, or operations may be bound or affected; or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any asset of Telesource under, or create any rights of termination, cancellation or acceleration in any person under, any Telesource Contract.

     4.13 Employees. Except as set forth in the Telesource Disclosure Schedule, none of the employees of Telesource is represented by any labor union or collective bargaining unit and, to the best knowledge of Telesource, no discussions are taking place with respect to such representation.

     4.14 Financial Statements. Telesource has disclosed to SBSG an audited balance sheet as of December 31, 1998 and related statements of operations, statements of cash flows and statements of shareholders' equity of Telesource for the one-year period ended December 31, 1998 (collectively, the "Financial Statements"). The Financial Statements present fairly, in all respects, the consolidated financial position and results of operations of Telesource as of the dates and periods indicated. The Financial Statements, when submitted to SBSG for inclusion in the Registration Statement, will have been prepared in accordance with Regulation S-X of the SEC and, in particular, Rules 1-02 and 3-05 promulgated thereunder.

     4.15 Absence of Certain Changes or Events. Except as previously disclosed by Telesource, since December 31, 1998, there has not been:

          (a)  Any  material   adverse   change  in  the  financial   condition,
     properties, assets, liabilities or business of Telesource;

          (b)  Any  material  damage,   destruction  or  loss  of  any  material
     properties of Telesource, whether or not covered by insurance;

          (c) Intentionally Deleted;

          (d) Any material change in the treatment and protection of trade secrets or other confidential information of Telesource;

          (e) Any material change in the business or contractual relationship of Telesource with any customer or supplier which might reasonably be expected to adversely affect the business or prospects of Telesource; and

          (f) Any agreement by Telesource, whether written or oral, to do any of the foregoing.

     4.16 Governmental Licenses, Permits, Etc. To its best knowledge, Telesource has all governmental licenses, permits, authorizations and approvals necessary for the conduct of its business as currently conducted ("Licenses and Permits").

     4.17 Employee Agreements. (a) For purposes of this Agreement, the following definitions apply:

          (1) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated thereunder.

          (2) "Multi-employer Plan" means a plan, as defined in ERISA Section 3(37), to which Telesource contributes or is required to contribute.

          (3) "Employee Plan" means any pension, retirement, profit sharing, deferred compensation, vacation, bonus, incentive, medical, vision, dental, disability, life insurance or any other employee benefit plan as defined in
     Section 3(3) of ERISA other than a Multi-employer Plan to which Telesource contributes, sponsors, maintains or otherwise is bound to with regard to any benefits on behalf of the employees of Telesource.

          (4) "Employee Pension Plan" means any Employee Plan for the provision of retirement income to employees or which results in the deferral of income by employees extending to the termination of covered employment or beyond as defined in Section 3(2) of ERISA.

          (5) "Employee Welfare Plan" means any Employee Plan other than an Employee Pension Plan.

          (6) "Compensation Arrangement" means any plan or compensation arrangement other than an Employee Plan, whether written or unwritten, which provides to employees of Telesource, former employees, officers, directors or shareholders of Telesource any compensation or other benefits, whether deferred or not, in excess of base salary or wages, including, but not limited to, any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan and any other employee fringe benefit plan.

     (b) Telesource has disclosed all (1) employment agreements and collective bargaining agreements to which Telesource is a party; (2) Compensation Arrangements of Telesource; (3) Employee Welfare Plans; (4) Employee Pension Plans; and (5) consulting agreements under which Telesource has or may have any monetary obligations to employees or consultants of Telesource or their beneficiaries or legal representatives or under which any such persons may have any rights. Telesource has previously made available to SBSG true and complete copies of all of the foregoing employment contracts, collective bargaining agreements, Employee Plans and Compensation Arrangements, including descriptions of any unwritten contracts, agreements, Compensation Arrangements or Employee Plans, as amended to date. In addition, with respect to any Employee Plan which continues after the Closing Date, Telesource has previously delivered or made available to SBSG (1) any related trust agreements, master trust agreements, annuity contracts or insurance contracts; (2) certified copies of all Board of Directors' resolutions adopting such plans and trust documents and amendments thereto; (3) current investment management agreements; (4) custodial agreements;
(5) fiduciary liability insurance policies; (6) indemnification agreements; (7) the most recent determination letter (and underlying application thereof and correspondence and supplemental material related thereto) issued by the Internal Revenue Service with respect to the qualification of each Employee Plan under the provisions of Section 401(a) of the Code; (8) copies of all "advisory opinion letters," "private letter rulings," "no action letters," and any similar correspondence (and the underlying applications therefor and correspondence and supplemental material related thereto) that was issued by any governmental or quasigovernmental agency with respect to the last plan year; (9) Annual Reports (Form 5500 Series) and Schedules A and B thereto for the last plan year; (10) all actuarial reports prepared for the last plan year; (11) all certified Financial Statements for the last plan year; and (12) all current Summary Plan Descriptions, Summaries of Material Modifications and Summary Annual Reports.

     4.19 Business Locations. Telesource does not nor does it own or lease any real or personal property in any state except as already disclosed.

     4.20 Intellectual Property. Telesource has disclosed all of the Intellectual Property (as hereinafter defined) used by Telesource which constitutes a material patent, trade name, trademark, service mark or application for any of the foregoing. "Intellectual Property" means all of Telesource's right, title and interest in and to all patents, trade names, assumed names, trademarks, service marks, and proprietary names, copyrights (including any registration and pending applications for any such registration for any of them), together with all the goodwill relating thereto and all other intellectual property of Telesource. . To the best knowledge of Telesource, it is not infringing upon, or otherwise violating, the rights of any third party with respect to any Intellectual Property. No proceedings have been instituted against or claims received by Telesource, nor to its best knowledge are any proceedings threatened alleging any such violation, nor does Telesource know of any valid basis for any such proceeding or claim. To the best knowledge of Telesource, there is no infringement or other adverse claims against any of the Intellectual Property owned or used by Telesource. To the best knowledge of Telesource, its use of software does not violate or otherwise infringe the rights of any third party.

     4.21 Warranties. Telesource has disclosed for inclusion in Form S-4 a true and complete list of the forms of the express warranties and guaranties made by Telesource to third parties with respect to services rendered by Telesource.

     4.22 Suppliers. Telesource knows and has no reason to believe that, either as a result of the transactions contemplated hereby or for any other reason (exclusive of expiration of a contract upon the passage of time), any present material supplier of Telesource will not continue to conduct business with Telesource after the Closing Date in substantially the same manner as it has conducted business prior thereto.

     4.23 Accounts Receivable. The accounts receivable reflected on the balance sheets included in the Financial Statements, or thereafter acquired by Telesource, consists, in the aggregate in all material respects, of items which are collectible in the ordinary and usual course of business.

     4.24 Governmental Approvals. To its best knowledge, other than as set forth herein, no authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by Telesource with, any governmental authority, federal, state or local, is required in connection with Telesource's execution, delivery and performance of this Agreement.

     4.25 No Omissions or Untrue Statements. None of the information relating to Telesource supplied or to be supplied in writing by it specifically for inclusion in the Registration Statement, at the respective times that the Registration Statement becomes effective (or any registration statement included therein), the Proxy Statement is first mailed to SBSG's shareholders and the meeting of SBSG's shareholders takes place, as the case may be, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. SBSG shall give notice to Telesource in advance of the dates of such effectiveness, mailing and meeting sufficient to permit Telesource to fulfill its obligations under the second sentence of this Section.

     4.26 Telesource Disclosure Complete. Telesource shall promptly disclose any events occur prior to the Closing Date that would have been required to be disclosed had they existed at the time of executing this Agreement.

                    V. REPRESENTATIONS AND WARRANTIES OF SBSG

     SBSG represents and warrants to Telesource as follows, with the best knowledge and understanding that Telesource is relying materially on such representations and warranties:

     5.1 Organization and Standing of SBSG. SBSG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power to carry on its business as now conducted and to own its assets and it not required to qualify to transact business as a foreign corporation in any state or other jurisdiction. The copies of the Articles of Incorporation and Bylaws of SBSG, delivered to Telesource, are true and complete copies of those documents as now in effect. SBSG does not own any capital stock in any other corporation, business trust or similar entity, and is not engaged in a partnership, joint venture or similar arrangement with any person or entity. The minute books of SBSG contain accurate records of all meetings of its incorporator, shareholders and Board of Directors since its date of incorporation.

     5.2 SBSG's Authority. SBSG's Board of Directors has approved and adopted this Agreement and the Merger and has resolved to recommend approval and adoption of this Agreement and the Merger by SBSG's shareholders. This Agreement constitutes, and all other agreements contemplated hereby will constitute, when executed and delivered by SBSG in accordance herewith (and assuming due execution and delivery by the other parties hereto), the valid and binding obligations of SBSG, enforceable in accordance with their respective terms, subject to general principles of equity and bankruptcy or other laws relating to or affecting the rights of creditors generally.

     5.3 Reserved.

     5.4 No Breaches. To its best knowledge, the making and performance of this Agreement (including, without limitation, the issuance of the SBSG Stock) by SBSG will not (i) conflict with the Articles of Incorporation or the Bylaws of SBSG; (ii) violate any order, writ, injunction, or decree applicable to SBSG; or
(iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any asset of SBSG under, or create any rights of termination, cancellation or acceleration in any person under, any agreement, arrangement or commitment, or violate any provisions of any laws, ordinances, rules or regulations or any order, writ, injunction or decree to which SBSG is a party or by which SBSG or any of its assets may be bound.

     5.5 Capitalization. The SBSG Stock consists of 50,000,000 shares of common stock, no par value per share. Only 100,000 shares of SBSG Stock are issued and outstanding. All of the outstanding SBSG Stock is duly authorized, validly issued, fully paid and nonassessable, and was not issued in violation of the preemptive rights of any person. The SBSG Stock to be issued upon effectiveness of the Merger, when issued in accordance with the terms of this Agreement shall be duly authorized, validly issued, fully paid and nonassessable. Other than as stated in this Section 5.5, there are no outstanding subscriptions, options, warrants, calls or rights of any kind issued or granted by, or binding upon, SBSG, to purchase or otherwise acquire any shares of capital stock of SBSG, or other equity securities or equity interests of SBSG or any debt securities of SBSG. There are no outstanding securities convertible or exchangeable, actually or contingently, into shares of SBSG Stock or other stock of SBSG.

     5.6 Business. SBSG, since its formation, has engaged in no business other than to seek to serve as a vehicle for the acquisition of an operating business, and, except for this Agreement, is not a party to any contract or agreement for the acquisition of an operating business.

     5.7 Governmental Approval; Consents. To its best knowledge, except for the reports required to be filed in the future by SBSG, as a reporting company, under the Exchange Act and under the Securities Act, the filing of the Registration Statement under the Securities Act, the Proxy Statement under the Exchange Act for the purpose of seeking stockholder approval of the Merger referred to in Section 2.1 and the issuance of the SBSG Stock pursuant to the Merger and the filing of the S-4 Registration Statement (or other form of registration statement as agreed by the parties), no authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by SBSG with, any governmental authority, federal, state or local, is required in connection with SBSG's execution, delivery and performance of this Agreement. No consents of any other parties are required to be received by or on the part of SBSG to enable SBSG to enter into and carry out this Agreement.

     5.8 Financial Statements. To its best knowledge, the financial statements of SBSG included in SBSG's SEC Reports, as hereinafter defined (collectively, the "SBSG Financial Statements") present fairly, in all material respects, the financial position of SBSG as of the respective dates and the results of its operations for the periods covered in accordance with GAAP. Without limiting the generality of the foregoing, (i) except as set forth in the SBSG Disclosure Schedule, there is no basis for any assertion against SBSG as of the date of said balance sheets of any material debt, liability or obligation of any nature not fully reflected or reserved against in such balance sheets or in the notes thereto; and (ii) there are no assets of SBSG, the value of which (in the reasonable judgment of SBSG) is materially overstated in said balance sheets. Except as disclosed therein, SBSG has no known material contingent liabilities (including liabilities for taxes), unusual forward or long-term commitments or unrealized or anticipated losses from unfavorable commitments. SBSG is not a party to any contract or agreement for the forward purchase or sale of any foreign currency.

     5.9 Adverse Developments. Except as expressly provided or set forth in, or required by, this Agreement, or as set forth in the SBSG Financial Statements, since March 1997, there have been no materially adverse changes in the assets, liabilities, properties, operations or financial condition of SBSG, and no event has occurred other than in the ordinary and usual course of business or as set forth in SBSG's SEC Reports or in the SBSG Financial Statements which could be reasonably expected to have a materially adverse effect upon SBSG, and SBSG does not know of any development or threatened development of a nature that will, or which could be reasonably expected to, have a materially adverse effect upon SBSG's operations or future prospects.

     5.10 SBSG's U.S. Securities and Exchange Commission Reports. The SBSG Stock was registered under Section 12 of the Exchange Act on Form 10. Since its inception, SBSG and each of its officers and directors has filed all reports, registrations and other documents, together with any amendments thereto, required to be filed under the Securities Act and the Exchange Act, including, but not limited to, proxy statements and reports on Form 10-KSB, Form 10-QSB and Form 8-K, and SBSG and each of its officers and directors will file all such reports, registrations and other documents required to be filed by it from the date of this Agreement to the Closing Date (all such reports, registrations and documents, including registrations and documents voluntarily filed or to be filed with the SEC, with the exception of the Registration Statement and the Proxy Statement, are collectively referred to as "SBSG's SEC Reports"). As of their respective dates, SBSG's SEC Reports complied or will comply in all material respects with all rules and regulations promulgated by the SEC and did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As part of the SBSG Disclosure Schedule, SBSG has provided to Telesource a true and complete copy of all of SBSG's SEC Reports filed on or prior to the date hereof, and will promptly provide to Telesource a true and complete copy of any such reports filed after the date hereof and on or prior to the Closing Date.

     5.11 Contracts Listed; No Default. All material contracts, agreements, licenses, leases, easements, permits, rights of way, commitments, and understandings, written or oral, connected with or relating in any respect to the present operations of SBSG shall be disclosed to Telesource. All of such contracts, agreements, leases, commitments and understandings, written or oral, and any other contract, agreement, lease, commitment or understanding, written or oral, binding upon SBSG, are listed in the SBSG Disclosure Schedule (the "SBSG Contracts"). To the best knowledge of SBSG, the SBSG Contracts are valid, binding and enforceable by SBSG against the other parties thereto in accordance with their terms. Neither SBSG nor, to the best knowledge of SBSG, any of the other parties thereto is in default or breach of any material provision of the SBSG Contracts. SBSG shall furnish Telesource by the effective date of this agreement with a true and complete copy of each SBSG Contract, as amended.

     5.12 Taxes. SBSG has duly filed all Returns required by any law or regulation to be filed by it except for extensions duly obtained. All such Returns were, when filed, and to the best of SBSG's best knowledge are, accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations. SBSG has paid or will pay in full or has adequately reserved against all Taxes otherwise assessed against it through the Closing Date, and the assessment of any material amount of additional Taxes in excess of those paid and reported is not reasonably expected.

     SBSG is not a party to any pending action or proceeding by any governmental authority for the assessment of any Tax, and no claim for assessment or collection of any Tax has been asserted against SBSG that has not been paid. There are no Tax liens upon the assets of SBSG (other than the lien of personal property taxes not yet due and payable). There is no valid basis, to the best of SBSG's best knowledge, except as set forth in the SBSG Disclosure Schedule, for any assessment, deficiency, notice, 30-day letter or similar intention to assess any Tax to be issued to SBSG by any governmental authority.

     5.13 Litigation. Except as disclosed in the SBSG Disclosure Schedule, there is no claim, action, proceeding or investigation pending or, to SBSG's best knowledge, threatened against or affecting SBSG before or by any court, arbitrator or governmental agency or authority which, in the reasonable judgment of SBSG, could have a materially adverse effect on SBSG. There are no decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against SBSG.

     5.14 Compliance with Laws and Regulations. To its best knowledge, SBSG is in compliance, in all material respects, with all laws, rules, regulations, orders and requirements (federal, state and local) applicable to it in all jurisdictions in which the business of SBSG is currently conducted or to which SBSG is currently subject, which may have a material impact on SBSG, including, without limitation, all applicable civil rights and equal opportunity employment laws and regulations, all state and federal antitrust and fair trade practice laws and the Federal Occupational Health and Safety Act. SBSG does not know of any assertion by any party that SBSG is in violation of any such laws, rules, regulations, orders, restrictions or requirements with respect to its current operations, and no notice in that regard has been received by SBSG. To SBSG's best knowledge, there is not presently pending any proceeding, hearing or investigation with respect to the adoption of amendments or modifications of existing laws, rules, regulations, orders, restrictions or requirements which, if adopted, would materially adversely affect the current operations of SBSG.

     5.15 Compliance with Laws. (a) To its best knowledge, the business operations, property and assets of SBSG (and to the best knowledge of SBSG, the business of any sub-tenant or license which is occupying or has occupied any space on any premises of SBSG and the activities of which could result in any material adverse liability to SBSG) (i) conform with and are in compliance in all material respects with all, and are not in material violation of any applicable federal, state and local laws, rules and regulations, including, but not limited to, CERCLA and RCRA, as well as any other laws, rules or regulations relating to tax, product liability, controlled substances, product registration, environmental protection, hazardous or toxic waste, employment, or occupational safety matters; and (ii) have been conducted and operated in a manner such that, to SBSG's best knowledge, SBSG has no foreseeable potential liabilities for environmental clean-up under CERCLA, RCRA or under any law, rule, regulation or common or civil law doctrine.

     (b) To its best knowledge, no predecessor-in-title to any real property now or previously owned or operated by SBSG, nor any predecessor operator thereof conducted its business or operated such property in violation of CERCLA and RCRA or any other applicable, federal, state and local laws, rules and regulations relating to environmental protection or hazardous or toxic waste matters.

     (c) Except as disclosed in the SBSG Disclosure Schedule, no suit, action, claim, proceeding nor investigation review or inquiry by any Government Entity (as defined in Section 4.9) concerning any such possible violations by SBSG is pending or, to SBSG's best knowledge, threatened, including, but not limited to, matters relating to diagnostic tests and products and product liability, environmental protection, hazardous or toxic waste, controlled substances, employment, occupational safety or tax matters. SBSG does not know of any reasonable basis or ground for any such suit, claim, investigation, inquiry or proceeding.

     5.16 Governmental Licenses, Permits, Etc. To its best knowledge, SBSG has all governmental licenses, permits, authorizations and approvals necessary for the conduct of its business as currently conducted. All such licenses, permits, authorizations and approvals are in full force and effect, and no proceedings for the suspension or cancellation of any thereof is pending or threatened.

     5.17 Brokers. SBSG has not made any agreement or taken any action with any person or taken any action which would cause any person to be entitled to any agent's, broker's or finder's fee or commission in connection with the transactions contemplated by this Agreement.

     5.18 Employee Plans. Except as listed in SBSG's SEC Reports, SBSG has no employees, consultants or agents, and SBSG has no Employee Plans or Compensation Arrangements.

     5.19 Registration Statement and Proxy Statement. To its best knowledge, the Registration Statement and the Proxy Statement will comply with, and will be distributed in accordance with, as applicable, the BCA, the Securities Act and the Exchange Act and all rules and regulations of the SEC promulgated under such acts, and state securities or blue sky laws. At the time that the Registration Statement (or any registration statement included therein) becomes effective, the Proxy Statement is first mailed to SBSG's shareholders and the meeting of SBSG's shareholders takes place, as the case may be, neither the Registration Statement nor the Proxy Statement will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation shall not be deemed to apply to information included in the Registration Statement or the Proxy Statement relating to Telesource which was furnished by Telesource to SBSG for use in the Registration Statement and the Proxy Statement and which was made in conformity with the information so furnished.

     5.20 Accounts. SBSG has previously disclosed to Telesource a list of all banks and other institutions in which SBSG maintains an account (including checking, savings, cash management, brokerage, money market or any other type of account) or safe deposit box, the address and telephone of such bank or other institution, the name of SBSG's contact person with respect to such account or safe deposit box, the account number of each such account, and the names of all person authorized to make draws on such accounts or who have access to such safe deposit boxes.

     5.21 No Omissions or Untrue Statements. No representations or warranties made by SBSG to Telesource in this Agreement or in any certificate of a SBSG officer required to be delivered to Telesource pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact, omits or will omit to state a material fact necessary to make the statement contained herein or therein not misleading as of the date hereof and as of the Closing Date.

     5.22 Reserved.

     5.23 Reserved.

     5.24 SBSG Disclosure Schedule Complete. SBSG shall promptly supplement the SBSG Disclosure Schedule if events occur prior to the Closing Date that would have been required to be disclosed had they existed at the time of executing this Agreement. The SBSG Disclosure Schedule, as supplemented prior to the Closing Date, will contain a true, correct and complete list and description of all items required to be set forth therein. The SBSG Disclosure Schedule, as supplemented prior to the Closing Date, is expressly incorporated herein by reference. Notwithstanding the foregoing, any such supplement to the SBSG
Disclosure Schedule following the date hereof shall not in any way affect Telesource's right not to consummate the transactions contemplated hereby as set forth in Section 6.2 hereof.

                  VI. STOCKHOLDER APPROVAL; CLOSING DELIVERIES

     6.1 Stockholder Approval. SBSG shall submit the Merger and this Agreement to its shareholders for approval and adoption at the Meeting to be held as soon as practicable following the date or this Agreement in accordance with Section
3.7 hereof. Subject to the Merger and this Agreement receiving all approvals of SBSG and Telesource shareholders and regulatory approvals and the absence of 30% or more of the non-affiliated shareholders of SBSG (i) voting against the Merger; and (ii) requesting redemption of their shares of SBSG Stock in the manner to be set forth in the Proxy Statement, and subject to the other provisions of this Agreement, the parties shall hold a closing (the "Closing") no later than the fifth business day (or such later date as the parties hereto may agree) following the later of (a) the date of the Meeting of Shareholders of SBSG to consider and vote upon the Merger and this Agreement and the Name Change or (b) the business day on which the last of the conditions set forth in Articles VII and VIII hereof is fulfilled or waived (such later date, the "Closing Date"), at 10:00 A.M. at the offices of WILLIAMS LAW GROUP, P.A., or at such other time and place as the parties may agree upon.

     6.2 Closing Deliveries of Telesource. At the Closing, Telesource shall deliver, or cause to be delivered, to SBSG:

          (a) A certificate dated as of the Closing Date, to the effect that the representations and warranties of Telesource contained in this Agreement are true and correct in all material respects at and as of the Closing Date and that Telesource has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by Telesource on or prior to the Closing Date;

          (b) Intentionally Deleted;

          (c) a certificate, dated as of the Closing Date, certifying as to the Articles of Incorporation and Bylaws of Telesource, the incumbency and signatures  of the  officers  of  each  of  Telesource  and  copies  of the directors' and shareholders' resolutions of Telesource approving and authorizing the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby;

          (d) Such other documents, at the Closing or subsequently, as may be reasonably requested by SBSG as necessary for the implementation and consummation of this Agreement and the transactions contemplated hereby.

     6.3 Closing  Deliveries  of SBSG.  At the  Closing,  SBSG shall  deliver to
Telesource:

          (a) A certificate of SBSG, dated as of the Closing Date, to the effect that the representations and warranties of SBSG contained in this Agreement are true and correct in all material respects and that SBSG has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by SBSG on or prior to the Closing Date;

          (b) A certificate, dated as of the Closing Date, executed by the Secretary of SBSG, certifying the Articles of Incorporation, Bylaws, incumbency and signatures of officers of SBSG and copies of SBSG's directors' and shareholders' resolutions approving and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

          (c) An opinion of SBSG's counsel, WILLIAMS LAW GROUP, P.A., in form and substance reasonably satisfactory to Telesource, in a form to be mutually agreed to prior to the Closing;

          (d) The written resignations of all officers, and all directors of SBSG.

          (e)   Certificates   representing   the  SBSG  Stock   issuable   upon
     consummation of the Merger;

          (f) The books and records of SBSG; and

          (h) Documentation satisfactory to Telesource evidencing the fact that the signatories on all relevant bank accounts of SBSG have been changed to signatories designated by Telesource.

6                  VII. CONDITIONS TO OBLIGATIONS OF Telesource

     The obligation of Telesource to consummate the Closing is subject to the following conditions, any of which may be waived by Telesource in its sole discretion:

     7.1 Compliance by SBSG. SBSG shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by SBSG prior to or on the Closing Date.

     7.2 Accuracy of SBSG's Representations. SBSG's representations and warranties contained in this Agreement (including the SBSG Disclosure Schedule) or any schedule, certificate or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date (except for such changes permitted by this Agreement) and shall be deemed to be made again as of the Closing Date.

     7.3 Material Adverse Change. No material adverse change shall have occurred subsequent to March 1999 in the financial position, results of operations, assets, liabilities or prospects of SBSG, nor shall any event or circumstance have occurred which would result in a material adverse change in the financial position, results of operations, assets, liabilities or prospects of SBSG within the reasonable discretion of Telesource.

     7.4  Documents.   All  documents  and  instruments  delivered  by  SBSG  to
Telesource at the Closing shall be in form and substance reasonably satisfactory to Telesource and its counsel.

     7.5 Capitalization. At the Closing Date, SBSG shall have not more than 100,000 shares of SBSG Stock issued and outstanding.

     7.6   Effectiveness   of  Registration   Statement;   No  Stop  Order.  The
Registration Statement shall be effective under the Securities Act and shall not be subject to a stop order or any threatened stop order.

     7.7 Reorganization. The Merger shall qualify as a tax-free reorganization under Section 368 of the Code.

     7.8  Litigation.   No  litigation   seeking  to  enjoin  the   transactions
contemplated by this Agreement or to obtain damages on account hereof shall be pending or, to Telesource's best knowledge, be threatened.

     7.9 Certain Consents. Telesource shall have received from Pender & Newkirk a consent in writing, in form and substance acceptable for filing with the SEC, to Telesource's entry into this Agreement and consummation of the Merger.

                     VIII. CONDITIONS TO SBSG'S OBLIGATIONS

     SBSG's obligation to consummate the closing is subject to the following conditions, any of which may be waived by SBSG in its sole discretion:

     8.1 Compliance by Telesource. Telesource shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with prior to or on the Closing Date.

     8.2 Accuracy of Telesource's Representations. Telesource's representations and warranties contained in this Agreement or any schedule, certificate or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date (except for such changes permitted by this Agreement) and shall be deemed to be made again as of the Closing Date.

     8.3 Material Adverse Change. No material adverse change shall have occurred subsequent to September 30, 1999 in the financial position, results of operations, assets, liabilities or prospects of Telesource taken as a whole, nor shall any event or circumstance have occurred which would result in a material adverse change in the business, assets or condition, financial or otherwise, of Telesource taken as a whole, within reasonable discretion of SBSG.

     8.4  Litigation.   No  litigation   seeking  to  enjoin  the   transactions
contemplated by this Agreement or to obtain damages on account hereof shall be pending or, to SBSG's best knowledge, be threatened.

     8.5 Reorganization. The Merger shall qualify as a tax-free reorganization under Section 368 of the Code and there are no material adverse tax consequences to the Merger.

     8.6 Documents. All documents and instruments delivered by Telesource to SBSG at the Closing shall be in form and substance reasonably satisfactory to SBSG and its counsel.

                               IX. INDEMNIFICATION

     9.1 By Telesource. Subject to Section 9.4, Telesource shall indemnify, defend and hold SBSG, its directors, officers, shareholders, attorneys, agents and affiliates, harmless from and against any and all losses, costs, liabilities, damages, and expenses (including legal and other expenses incident thereto) of every kind, nature and description, including any undisclosed liabilities (collectively, "Losses") that result from or arise out of (i) the breach of any representation or warranty of Telesource set forth in this Agreement or in any certificate delivered to SBSG pursuant hereto; or (ii) the breach of any of the covenants of Telesource contained in or arising out of this Agreement or the transactions contemplated hereby.

     9.2 By SBSG. Subject to Section 9.4, SBSG shall indemnify, defend and hold Telesource, its directors, officers, shareholders, attorneys, agents and affiliates, harmless from and against any and all losses, costs, liabilities, damages, and expenses (including legal and other expenses incident thereto) of every kind, nature and description, including any undisclosed liabilities (collectively, "Losses") that result from or arise out of (i) the breach of any representation or warranty of SBSG set forth in this Agreement or in any certificate delivered to Telesource pursuant hereto; or (ii) the breach of any of the covenants of SBSG contained in or arising out of this Agreement or the transactions contemplated hereby.

     9.3 Claims Procedure. Should any claim covered by Sections 9.1 or 9.2 be asserted against a party entitled to indemnification under this Article (the "Indemnitee"), the Indemnitee shall promptly notify the party obligated to make indemnification (the "Indemnitor"); provided, however, that any delay or failure in notifying the Indemnitor shall not affect the Indemnitor's liability under this Article if such delay or failure was not prejudicial to the Indemnitor. The Indemnitor upon receipt of such notice shall assume the defense thereof with counsel reasonably satisfactory to the Indemnitee and the Indemnitee shall extend reasonable cooperation to the Indemnitor in connection with such defense. No settlement of any such claim shall be made without the consent of the Indemnitor and Indemnitee, such consent not to be unreasonably withheld or delayed, nor shall any such settlement be made by the Indemnitor which does not provide for the absolute, complete and unconditional release of the Indemnitee from such claim. In the event that the Indemnitor shall fail, within a reasonable time, to defend a claim, the Indemnitee shall have the right to assume the defense thereof without prejudice to its rights to indemnification hereunder.

     9.4 Limitations on Liability. Neither Telesource nor SBSG shall be liable hereunder as a result of any misrepresentation or breach of such party's representations, warranties or covenants contained in this Agreement unless and until the Losses incurred by each, as the case may be, as a result of such misrepresentations or breaches under this Agreement shall exceed, in the aggregate, $2,000.00 (in which case the party liable therefor shall be liable for the entire amount of such claims, including the first $2,000.00).

                                 X. TERMINATION

     10.1 Termination Prior to Closing. (a) This Agreement may be terminated by Telesourse upon 10 days notice to SBSG. If the Closing has not occurred by 31 December 2001, subject to a 30 day extension by Telesource, or any other extension as agreed by the parties (the "Termination Date"), any of the parties hereto may terminate this Agreement at any time thereafter by giving written notice of termination to the other parties; provided, however, that SBSG may not terminate this Agreement if such party has willfully or materially breached any of the terms and conditions hereof.

     (b) Prior to the Termination Date either party to this Agreement may terminate this Agreement following the insolvency or bankruptcy of the other, or if any one or more of the conditions to Closing set forth in Article VI, Article VII or Article VIII shall become incapable of fulfillment and shall not have been waived by the party for whose benefit the condition was established, then either party may terminate this Agreement.

     (c) Prior to the Closing Date, Telesource shall be able to terminate this Agreement for its convenience, subject to a 30 day notice.

     10.2 Consequences of Termination. Upon termination of this Agreement pursuant to this Article X or any other express right of termination provided elsewhere in this Agreement, the parties shall be relieved of any further obligation to the others except as specified in Section 12.3. No termination of this Agreement, however, whether pursuant to this Article X hereof or under any other express right of termination provided elsewhere in this Agreement, shall operate to release any party from any liability to any other party incurred before the date of such termination or from any liability resulting from any willful misrepresentation made in connection with this Agreement or willful breach hereof.

                            XI. ADDITIONAL COVENANTS

     11.1 Mutual Cooperation. The parties hereto will cooperate with each other, and will use all reasonable efforts to cause the fulfillment of the conditions to the parties' obligations hereunder and to obtain as promptly as possible all consents, authorizations, orders or approvals from each and every third party, whether private or governmental, required in connection with the transactions contemplated by this Agreement.

     11.2 Changes in Representations and Warranties of Telesource. Between the date of this Agreement and the Closing Date, Telesource shall not, directly or indirectly, except as contemplated in the Telesource Disclosure Schedule, enter into any transaction, take any action, or by inaction permit an event to occur, which would result in any of the representations and warranties of Telesource herein contained not being true and correct at and as of (a) the time immediately following the occurrence of such transaction or event or (b) the Closing Date. Telesource shall promptly give written notice to SBSG upon becoming aware of (i) any fact which, if known on the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement and (ii) any impending or threatened breach in any material respect of any of the representations and warranties of Telesource contained in this Agreement and with respect to the latter shall use all reasonable efforts to remedy same.

     11.3 Changes in Representations and Warranties of SBSG. Between the date of this Agreement and the Closing Date, SBSG shall not, directly or indirectly, enter into any transaction, take any action, or by inaction permit an event to occur, which would result in any of the representations and warranties of SBSG herein contained not being true and correct at and as of (a) the time immediately following the occurrence of such transaction or event or (b) the Closing Date. SBSG shall promptly give written notice to Telesource upon becoming aware of (i) any fact which, if known on the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement and (ii) any impending or threatened breach in any material respect of any of the representations and warranties of SBSG contained in this Agreement and with respect to the latter shall use all reasonable efforts to remedy same.

                               XII. MISCELLANEOUS

     12.1 Expenses. (a) Prior to the Closing Date, SBSG will pay in full for its counsel and financial consultant and all their costs. As of the Closing Date, SBSG shall have zero accounts payable and no liabilities, accrued or otherwise. SBSG will be responsible for costs incurred to respond to any SEC comments on the Registration Statement and Proxy Statement prepared in connection with this merger.

     (b) Telesource will pay for its accountants and attorneys and its costs. Telesource will be responsible for paying the SEC filing fee, and state filing fees and all costs of converting its documents so they can be filed with the SEC.

     12.2 Survival of Representations, Warranties and Covenants. All statements contained in this Agreement or in any certificate delivered by or on behalf of Telesource or SBSG pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations, warranties and covenants by Telesource or SBSG, as the case may be, hereunder. All representations, warranties and covenants made by Telesource and by SBSG in this Agreement, or pursuant hereto, shall survive for two years beyond the Closing Date.

     12.3 Nondisclosure. SBSG will not at any time after the date of this Agreement, without Telesource' consent, divulge, furnish to or make accessible to anyone (other than to its representatives as part of its due diligence or corporate investigation) any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulae, plans, material, devices or ideas or know-how, whether patentable or not, with respect to any confidential or secret aspects (including, without limitation, customers or suppliers) ("Confidential Information") of Telesource.

Telesource will not at any time after the date of this Agreement, without SBSG's consent (except as may be required by law), use, divulge, furnish to or make accessible to anyone any Confidential Information (other than to its representatives as part of its due diligence or corporate investigation) with respect to SBSG. The undertakings set forth in the preceding two paragraphs of this Section 12.3 shall lapse if the Closing takes place as to SBSG and Telesource, but shall not lapse as to the officers and directors of SBSG, individually.

     Any information, which (i) at or prior to the time of disclosure by either of Telesource or SBSG was generally available to the public through no breach of this covenant, (ii) was available to the public on a non-confidential basis prior to its disclosure by either of Telesource or SBSG or (iii) was made available to the public from a third party, provided that such third party did not obtain or disseminate such information in breach of any legal obligation to Telesource or SBSG, shall not be deemed Confidential Information for purposes hereof, and the undertakings in this covenant with respect to Confidential Information shall not apply thereto.

     12.4 Succession and Assignments; Third Party Beneficiaries. This Agreement may not be assigned (either voluntarily or involuntarily) by any party hereto without the express written consent of the other party. Any attempted assignment in violation of this Section shall be void and ineffective for all purposes. In the event of an assignment permitted by this Section, this Agreement shall be binding upon the heirs, successors and assigns of the parties hereto. Except as expressly set forth in this Section, there shall be no third party beneficiaries of this Agreement.

     12.5 Notices. All notices, requests, demands or other communications with respect to this Agreement shall be in writing and shall be (i) sent by facsimile transmission, (ii) sent by the United States Postal Service, registered or certified mail, return receipt requested, or (iii) personally delivered by a nationally recognized express overnight courier service, charges prepaid, to the addresses specified in writing by each party.

     Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of (i) the day delivered to such address or sent by facsimile transmission, (ii) the fifth
(5th) business day following the date deposited with the United States Postal Service, or (iii) twenty-four (24) hours after shipment by such courier service.

     12.6 Construction. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof, except to the extent that the Securities Act or the Exchange Act applies to the Registration Statements and the Proxy Statement.

     12.7  Counterparts.   This  Agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

     12.8 No Implied Waiver; Remedies. No failure or delay on the part of the parties hereto to exercise any right, power or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. All rights, powers and privileges granted herein shall be in addition to other rights and remedies to which the parties may be entitled at law or in equity.

     12.9 Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto, sets forth the entire understandings of the parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written, as to the subject matter hereof, and cannot be amended or changed except in writing, signed by the parties.

     12.10 Headings. The headings of the Sections of this Agreement, where employed, are for the convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

     12.11 Severability. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

     12.12 Public Disclosure. From and after the date hereof through the Closing Date, SBSG shall not issue a press release or any other public announcement with respect to the transactions contemplated hereby without the prior consent of Telesource, which consent shall not be unreasonably withheld or delayed. It is understood by Telesource that SBSG is required under the Exchange Act to make prompt disclosure of any material transaction.

     THE  PARTIES  TO THIS  AGREEMENT  HAVE  READ THIS  AGREEMENT,  HAVE HAD THE
OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL OF THEIR OWN CHOICE, AND UNDERSTAND EACH OF THE PROVISIONS OF THIS AGREEMENT.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


TELESOURCE:                             Telesource International, Incorporated


                                        By:  /s/ Nidal Z. Zayed
                                             -----------------------------------
                                             Nidal Z. Zayed
                                             Executive Vice President

Attest: /s/ Bud Curley
        ---------------


SIXTH BUSINESS:                         Sixth Business Service Group,
                                             Incorporated


                                        By:  /s/ Mike Williams
                                             -----------------------------------
                                             Mike Williams
                                             President , Treasurer and Director

                                                                      APPENDIX B

DISSENTERS' RIGHTS UNDER DELAWARE LAW

ss.262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a  proposed  merger or  consolidation  for  which  appraisal  rights  are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each
stockholder  of  each  constituent   corporation  who  has  complied  with  this
subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each consitutent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constitutent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
(i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation1 or
(ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the address2es therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in

Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                        PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Articles and bylaws. The Company's Articles of Incorporation and the Company's bylaws provide that the Company shall, to the fullest extent permitted by law, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.

       Delaware statutes provide as follows:

       145. Indemnification of officers, directors, employees and agents; insurance.

       (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

       (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

       (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

       (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

       (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

       (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

       (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

       (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

       (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

       (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

       (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

       The exhibits and financial statement schedules listed on the accompanying
Exhibit Index are filed as part of this Registration Statement and such Exhibit Index is hereby incorporated by reference.

ITEM 22. UNDERTAKINGS

The undersigned hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall e deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       The undersigned Registrant hereby further undertakes:

       (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request;

       (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

       (3) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

       (4) That every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lombard, State of Illinois, on August 10, 2001.


                       SIXTH BUSINESS SERVICES GROUP, INC.

                       By: /s/  Joseph E. Wharram
                       ------------------------------------
                               President and Treasurer

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                    TITLE                                 DATE
---------------------------  ----------------------------------   --------------
/s/ Joseph E. Wharram        Director, President and Treasurer   August 10, 2001




                                  EXHIBIT INDEX
EXHIBIT
NUMBER                          EXHIBIT DESCRIPTION
-------------              --------------------------------
       2.01      Amended and Restated Agreement and Plan of Merger and Plan of Reorganization among Sixth
                 Business Service Group and Telesource International, Inc. Appendix A
       3.01      Certificate of Incorporation of Sixth Business**
       3.02      By-laws of Sixth Business**
       5.01      Opinion of Hamilton, Leher & Dargan, P.A. regarding the validity of the securities being registered**
       5.02      Tax Opinion of Freeborn & Peters regarding Federal Income Tax consequences of the merger of
                 Telesource International, Inc. and Sixth Business**
       10.01     Agreement for Design, Supply of Plant and Equipment, Private Construction, Maintenance and
                 Operation, and Transfer of Ownership dated June 10, 1997**
       10.02     Agreement for Design, Supply of Plant and Equipment, Private Construction, Maintenance and
                 Operation, and Transfer of Ownership, Change Order Number 1, dated November 30, 1998**
       10.03     Agreement for Design, Supply of Plant and Equipment, Private Construction, Maintenance and
                 Operation, and Transfer of Ownership, Change Order Number 2, dated November 30, 1998**
       10.04     Agreement and Contract for Construction of Koblerville Expansion Project between the Northern
                 Mariana Islands and Telesource International dated July 28, 1998**
       10.05     Agreement between Sayed Hamid Behbehani & Sons, Co. W.L.L. and Telesource International CNMI,
                 Inc., Radio Relay Station Subcontract dated January 6, 1997 and Addendum dated August 27, 1998**
       10.06     Memorandum of Understanding between Sayed Hamid Behbehani & Sons, Co. W.L.L. and Telesource
                 International, Inc. regarding right of first refusal for certain areas**
       10.07     Memorandum of Understanding between Sayed Hamid Behbehani & Sons, Co. W.L.L. and Telesource
                 International, Inc. regarding commission fees**
       10.08     Agreement to Supply Series of Doors and Associated Equipment for the United States Department of
                 State for the Construction of Diplomatic Housing in Kuwait between P.W.S. International, Inc., the supplier, and Telesource International, Inc., the contractor, dated August 31, 1999**
       10.09     Agreement to Supply Electrical Items for Power Plant Subcontract between Wheeler Power Systems, the subcontractor, and Commsource International, Inc., the contractor, dated June 10, 1998**
       10.10     Note Agreement between the Commercial Bank of Kuwait, New York Branch, and Telesource
                 International CNMI, Inc. dated August 20, 1998**
       10.11     Term Loan Agreement between the Kuwait Real Estate Bank and Telesource International CNMI, Inc.
                 dated May 2, 1999**
       10.12     Line of Credit Agreement between the Bank of Hawaii and Telesource International CNMI, Inc.**
       10.13     Credit Agreement between Hongkong and Shanghai Bank Corporation, Limited and Telesource CNMI, Inc.
                 dated January 21, 2000**
       10.14     Lease of Tinian Land between the Commonwealth Utilities Corporation and Telesource International
                 CNMI, Inc.**
       10.15     Employment Contract between K.J. Semikian and Telesource International, Inc.**
       10.16     Employment Contract between Nidal Z. Zayed and Telesource International, Inc.**
       10.17     Adoption Agreement for Aetna Life Insurance and Annuity Company Standardized 401(k) Profit Sharing
                 Plan and Trust between Aetna Life Insurance and Annuity Company and Commsource International, Inc.
                 dated November 13, 1998**
       10.18     Agreement for Design, Supply of Plant and Equipment, Private Construction, Maintenance and
                 Operation, and Transfer of Ownership, Change Order Number 3 dated May 11, 2001**
       10.19     Telesource International, Inc. 2000 Incentive Stock Option Plant**
       10.20     Telesource International, Inc. 2000 Non-Qualified Stock Option Plan**
       10.21     Telesource International, Inc. 2000 Non-Employee Director Stock Option Plan**
       16.01     Letter on change of auditors from Pender Newkirk & Company (filed herewith)
       23.01     Consent of independent accountants to Telesource International, Inc. with respect to the use of its April 12, 2001 report (filed herewith)
       23.02     Consent of Hamilton, Leher & Dargan, P.A.(see Exhibit 5.01 for consent)**
       23.03     Consent of independent accountants to Sixth Business Service Group with respect to the use of its
                 April 16, 2001 Report**
       99.1      Form of Written Consent**


*    To be filed by Amendment

**   Previously filed
